Exhibit 99.1

First Advantage Corporation

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For the Two Years Ended December 31, 2008 and 2007

Overview

First Advantage Corporation (NASDAQ: FADV) (“First Advantage” or the “Company”) provides global risk mitigation, screening services and credit reporting to enterprise and consumer customers. The Company operates in five primary business segments; Credit Services, Data Services, Employer Services, Multifamily Services, and Investigative and Litigation Support Services. First Advantage is headquartered in Poway, California, and has more than 4,000 employees in offices throughout North America and abroad.

The current economic downturn has caused decreased service revenue in the Credit Services segment related to the mortgage industry and the Data Services segment related to lead generation and specialty finance businesses. These decreases were offset by international expansion in our Employer Services and Investigative and Litigation Support Services segments. Management expects continued weakness in the real estate and mortgage markets to continue impacting the Company’s Credit Services segment and the lead generation, transportation and specialty credit businesses in the Data Services segment. In addition, the effect of the issues in the real estate and related credit markets together with the other macroeconomic matters has resulted in higher unemployment rates negatively impacting the volumes in the Employer Services segment and the Credit Services segments. Given this outlook, management is focusing on expense reductions, operating efficiencies, and increasing market share throughout the Company.

Recent market conditions and economic events have had an overall negative impact on the Company’s operations and related financial results. As a result of acquisitions, the Company has goodwill of approximately $731.4 million at December 31, 2008. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and other Intangible Assets” and consistent with prior years, the Company’s policy is to perform an annual impairment test for each reporting unit in the fourth quarter or sooner if circumstances indicate a possible impairment. The valuation of goodwill requires assumptions and estimates of many critical factors including revenue growth, cash flows, market multiples and discount rates. Forecasts of future operations are based, in part, on operating results and management’s expectations as to future market conditions. Many of the factors used in assessing fair value are outside the control of management including future economic and market conditions. If the fair value of a reporting unit exceeds its carrying value, then its goodwill is not considered impaired. In the event that the carrying value of a reporting unit exceeds its fair value, then further testing must be performed to determine if the carrying value of goodwill exceeds the fair value of goodwill. The Company’s annual evaluation in 2008 resulted in an impairment loss of $19.7 million ($19.5 million net of tax) in the Data Services segment based primarily upon diminished earnings and cash flow expectations for the lead generation reporting unit and lower residual valuation multiples existing in the present market conditions. The lead generation reporting unit is 70% owned by First Advantage and 30% owned by First American; therefore, the Company recorded a reduction of minority interest expense of $5.7 million related to the impairment loss. Due to significant volatility in the current markets, the Company’s operations may be negatively impacted in the future to the extent that exposure to impairment losses may be increased.

The Credit Services segment provides specialized credit reporting services, strategic marketing solutions, anti-fraud/identity verification tools, automotive lead generation services, and broker certification services for auto and mortgage and home equity lenders. Specialized credit reporting services includes delivering consolidated consumer credit reports to the mortgage and home equity industries, and automotive, recreational vehicle, marine and manufactured housing marketplace. These reports are derived from credit reports obtained from one or more of the three United States primary credit bureaus, and may be merged or specially formatted for ease of use by lenders, dealers and other financial institutions. Designed to drive consumers into an auto dealership to buy a vehicle, the segment’s automotive lead generation services provide advertising and other marketing, telemarketing, fulfillment and customer management solutions.

The Data Services segment includes business lines that provide transportation credit reporting, motor vehicle record reporting, criminal records reselling, specialty finance credit reporting, and lead generation. Products and services offered by the Data Services segment include driver history reports, vehicle registration, and credit reports on cargo shippers and brokers.

The Employer Services segment includes employment background screening, hiring management systems, occupational health services, and tax incentive services. The Employer Services segment serves approximately 20,000 customers, including approximately a quarter of the Fortune 1000 companies. Products and services relating to employment background screening include criminal records searches, employment verification, education verification, social security number verification and credit reporting. Hiring management systems provide recruiting strategies, applicant tracking, and talent management software. Occupational health services include drug-free workplace programs, physical examinations and employee assistance programs. Tax incentive services include services related to the administration of employment-based and location-based tax credit and incentive programs and fleet asset management programs. The professional employer organization provides companies with comprehensive outsourced management of payroll and human resource management.

The Multifamily Services segment includes resident screening services. Resident screening services include criminal and eviction records searches, credit reporting, employment verification, lease performance and payment histories. Other products and services offered by this segment include renters’ insurance, property performance analytics and property management software. The Multifamily Services segment serves approximately 13,000 customers. The Company believes it has the largest proprietary database of landlord-tenant records that include eviction court records, rental histories, prior inquiries and other valuable information reported directly by landlords.

The Investigative and Litigation Support Services segment offers computer forensics, electronic discovery, due diligence reports and other high level investigations. These services are provided to enterprise customers nationwide, including law firms, financial institutions, multi-national corporations and government agencies.

As part of the Company’s streamlining initiative, in the second quarter of 2008, First Advantage sold First Advantage Investigative Services (“FAIS”), which was included in our Investigative and Litigation Support Services segment, and Credit Management Solutions, Inc. (“CMSI”), which was included in our Credit Services segment. These businesses are presented in discontinued operations at March 31, 2008. The results of these businesses’ operations in the prior periods have been reclassified to conform to the 2008 classification.

In October 2007, the Company completed the sale of US Search.com (“US Search”). US Search was included in the Company’s Data Services segment. With the growth of First Advantage, a consumer-driven people locator service no longer fits into the Company’s core business strategy.

First Advantage intends to continue its efforts to consolidate the operations brought together in mergers and acquisitions. First Advantage also intends to continue pursuing acquisitions of businesses that will enable the Company to enter new markets as well as increase existing market share. First Advantage also expects to pursue acquisition opportunities which will enable the Company to enter into related product fields.

First Advantage generates revenue in the form of fees from reports created from searches performed, credit reports delivered to its customers, project and consulting fees, membership fees collected on its credit monitoring membership products, sale of software licenses, maintenance, custom programming, and related services provided. First Advantage generally enters into agreements with customers that provide for a fixed fee per report or for services provided. For purposes of analyzing operating results, operating margin and operating costs are compared to service revenues, excluding reimbursed government fee revenue. Elimination of inter-segment revenue is included in the Corporate segment.

Cost of sales includes fees paid to vendors or agencies for data procurement, specimen collection, laboratory testing, and investigators’ compensation, benefits and travel expenses.

First Advantage’s operating expenses consist primarily of compensation and benefits costs for employees, commissions, occupancy and related costs, other selling, general and administrative expenses associated with operating its business, depreciation of property and equipment and amortization of intangible assets.

Operating Results

The following is a summary of the operating results by the Company’s business segments for the three years ended December 31, 2008.

(in thousands)	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
2008
Service revenue	$254,278	$109,788	$211,101	$73,337	$81,723	$(2,951)	$727,276
Reimbursed government fee revenue	—	46,198	10,365	—	—	(3,876)	52,687

Total revenue	254,278	155,986	221,466	73,337	81,723	(6,827)	779,963
Cost of service revenue	115,668	51,537	57,340	6,680	1,868	(3,113)	229,980
Government fees paid	—	46,198	10,365	—	—	(3,876)	52,687

Total cost of service	115,668	97,735	67,705	6,680	1,868	(6,989)	282,667
Gross margin	138,610	58,251	153,761	66,657	79,855	162	497,296
Salaries and benefits	57,589	20,332	74,772	25,567	32,258	31,434	241,952
Facilities and telecommunications	9,210	2,586	9,868	3,478	2,888	4,445	32,475
Other operating expenses	22,754	7,019	39,072	10,719	10,478	(3,336)	86,706
Depreciation and amortization	6,237	10,131	13,045	5,747	3,180	4,253	42,593
Impairment loss	1,721	19,733	296	—	—	—	21,750

Income (loss) from operations	$41,099	$(1,550)	$16,708	$21,146	$31,051	$(36,634)	$71,820

Operating margin percentage	16.2%	-1.4%	7.9%	28.8%	38.0%	N/A	9.9%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
2007
Service revenue	$292,286	$87,904	$233,824	$72,276	$86,720	$(2,845)	$770,165
Reimbursed government fee revenue	—	45,312	12,778	—	—	(3,984)	54,106

Total revenue	292,286	133,216	246,602	72,276	86,720	(6,829)	824,271
Cost of service revenue	125,478	22,665	65,027	6,805	2,168	(2,864)	219,279
Government fees paid	—	45,312	12,778	—	—	(3,984)	54,106

Total cost of service	125,478	67,977	77,805	6,805	2,168	(6,848)	273,385
Gross margin	166,808	65,239	168,797	65,471	84,552	19	550,886
Salaries and benefits	61,103	18,885	85,917	26,705	33,574	37,704	263,888
Facilities and telecommunications	8,659	2,696	9,947	3,769	2,379	4,260	31,710
Other operating expenses	32,864	7,753	33,182	11,496	8,577	363	94,235
Depreciation and amortization	8,155	9,985	10,421	4,880	2,954	3,325	39,720
Impairment loss	—	—	204	—	—	—	204

Income (loss) from operations	$56,027	$25,920	$29,126	$18,621	$37,068	$(45,633)	$121,129

Operating margin percentage	19.2%	29.5%	12.5%	25.8%	42.7%	N/A	15.7%

	Credit Reporting Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
2006
Service revenue	$318,860	$100,651	$195,737	$68,811	$45,007	$(3,757)	$725,309
Reimbursed government fee revenue	—	44,420	10,843	—	—	(3,097)	52,166

Total revenue	318,860	145,071	206,580	68,811	45,007	(6,854)	777,475
Cost of service revenue	134,750	29,355	59,094	6,661	2,255	(3,489)	228,626
Government fees paid	—	44,420	10,843	—	—	(3,097)	52,166

Total cost of service	134,750	73,775	69,937	6,661	2,255	(6,586)	280,792
Gross margin	184,110	71,296	136,643	62,150	42,752	(268)	496,683
Salaries and benefits	61,265	18,125	71,028	26,221	20,215	28,283	225,137
Facilities and telecommunications	8,548	2,261	8,297	3,706	1,680	4,332	28,824
Other operating expenses	29,229	6,827	28,979	12,573	5,994	2,909	86,511
Depreciation and amortization	8,568	9,754	8,507	4,522	2,607	1,626	35,584
Impairment loss	—	—	—	—	—	—	—

Income (loss) from operations	$76,500	$34,329	$19,832	$15,128	$12,256	$(37,418)	$120,627

Operating margin percentage	24.0%	34.1%	10.1%	22.0%	27.2%	N/A	16.6%

Credit Services Segment

2008 Compared to 2007

Service revenue was $254.3 million for the year ended December 31, 2008, a decrease of $38.0 million compared to service revenue of $292.3 million in 2007. A decrease in transactions related to the decline in the mortgage and auto industries and challenging credit markets resulted in an overall decrease in service revenue. Service revenue from existing businesses decreased by $51.6 million, while the acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased service revenue by $13.6 million.

Gross margin was $138.6 million in 2008, a decrease of $28.2 million compared to gross margin of $166.8 million in 2007. Gross margin from existing businesses decreased by $35.1 million, while the acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased gross margin by $6.9 million. The gross margin percentage was 54.5% for year ended December 31, 2008 as compared to 57.1% for 2007. The decrease is due to an increase in credit data costs and the current year’s product mix.

Salaries and benefits decreased by $3.5 million. Salaries and benefits were 22.6% of service revenue in 2008 compared to 20.9% in 2007. The expense decrease is due to the segment reducing employees in line with the decrease in service revenue. This is offset by an acquisition during the fourth quarter of 2007 which increased salaries and benefits expense by $2.4 million, severance expense of $1.8 million that was recorded in 2008, and salaries and benefit expense for technology personnel, previously outsourced, to gain cost efficiencies.

Facilities and telecommunication expenses increased by $0.6 million. Facilities and telecommunication expenses were 3.6% of service revenue in 2008 compared to 3.0% in 2007. The expense increase was primarily due to accelerated lease expense related to office consolidations, offset by a decrease in telecommunication expenses.

Other operating expenses decreased by $10.1 million. Other operating expenses were 8.9% of service revenue in 2008 compared to 11.2% for 2007. The decrease in other operating expense was primarily due to a reduction of temporary labor costs, international operations, technology related shared services fees, and bad debt expense. This is offset by the acquisition of a mortgage credit reporting business during the fourth quarter of 2007 which increased other operating expenses by $1.7 million during 2008.

Depreciation and amortization decreased by $1.9 million. Depreciation and amortization was 2.5% of service revenue in 2008 compared to 2.8% in 2007. The decrease is primarily due to certain software projects and intangibles becoming fully depreciated, offset by additional expense for accelerated depreciation on assets related to office consolidations.

Impairment loss was $1.7 million for the year ended December 31, 2008, due to the $1.3 million write-off of identifiable intangible assets.

Income from operations was $41.1 million in 2008 compared to $56.0 million in 2007. Income from operations from existing businesses decreased by $16.8 million, offset by the acquisition of a mortgage credit reporting business during the fourth quarter of 2007 which increased income from operations by $1.9 million. The operating margin percentage decreased from 19.2% to 16.2% primarily due to the overall decrease in service revenue, increased expenses related to office consolidations and the write-off of identifiable intangible assets.

2007 Compared to 2006

Total service revenue was $292.3 million in 2007, a decrease of $26.6 million compared to service revenue of $318.9 million in 2006. A decrease in transactions related to the decline in the mortgage and auto industries resulted in an overall decrease in service revenue despite an increase of in revenue from new products and services.

Gross margin was $166.8 million in 2007, a decrease of $17.3 million compared to gross margin of $184.1 million in 2006. The impact of the decrease in transactions and an increase in credit data costs resulted in an overall decrease in gross margin. Gross margin percentage was 57.1% of revenue in 2007 as compared to 57.7% in 2006.

Salaries and benefits decreased by $0.2 million. Salaries and benefits were 20.9% of service revenue in 2007 compared to 19.2% during the same period in 2006. Salaries and benefits expense decreased due to an increase in capitalized personnel costs related to software development initiatives, operational efficiencies and a decrease in incentive based compensation, partially offset by an increase in benefit costs and severance related expense.

Facilities and telecommunication expense was flat in 2007 compared to 2006. Facilities and telecommunication expense were 3.0% of service revenue in 2007 compared to 2.7% in 2006.

Other operating expenses increased by $3.6 million. Other operating expenses were 11.2% of service revenue in 2007 compared to 9.2% in 2006. The change in 2007 is primarily due to an increase in bad debt expense and costs related to international operations. This is partially offset by a decrease in temporary labor cost related to a decrease in operations offset by an increase for IT projects and system migrations, and an increase in the amounts allocated for IT costs, shared services, and product development initiatives.

Depreciation and amortization decreased by $0.4 million. Depreciation and amortization was 2.8% of service revenue in 2007 compared to 2.7% in 2006.

Income from operations was $56.0 million in 2007 compared to $76.5 million in 2006. The operating margin percentage decreased from 24.0% to 19.2% primarily due to the impact of the decrease in service revenue caused by the decline in the mortgage and auto industries, costs of international operations and bad debt expense.

Data Services Segment

2008 Compared to 2007

Service revenue was $109.8 million in 2008, an increase of $21.9 million compared to service revenue of $87.9 million in 2007. The increase in service revenue is primarily due to an increase in revenue in our lead generation business, offset by reduced volumes in the specialty credit and transportation businesses as a result of the economic slowdown in the housing market and auto industry.

Salaries and benefits increased by $1.4 million. Salaries and benefits were approximately 18.5% of service revenue in 2008 compared to 21.5% of service revenue in the same period of 2007. The expense increase is primarily due to an increase in salaries and benefits for the lead generation business to support future growth.

Facilities and telecommunication expenses for 2008 were comparable to 2007. Facilities and telecommunication expenses were approximately 2.4% and 3.1% of service revenue for 2008 and 2007, respectively.

Other operating expenses decreased by $0.7 million. Other operating expenses were 6.4% of service revenue in 2008 and 8.8% in 2007. The decrease is primarily due to the decrease of leased equipment and bad debt expense.

Depreciation and amortization expense for 2008 was comparable to 2007. Depreciation and amortization was 9.2% of service revenue in 2008 compared to 11.4% in the same period in 2007.

Impairment loss was $19.7 million and was 18.0% of service revenue in 2008. The loss was due to the impairment loss for goodwill recorded for the lead generation reporting unit in 2008.

Loss from operations was $1.6 million in 2008, a decrease of $27.5 million compared to $25.9 million in 2007. The operating margin percentage decreased from 29.5% to (1.4)% in 2008 to 2007. The decrease is primarily the $19.7 million impairment loss primarily for goodwill recorded for the lead generation reporting unit in 2008. Excluding the impairment loss, the operating income was $18.2 million or 16.6%.

2007 Compared to 2006

Total service revenue was $87.9 million in 2007, a decrease of $12.8 million compared to 2006 service revenue of $100.7 million. The decrease is primarily due to the decline in the lead generation business as a result of the weakness in the credit markets in the second half of 2007.

Salaries and benefits increased $0.8 million. Salaries and benefits were 21.5% of service revenue in 2007 compared to 18.0% in 2006. The expense increase is primarily due to an increase in salaries and benefits for the lead generation business to support future growth

Facilities and telecommunications increased $0.4 million. The current year expense as a percentage of service revenue was 3.1%, compared to 2.2% in 2006. The increase is primarily due to the increase in rent and telecommunications costs as a result of relocating offices.

Other operating expenses increased $0.9 million. As a percentage of service revenue, other operating expenses were 8.8% and 6.8% for years ended 2007 and 2006, respectively. The increase is due to increased allocations of accounting and finance expenses, and increased bad debt expense.

Depreciation and amortization increased $0.2 million. Depreciation and amortization was 11.4% of service revenue in 2007 compared to 9.7% in 2006. The expense increase is due to asset additions.

Operating income decreased $8.4 million. The operating margin was 29.5% for 2007 compared to 34.1% for 2006. The decrease is primarily due to a decline in revenue and increased operating expenses at the lead generation business.

Employer Services

2008 Compared to 2007

Service revenue was $211.1 million in 2008, a decrease of $22.7 million compared to service revenue of $233.8 million in 2007. The decrease was a result of a reduction in revenue of $28.4 million from existing businesses offset by the addition of $5.7 million of revenue from acquisitions. The decrease in service revenue from existing businesses is directly related to the slowdown in hiring in the United States and abroad. This is offset by the 2007 and 2008 acquisitions.

Salaries and benefits decreased by $11.1 million. Salaries and benefits were 35.4% of service revenue in 2008 compared to 36.7% in 2007. The decrease is a direct effect of office closings in 2007 and 2008 and the shift of personnel to shared services, offset by $0.6 million in severance costs for office consolidations and an increase related to the 2007 and 2008 acquisitions.

Facilities and telecommunication expenses was flat comparing 2008 to 2007. Facilities and telecommunication expenses were 4.7% of service revenue in 2008 and 4.3% in 2007.

Other operating expenses increased by $5.9 million. Other operating expenses were 18.5% of service revenue in 2008 and 14.2% for 2007. The increase in other operating expenses is primarily due to the increase in allocation for shared services, increase in bad debt, and foreign currency losses.

Depreciation and amortization increased by $2.6 million primarily due to the addition of intangible assets related to the acquisitions and the rollout of new software projects.

Impairment loss was flat in 2008 compared to 2007. The impairment loss was related to asset write downs for the office consolidations.

Income from operations was $16.7 million for 2008, a decrease of $12.4 million compared to income from operations of $29.1 million in 2007. The operating margin percentage decreased from 12.5% to 7.9%. The decrease in the operating margin is primarily due to a change in the revenue mix of the businesses in 2008 compared to 2007, and overall reduced revenue levels.

2007 Compared to 2006

Service revenue was $233.8 million, an increase of $38.1 million compared to prior year. The increase is primarily related to the nine 2006 acquisitions in the segment. Specifically, the acquired hiring management solutions division added $4.9 million and the background screening division acquisitions added $13.8 million in service revenue to the segment. In addition, the segment showed increased volumes from the passing of the Work Opportunity Tax Credit (“WOTC”) program in late 2006. These increases were offset by a decrease in revenue at the occupational health division of $2.6 million.

Salaries and benefits increased $14.9 million. Salaries and benefits were 36.7% of service revenue in 2007 compared to 36.3% in 2006. The expense increase is primarily due to acquisitions, international expansion, and severance expense of approximately $0.9 million recorded for office closures.

Facilities and telecommunication expense increased $1.7 million. The current year expense as a percentage of service revenue was 4.3%, which is comparable to 2006. The segment recorded approximately $0.3 million in future lease expense related to office consolidations. The remaining increase in expense is primarily due to the acquisitions and international expansion, partially offset by office consolidations.

Other operating expenses increased $4.2 million. As a percentage of service revenue, other operating expenses were 14.2% and 14.8% for years ended 2007 and 2006, respectively. The increase in operating expenses is primarily due to the acquisitions, international expansion, and approximately $0.5 million in expenses related to office closures.

Depreciation and amortization increased $2.1 million. Depreciation and amortization expense was 4.5% of service revenue for the year ended 2007 compared to 4.3% for the same period of 2006. The increase is primarily due to the amortization of the acquired intangible assets.

Operating income increased $9.3 million. The operating margin was 12.5% for 2007 compared to 10.1% for 2006. The increase is primarily due to revenue and earnings growth in most product lines offset by a decline in the occupational health business and $1.7 million in expense related to consolidating offices.

Multifamily Services

2008 Compared to 2007

Service revenue was $73.3 million for 2008, an increase of $1.0 million compared to service revenue of $72.3 million in the same period of 2007. The 1.5% growth from existing businesses is driven by the renter’s insurance program, expanded market share, and an increase in products and services.

Salaries and benefits expenses decreased $1.1 million. Salaries and benefits were 34.9% of service revenue for 2008 compared to 36.9% of service revenue in the same period of 2007. The decrease is related to a decrease in employees offset by $0.4 million in severance costs.

Facilities and telecommunication expenses decreased $0.3 million. Facilities and telecommunication expenses were 4.7% and 5.2% of service revenue in 2008 and 2007, respectively.

Other operating expenses decreased $0.8 million. Other operating expenses were 14.6% of service revenue in 2008 compared to 15.9% in 2007. The decrease is due to management’s focus on cost containment.

Depreciation and amortization increased $0.9 million. Depreciation and amortization was 7.8% of service revenue in 2008 compared to 6.8% in the same period of 2007. The increase is related to asset additions and the rollout of new software projects.

Income from operations was $21.1 million for 2008 compared to income from operations of $18.6 million in the same period of 2007. The operating margin percentage increased from 25.8% to 28.8% due to increased revenue from the renter’s insurance program and cost containment.

2007 Compared to 2006

Total service revenue was $72.3 million in 2007, an increase of $3.5 million compared to 2006. The increase is primarily due the segment’s growth from existing businesses of approximately 5%. The increase is related to increases in criminal searches and commissions on renters’ insurance.

Salaries and benefits increased $0.5 million. Salaries and benefits were 36.9% of service revenue in 2007 compared to 38.1% in 2006. The increase is primarily related to customary annual salary increases offset by strategic reductions in employees.

Facilities and telecommunication expense was flat in comparing 2007 to 2006. Facilities and telecommunication expense was 5.2% and 5.4% of service revenue in 2007 and 2006, respectively.

Other operating expenses decreased $1.1 million. As a percentage of service revenue, other operating expenses were 15.9% and 18.3% in 2007 and 2006, respectively. The decrease is related to reduced costs of leased equipment, software and marketing expense.

Depreciation and amortization increased by $0.4 million. Depreciation and amortization was 6.8% and 6.6% of service revenue for the years ended December 31, 2007 and 2006, respectively. The increase is related to an increase in developed software projects.

Operating income increased by $3.5 million. Operating margin is 25.8% in 2007 compared to 22.0% in 2006. The increase in operating income and margin is primarily due to the containment of costs coupled with the revenue growth.

Investigative and Litigation Support Services

2008 Compared to 2007

Service revenue was $81.7 million for 2008, a decrease of $5.0 million compared to service revenue of $86.7 million in 2007.

Salaries and benefits decreased by $1.3 million. Salaries and benefits were 39.5% of service revenue in 2008 compared to 38.7% in 2007. The expense decrease is mainly due a decrease in compensation related to revenue and profitability.

Facilities and telecommunication expenses increased $0.5 million. Facilities and telecommunication expenses were 3.5% of service revenue in 2008 and 2.7% in the same period of 2007. The increase is related to geographic expansion and new business development efforts in this segment.

Other operating expenses increased by $1.9 million. Other operating expenses were 12.8% of service revenue in 2008 and 9.9% for the same period of 2007. The increase is related to geographic expansion and new business development efforts in this segment.

Depreciation and amortization was flat comparing 2008 to 2007. Depreciation and amortization was 3.9% of service revenue in 2008 compared to 3.4% in 2007.

The operating margin percentage was 38.0% and 42.7% for 2008 and 2007, respectively. Income from operations was $31.1 million for 2008 compared to $37.1 million for the same period of 2007. The decrease in margin is primarily due to the revenue decrease on the higher margin electronic discovery business.

2007 Compared to 2006

Total service revenue was $86.7 million in 2007, an increase of $41.7 million compared to 2006 service revenue of $45.0 million. The increase is primarily due to the continued growth in the segment’s electronic discovery business of the Litigation Support Services division.

Salaries and benefits increased by $13.4 million. Salaries and benefits were 38.7% of service revenue in 2007 compared to 44.9% in 2006. The increase in expense is due to increases in incentive compensation and commissions as a result of the revenue growth.

Facilities and telecommunications increased $0.7 million. Facilities and telecommunications were 2.7% of service revenue in 2007 compared 3.7% in the prior year. The increase is primarily due to the growth in the Litigation Support Services division.

Other operating expenses increased by $2.6 million and were 9.9% of service revenue in 2007 compared to 13.3% in 2006. The increase is primarily due to increased international travel and the growth in the Litigation Support Services division.

Depreciation and amortization increased by $0.3 million. The increase is the result of the increase in capital equipment related to growth.

Income from operations was $37.1 million in 2007 compared to $12.3 million in 2006. The increase is primarily due to increased revenues at the higher margin electronic discovery business.

Corporate

2008 Compared to 2007

Corporate expenses represent primarily compensation and benefits for senior management, administrative staff, technology personnel and their related expenses in addition to an administrative fee paid to First American. The Corporate expenses were $36.6 million in 2008 compared to expenses of $45.6 million in 2007. The decrease is primarily related to the $8.0 million of severance costs recorded for the former CEO in 2007.

2007 Compared to 2006

Corporate costs and expenses primarily represent compensation and benefits for senior management, administrative staff, technology personnel and their related expenses in addition to an administrative fee paid to First American. Additional costs were incurred for the increased level of professional fees for data security and increased staffing in the technology, accounting, human resources, and legal departments to support corporate growth. The corporate expenses were $45.6 million in 2007, an increase of $8.2 million compared to 2006. The 2007 expenses were impacted by the $8.0 million of severance costs related to the termination of the former CEO’s employment.

Consolidated Results

2008 Compared to 2007

Consolidated service revenue for the year ended December 31, 2008 was $727.3 million, a decrease of $42.9 million compared to service revenue of $770.2 million in the same period in 2007. Service revenue at existing businesses decreased $62.2 million, offset by an increase of $19.3 million due to acquisitions. The decrease in service revenue is directly related to the downturn in domestic and international hiring, the decline in the mortgage industry, weakness in the credit markets, and overall economic slowdown.

Salaries and benefits decreased $21.9 million. Salaries and benefits were 33.3% of service revenue for 2008 and 34.3% for 2007. The decrease is primarily due to strategic reductions in employees, office consolidations and the departure of our former CEO in 2007. In connection with the former CEO’s Transition Agreement, the Company recorded compensation expense of $8.0 million in 2007, reflecting the value of the cash severance payment of $4.4 million and the value of the previously unvested restricted stock, restricted stock units and stock options. This is offset by the increase related to customary annual salary increases, acquisitions and additional employees added to support international expansion.

Facilities and telecommunication increased by $0.8 million compared to 2007. Facilities and telecommunication expenses were 4.5% of service revenue in 2008 and 4.1% in 2007.

Other operating expenses decreased by $7.5 million compared to the same period in 2007. Other operating expenses were 11.9% and 12.2% of service revenue in 2008 and 2007, respectively. The decrease is due to a decrease in temporary labor, leased equipment, marketing, and office expenses related to the overall initiative to reduce costs. This is offset by an increase in shared services allocations and acquisitions.

Depreciation and amortization increased by $2.9 million. Depreciation and amortization expense was 5.9% and 5.2% of service revenue in 2008 and 2007, respectively. The expense increase is primarily due to fixed asset additions and the roll out of internally developed software.

Impairment loss increased $21.5 million compared to 2007 primarily due to an impairment loss of $19.7 recorded in the Data Services segment. Approximately $0.9 million was recorded related to asset write downs and $1.6 million related to identifiable intangible assets write downs and office consolidations.

The consolidated operating margin was 9.9% for the 2008, compared to 15.7% for 2007. Excluding restructuring costs of $9.7 million and $19.7 million impairment loss for goodwill recorded million in 2008, the consolidated operating margin was 13.9%. The decrease in operating margin as a percentage of service revenue is due to the decrease in service revenue partially offset by an overall decrease in operating expenses.

Income from operations was $71.8 million for 2008 compared to $121.1 million for the same period in 2007. Results of operations for the year ended December 31, 2008 include restructuring costs of $9.7 million and a $19.7 million impairment loss for goodwill. Results of operations for the year ended December 31, 2007 include restructuring costs of $1.7 million and $8.0 in severance costs related to the departure of our former CEO in March 2007. The decrease of $49.3 million is comprised of decreases in operating income of $14.9 million in Credit Services, $27.5 million in Data Services, $12.4 million in Employer Services, and $6.0 million in Investigative and Litigation Support Services, offset by increases in operating income of $2.5 million at Multifamily Services and a decrease of Corporate expenses of $9.0 million.

2007 Compared to 2006

Consolidated service revenue for the year ended December 31, 2007 was $770.2 million, an increase of $44.9 million compared to service revenue of $725.3 million in 2006. Acquisitions accounted for $25.8 million of the increase and revenue from existing businesses increased 2.7% for the year ended December 31, 2007.

Salaries and benefits were 34.3% of service revenue for 2007 and 31.0% for 2006. The increase is related to additional employees added through acquisitions and company expansion. In addition, the 2007 expenses were impacted by the $8.0 million of severance costs related to the termination of the former CEO’s employment and approximately $12.8 million in expense was recorded for share-based compensation in 2007 compared to $10.1 million in 2006.

Facilities and telecommunication expense increased by $2.9 million compared to the same period in 2006. Facilities and telecommunication expense was 4.1% of service revenue for 2007 and 4.0% in the same period of 2006. The increase is primarily related to acquisitions, relocation expenses and international expansion.

Other operating expenses increased by $7.7 million compared to 2006. Other operating expenses were 12.2% of service revenue for year ended December 31, 2007 and 11.9% compared to the same period for 2006. The increase is due to acquisitions, and increased marketing, software, international travel, legal and professional expenses.

Depreciation and amortization increased by $4.3 million due to an overall increase in amortization of intangible assets as a result of acquisitions, rollout of software initiatives and capital asset investment.

Income from operations was $121.1 million for the 2007 compared to $120.6 million for 2006. The increase of $0.5 million is comprised of an increase in operating income of $9.3 million at the Employer Services segment, $24.8 million at the Investigative and Litigation Support Services segment and $3.5 million at the Multifamily Services segment, offset by a decrease in operating income of $20.5 million at the Credit Services segment, $8.4 million at the Data Services segment, and an increase of Corporate expenses of $8.2 million.

The consolidated operating margin was 15.7% for the year ended December 31, 2007, compared to 16.6% for the same period in 2006. The decrease in margin is primarily due to the decline in revenue and margins in the Credit Services and Data Services segments, offset by the increased revenue and margins in the Investigative and Litigation Services segment.

Critical Accounting Estimates

First Advantage believes the following are the more critical accounting estimates that impact its financial statements. In connection with the preparation of our financial statements, management is required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. Management’s assumptions, estimates and judgments are based on historical experience, current trends and other factors that management believes to be relevant at the time the consolidated financial statements are prepared. Although First Advantage believes that its estimates and assumptions are reasonable, future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

The Company’s significant accounting policies are discussed in the Company’s Annual Report on Form 10-K.

Basis of Presentation and Consolidation

First Advantage’s discussion and analysis of financial condition and results of operations is based upon its audited consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles (“GAAP”). The Company’s operating results for the years ended December 31, 2008, 2007 and 2006 include results for the acquired entities from the date of acquisition.

The elimination of intra-segment revenue and cost of service revenue is included in Corporate. These transactions are recorded at cost.

Revenue Recognition

Revenue from the sale of reports and leads is recognized at the time of delivery, as the Company has no significant ongoing obligation after delivery. Revenue from investigative and litigation support services is recognized as services are performed. In accordance with GAAP, the Company includes reimbursed government fees in revenue and in cost of service.

Revenue via the eAdvertising network of the Data Services segment is recognized when transactions are completed as evidenced by qualifying actions by end users of the publishers and /or advertiser on the proprietary eAdvertising network. Revenue as a result of list management services is recognized when transactions are completed as evidenced by qualifying actions of end users. In most instances, the qualifying action that completes the earnings process is the submission of an on-line form that generates a sales lead via the internet.

Membership fees, billed monthly to member’s accounts, are recognized in the month the fee is earned. A portion of the membership revenue received is paid in the form of a commission to clients and is reflected in cost of service revenue. Revenue earned from providing services to third party issuers of membership based consumer products is recognized at the time the service is provided, generally on a monthly basis.

Software maintenance revenues are recognized ratably over the term of the maintenance period. Custom programming and professional consulting service revenue is recognized using the percentage-of-completion method pursuant to Accounting Research Bulletin (ARB) No. 45 “Long-Term Construction-Type Contracts.” To the extent that interim amounts billed to clients exceed revenue earned, deferred income is recorded. Other revenue is recognized upon completion of the contractual obligation, which is typically evidenced by delivery of the product or performance of the service.

Allowance for Uncollectible Receivables

The allowance for all probable uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by management to arrive at an estimate for the amount of accounts receivable that may ultimately be uncollectible. In circumstances where First Advantage is aware of a specific customer’s inability to meet its financial obligations, First Advantage records a specific allowance for bad debts against amounts due to reduce the net recognized receivable to the amount it reasonably believes will be collected. This analysis requires making significant estimates, and changes in facts and circumstances could result in material changes in the allowance for uncollectible receivables.

Capitalized Software Development Costs

First Advantage capitalizes costs associated with developing software for internal use, which costs primarily include salaries of developers. Direct costs incurred in the development of software are capitalized once the preliminary project stage is completed, management has committed to funding the project and completion and use of the software for its intended purpose are probable. First Advantage ceases capitalization of development costs once the software has been substantially completed at the date of conversion and is ready for its intended use. The estimation of useful lives requires a significant amount of judgment related to matters, specifically, future changes in technology. The Company believes there have not been any events or circumstances that warrant revised estimates of useful lives.

Database Development Costs

Database development costs represent expenditures associated with First Advantage’s databases of information for customer usage. The costs are capitalized from the time technological feasibility is established until the information is ready for use. The estimation of useful lives requires a significant amount of judgment related to matters such as future changes in technology, legal issues related to allowable uses of data and other matters. The Company believes there have not been any events or circumstances that warrant revised estimates of useful lives.

Impairment of Intangible and Long-Lived Assets

First Advantage carries intangible and long-lived assets at cost less accumulated amortization (where applicable). Accounting standards require that assets be written down if they become impaired. Intangible and long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset is not recoverable. At such time that an impairment in value of an intangible or long-lived asset is identified, the impairment will be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. Fair value is determined by employing an expected present value technique, which utilizes multiple cash flow scenarios that reflect the range of possible outcomes and an appropriate discount rate. The use of comparative market multiples (the market approach) compares the reporting unit to other comparable companies based on valuation multiples to arrive at a fair value. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company completed a goodwill impairment test, for the years ending December 31, 2008 and 2007, for all reporting units. The Company’s policy is to perform an annual impairment test for each reporting unit in the fourth quarter or sooner if circumstances indicate a possible impairment.

The Company’s annual evaluation in 2008 resulted in an impairment loss of $19.7 million ($19.5 million net of tax) in the Data Services segment based primarily upon diminished earnings and cash flow expectations for the lead generation reporting unit and lower residual valuation multiples existing in the present market conditions. There were no impairment loss in 2007. The lead generation reporting unit is 70% owned by First Advantage and 30% owned by First American; therefore, the Company recorded a reduction of minority interest expense of $5.7 million related to the impairment loss. Due to significant volatility in the current markets, the Company’s operations may be negatively impacted in the future to the extent that exposure to impairment losses may be increased.

These types of analyses contain uncertainties because they require management to make assumptions and to apply judgments to estimate industry economic factors and the profitability of future business strategies. However, if actual results are not consistent with the Company’s estimates and assumptions, we may be exposed to an additional impairment loss that could be material.

Purchase Accounting

First Advantage completed one acquisition in 2008, two acquisitions in 2007 and eleven acquisitions in 2006. The purchase method of accounting requires companies to assign values to assets and liabilities acquired based upon their fair values. In most instances, there is not a readily defined or listed market price for individual assets and liabilities acquired in connection with a business, including intangible assets. The determination of fair value for assets and liabilities in many instances requires a high degree of estimation. The valuation of intangibles assets, in particular, is very subjective. First Advantage generally uses internal cash flow models. The use of different valuation techniques and assumptions can change the amounts and useful lives assigned to the assets and liabilities acquired, including goodwill and other intangible assets and related amortization expense. The Company does not anticipate that revisions to the amounts allocated to acquired assets and liabilities, if any, will be significant to the Company’s financial statements.

Share-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123R (revised 2004), “Share-Based Payment,” which is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost is recognized over the period during which an employee is required to provide services in exchange for the award. The Company adopted SFAS No. 123R using the modified prospective method. Under this method, results of prior periods are not restated. Share-based compensation expense was $9.1 million ($6.0 million after tax or $0.10 per basic and diluted share), $12.8 million ($8.3 million after tax or $0.15 per basic and diluted share) and $10.1 million ($7.4 million after tax or $0.13 per basic and diluted share) for the years ended December 31, 2008, 2007 and 2006, respectively.

Option-pricing models and generally accepted valuation techniques require management to make assumptions and to apply judgment to determine the fair value of our awards. These assumptions and judgments include estimating the future volatility of the Company’s stock price, expected dividend yield, future employee turnover rates and future employee stock options exercise behaviors. Management does not believe there is a reasonable likelihood there will be a material change in the future estimates or assumptions we use to determine share-based compensation expense. However, if actual results are not consistent with our estimates or assumptions, share-based compensation expense reported in our financial statements may not be representative of the actual economic cost of the share-base compensation.

Income Taxes

We estimate our income tax provision in each of the jurisdictions in which we operate, a process that includes estimating exposures related to examinations by taxing authorities. We must also make judgments regarding the ability to realize the deferred tax assets. The carrying value of our net deferred tax assets is based on our belief that it is more likely than not that we will generate sufficient future taxable income in certain jurisdictions to realize these deferred tax assets. A valuation allowance has been established for deferred tax assets that we do not believe meet the “more likely than not” criteria established by SFAS No. 109, “Accounting for Income Taxes.” Our judgments regarding future taxable income may change due to changes in market conditions changes in tax laws or other factors. If our assumptions and consequently our estimates change in the future, the valuation allowances we have established may be increased or decreased, resulting in a respective increase or decrease in income tax expense.

Liquidity and Capital Resources

Overview

The Company’s principal sources of capital include, but are not limited to, existing cash balances, operating cash flows and borrowing under its Secured Credit Facility. The Company’s short-term and long-term liquidity depends primarily upon its level of net income, working capital management (accounts receivable, accounts payable and accrued expenses), capital expenditures and bank borrowings. The Company believes that, based on current forecasts and anticipated market conditions, sufficient operating cash flow will be generated to meet all operating needs, to make planned capital expenditures, scheduled debt payments, and tax obligations for the next twelve months. Any material variance of operating results could require us to seek other funding alternatives including raising additional capital, which may be difficult in the current economic conditions.

In 2008, 2007 and 2006, First Advantage sought to acquire other businesses as part of its growth strategy. The Company will continue to evaluate acquisitions in order to achieve economies of scale, expand market share and enter new markets.

While uncertainties within the Company’s industry exist, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements. Management expects continued weakness in the real estate and mortgage markets to continue impacting the Company’s Credit Services segment and the lead generation, transportation and specialty credit businesses in the Data Services segment. In addition, the effect of the issues in the real estate and related credit markets and other macroeconomic matters has resulted in higher unemployment rates negatively impacting the volumes in the Employer Services and Credit Services segments. Given this outlook, management is focusing on expense reductions, operating efficiencies, and increasing market share throughout the Company.

Statement of Cash Flows

The Company’s primary source of liquidity is cash flow from operations and amounts available under credit lines the Company has established with a bank syndication. As of December 31, 2008, cash and cash equivalents were $52.4 million.

Cash provided by operating activities of continuing operations was $65.5 million; $139.4 million; and $90.3 million for the years ended December 31, 2008, 2007, and 2006, respectively.

Cash provided from operating activities of continuing operations decreased by $73.8 million from 2007 to 2008. The decrease was derived from 2008 income from continuing operations of $39.1 million compared to $126.1 million in 2007. Share-based compensation decreased by $3.7 million, 2007 included the $97.4 million gain on the sale of DealerTrack Holdings, Inc. shares, and minority interest expense decreased $7.2 million, offset by the $21.8 million impairment loss for goodwill and identifiable intangible assets, an increase in depreciation and amortization of $2.9 million and an increase in bad debt expense of $0.4 million, The primary changes in operating assets and liabilities were due to a decrease in income tax liabilities related to the investment gains, accrued compensation and amounts due to affiliates, offset by an increase in accounts receivable collections and an increase accrued liabilities.

Cash provided from operating activities of continuing operations increased by $49.0 million from 2006 to 2007. The increase was derived from 2007 income from continuing operations of $126.1 million compared to $66.3 million in 2006. Depreciation and amortization increased by $4.3 million, bad debt expense increased by $2.9 million and share-based compensation increased by $2.6 million, offset by a $97.4 million gain on the sale of DealerTrack Holdings, Inc. shares. The primary changes in operating assets and liabilities were due to an increase in income tax liabilities related to the investment gains, an increase in accrued compensation and an increase in accounts receivable collections offset by payments to affiliates and payments made for accrued liabilities.

Cash used in investing activities of continuing operations was $94.3 million for the year ended December 31, 2008 and cash provided from investing activities was $55.5 million for same period in 2007. Cash used in investing activities of continuing operations was $61.3 million for the year ended December 31, 2006. In 2008, cash in the amount of $59.4 million was used for acquisitions compared to $33.9 million in 2007 and $34.6 million in 2006. Purchases of property and equipment were $30.9 million in 2008 compared to $35.2 million in 2007 and $26.8 million in 2006. Database development costs were $4.3 million in 2008 compared to $3.6 million in 2007 and $3.6 million in 2006. Proceeds from the 2007 sale of DealerTrack Holdings, Inc. shares were $128.1 million. The proceeds were used to pay down the Company’s debt.

Cash provided by financing activities of continuing operations was $3.1 million in 2008 compared to cash used in financing activities of $167.9 million and $25.6 million for the years ended December 31, 2007 and 2006, respectively. Proceeds from bank financing were $101.1 million, $50.2 million and $71.5 million for the years ended 2008, 2007 and 2006, respectively. First American contributed $2.4 million and $3.9 million in 2008 and 2007, respectively to LeadClick Holdings LLC (70% owned by First Advantage and 30% owned by First American), a consolidated subsidiary of First Advantage, which acquired LeadClick Media, Inc. Repayment of debt was $103.9 million in 2008, $222.0 million in 2007, and $97.0 million in 2006.

Certain acquisitions have success consideration payments or earn-out provisions included in the purchase agreements. At December 31, 2008, the Company estimates that approximately $23.6 million in additional consideration will be paid in the next twelve months in connection with these acquisitions. The payments will be in the form of cash and/or stock. The actual amount of the consideration is dependent upon the future operating results of the respective acquisitions. The Company will record the fair value of the success consideration issued as an additional cost of the respective acquired entities at such time as the contingency is resolved and the additional consideration is distributable. The additional cost will be recorded to goodwill.

Debt and Capital

At December 31, 2008, the Company had available lines of credit of $205.5 million.

On September 29, 2005, the Company executed a revolving credit agreement, with a bank syndication (the “Credit Agreement”). Borrowings available under the Credit Agreement total up to $225 million. The Credit Agreement includes a $10 million sub-facility for the issuance of letters of credit and up to a $5 million swing loan facility. The credit facility maturity date is September 28, 2010. The Credit Agreement is collateralized by the stock and accounts receivable of the Company’s subsidiaries.

The interest rate is based on one of two options consisting of 1) the higher of Federal Funds Rate plus  1/2% and Bank of America’s announced “Prime Rate” or 2) a “LIBOR based rate”. The “LIBOR based rate” is based on LIBOR plus a margin that can range from 1.125% to 1.75% (based on progressive levels of leverage). First Advantage management must elect the LIBOR based option up to three days prior to its utilization.

The agreement contains usual and customary negative covenants for transactions of this type including but not limited to those regarding liens, investments, creation of indebtedness and fundamental changes, as well as financial covenants of consolidated leverage ratio and minimum consolidated fixed charge coverage ratio.

The agreement contains usual and customary provisions regarding acceleration. In the event of a default by the Company under the credit facility, the lenders will have no further obligation to make loans or issue letters of credit and in some cases may, at the option of a majority of the lenders, declare all amounts owed by the Company immediately due and payable and require the Company to provide collateral, and in some cases any amounts owed by the Company under the credit facility will automatically become immediately due and payable. There was $15.0 million outstanding at December 31, 2008.

At December 31, 2008 and 2007, the Company was in compliance with the financial covenants of its loan agreements, except for the Consolidated to Fixed Charge Coverage Ratio for the quarter ended December 31, 2008. The Company was not in default under the credit agreement in that compliance with this covenant was waived by the required members of the loan syndicate for the quarter ended December 31, 2008.

First Advantage filed an amended Registration Statement with the Securities and Exchange Commission for the issuance of up to 5,000,000 shares of our Class A common stock, par value $0.001 per share, from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities. The Registration Statement was declared effective on January 9, 2006. As of December 31, 2008, 1,338,631 shares were issued.

Contractual Obligations and Commercial Commitments

First Advantage leases certain office facilities, automobiles and equipment under operating leases, which, for the most part, are renewable. The majority of these leases also provide that First Advantage will pay insurance and applicable taxes.

The following is a schedule of long-term contractual commitments as of December 31, 2008 over the periods in which they are expected to be paid.

(in thousands)	2009	2010	2011	2012	2013	Thereafter	Total
Minimum contract purchase commitments	$1,922	$861	$262	$16	$16	$72	$3,149
Operating leases	14,164	10,695	8,265	6,608	6,751	14,465	60,948
Debt and capital leases	9,891	22,514	424	—	—	—	32,829
Interest payments related to debt (1)	861	341	4	—	—	—	1,206

Total (2)	$26,838	$34,411	$8,955	$6,624	$6,767	$14,537	$98,132

(1)	Estimated interest payments are calculated assuming current interest rates over minimum maturity periods specified in debt agreements.

(2)	Excludes FIN 48 tax liability of $4.2 million due to uncertainty of payment period.

First Advantage Corporation

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For the Three and Nine Months Ended September 30, 2008 and 2007

Overview

First Advantage Corporation (Nasdaq: FADV) (“First Advantage” or the “Company”) provides global risk mitigation, screening services and credit reporting to enterprise and consumer customers. The Company operates in five primary business segments: Credit Services, Data Services, Employer Services, Multifamily Services, and Investigative & Litigation Support Services. First Advantage is headquartered in Poway, California and has approximately 4,400 employees in offices throughout the United States and abroad. During the nine months ended September 30, 2008, First Advantage acquired one company, which is included in the Employer Services segment.

Operating results for the three and nine months ended September 30, 2008 included total service revenue of $174.7 million and $545.3 million, respectively. This represents a decrease of 10.3% and 6.4% over the same periods in 2007, offset by $4.8 million and $15.5 million increases in service revenue related to acquisitions. Operating income for the three and nine months ended September 30, 2008 was $21.7 million and $72.9 million, respectively. Operating income decreased $12.5 million for the three months ended September 30, 2008 in comparison to the same period in 2007. Results of operations for the three months ended September 30, 2008 include approximately $2.8 million ($1.6 million after taxes or $0.03 per diluted share) of costs related to the consolidation of operations, including approximately $1.3 million ($0.7 million after taxes or $0.01 per diluted share) for impairment charge related to the write-off of identifiable intangible assets in our Credit Services segment. Operating income decreased $17.2 million for the nine months ended September 30, 2008 in comparison to the same period in 2007. In connection with the former CEO’s Transition Agreement, First Advantage recorded compensation expense of $8.0 million in the nine months ended September 30, 2007 (included in salaries and benefits in the accompanying Consolidated Statements of Income and Comprehensive Income), reflecting the value of the cash severance payment of $4.4 million and the value of the previously unvested restricted stock, restricted stock units and stock options. The $8.0 million of compensation expense reduced net income for the nine months ended September 30, 2007 by $4.7 million or 8 cents per diluted share.

As part of the Company’s streamlining initiative, in the second quarter of 2008, First Advantage sold First Advantage Investigative Services (“FAIS”), which was included in our Investigative and Litigation Support Services segment, and Credit Management Solutions, Inc. (“CMSI”), which was included in our Credit Services segment. These businesses are presented in discontinued operations during the nine months ended September 30, 2008. The results of these businesses’ operations in the prior periods have been reclassified to conform to the 2008 classification.

In October 2007, the Company completed the sale of US Search.com (“US Search”). US Search was included in the Company’s Data Services segment. With the growth of First Advantage, a consumer-driven people locator service no longer fit into the Company’s core business strategy. The results of this business’ operations in the prior periods are reflected in the Company’s Consolidated Statements of Income and Comprehensive Income as discontinued operations.

Recent market conditions and economic events have had an overall negative impact on the Company’s operations and related financial results. As a result of acquisitions, the Company has goodwill of approximately $753.1 million at September 30, 2008. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and other Intangible Assets” and consistent with prior years, the Company’s policy is to perform an annual impairment test for each reporting unit in the fourth quarter. The valuation of goodwill requires assumptions and estimates of many critical factors including revenue growth, cash flows, market multiples and discount rates. Forecasts of future operations are based, in part, on operating results and management’s expectations as to future market conditions. Many of the factors used in assessing fair value are outside the control of management including future economic and market conditions. If the fair value of a reporting unit exceeds its carrying value, then its goodwill is not considered impaired. In the event that the carrying value of a reporting unit exceeds its fair value, then further testing must be performed to determine if the carrying value of goodwill exceeds the fair value of goodwill. Due to significant volatility in the current markets, the Company’s operations may be negatively impacted in the future to the extent that exposure to impairment charges may be increased.

Management expects continued weakness in the real estate and mortgage markets to continue impacting the Company’s Credit Services segment and the lead generation, transportation and specialty credit businesses in the Data Services segment. In addition, the effect of the issues in the real estate and related credit markets together with the recent escalation in energy costs and other macroeconomic matters has resulted in higher unemployment rates negatively impacting the volumes in the Employer Services segment. Given this outlook, management is focusing on expense reductions, operating efficiencies, and increasing market share throughout the Company.

Critical Accounting Estimates

Critical accounting policies are those policies used in the preparation of the company’s financial statements that require management to make estimates and judgments that affect the reported amounts of certain assets, liabilities, revenues, expenses and related disclosure of contingencies. A summary of these policies can be found in Management’s Discussion and Analysis in the Company’s Annual Report on Form 10-K for year ended December 31, 2007.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (revised 2007) “Business Combinations” (“SFAS 141(R)”). This replaces SFAS No. 141, “Business Combinations”, and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141(R)). In addition, SFAS 141(R)’s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer. SFAS 141(R) amends SFAS 109, “Accounting for Income Taxes,” to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. SFAS 141(R) is effective at the beginning of a company’s first fiscal year after December 15, 2008. The Company will apply the provisions of this statement prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective at the beginning of a company’s first fiscal year after December 15, 2008. The Company has applied the provisions of this statement effective on January 1, 2009 and the adoption did not have a material effect on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with generally accepted accounting principles (“GAAP”). With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We have evaluated the new statement and have determined that it will not have a significant impact on the determination or reporting of our financial results.

The following is a summary of the operating results by the Company’s business segments for the three and nine months ended September 30, 2008 and 2007.

(in thousands, except percentages)	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
Three Months Ended September 30, 2008
Service revenue	$60,837	$21,922	$54,199	$19,702	$18,600	$(596)	$174,664
Reimbursed government fee revenue	—	11,743	2,828	—	—	(938)	13,633

Total revenue	60,837	33,665	57,027	19,702	18,600	(1,534)	188,297
Cost of service revenue	28,985	8,628	14,234	1,915	503	(745)	53,520
Government fees paid	—	11,743	2,828	—	—	(938)	13,633

Total cost of service	28,985	20,371	17,062	1,915	503	(1,683)	67,153
Gross margin	31,852	13,294	39,965	17,787	18,097	149	121,144
Salaries and benefits	14,294	4,755	18,511	6,320	7,622	7,611	59,113
Facilities and telecommunications	2,203	643	2,280	836	722	1,105	7,789
Other operating expenses	4,844	1,646	9,275	2,533	2,569	(968)	19,899
Depreciation and amortization	1,728	2,570	3,255	1,444	837	1,064	10,898
Impairment loss	1,720	—	—	—	—	—	1,720

Income (loss) from operations	$7,063	$3,680	$6,644	$6,654	$6,347	$(8,663)	$21,725

Operating margin percentage	11.6%	16.8%	12.3%	33.8%	34.1%	N/A	12.4%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
Three Months Ended September 30, 2007
Service revenue	$70,569	$20,837	$59,201	$19,699	$24,856	$(496)	$194,666
Reimbursed government fee revenue	—	11,218	3,581	—	—	(880)	13,919

Total revenue	70,569	32,055	62,782	19,699	24,856	(1,376)	208,585
Cost of service revenue	30,821	4,951	16,607	1,906	639	(799)	54,125
Government fees paid	—	11,218	3,581	—	—	(880)	13,919

Total cost of service	30,821	16,169	20,188	1,906	639	(1,679)	68,044
Gross margin	39,748	15,886	42,594	17,793	24,217	303	140,541
Salaries and benefits	14,926	4,664	22,156	6,757	9,001	7,118	64,622
Facilities and telecommunications	2,153	718	2,858	914	659	1,063	8,365
Other operating expenses	7,704	1,816	8,348	2,853	2,173	213	23,107
Depreciation and amortization	2,002	2,535	2,478	1,193	721	1,080	10,009
Impairment loss	—	—	204	—	—	—	204

Income (loss) from operations	$12,963	$6,153	$6,550	$6,076	$11,663	$(9,171)	$34,234

Operating margin percentage	18.4%	29.5%	11.1%	30.8%	46.9%	N/A	17.6%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
Nine Months Ended September 30, 2008
Service revenue	$202,723	$60,422	$163,397	$58,037	$63,281	$(2,519)	$545,341
Reimbursed government fee revenue	—	35,958	7,859	—	—	(3,037)	40,780

Total revenue	202,723	96,380	171,256	58,037	63,281	(5,556)	586,121
Cost of service revenue	92,135	19,458	45,041	5,229	1,524	(2,664)	160,723
Government fees paid	—	35,958	7,859	—	—	(3,037)	40,780

Total cost of service	92,135	55,416	52,900	5,229	1,524	(5,701)	201,503
Gross margin	110,588	40,964	118,356	52,808	61,757	145	384,618
Salaries and benefits	45,004	14,874	59,082	19,958	25,317	24,254	188,489
Facilities and telecommunications	6,544	1,922	7,330	2,666	2,217	3,394	24,073
Other operating expenses	17,469	5,353	28,899	7,947	8,356	(2,382)	65,642
Depreciation and amortization	4,480	7,601	9,629	4,242	2,460	3,108	31,520
Impairment loss	1,720	—	297	—	—	—	2,017

Income (loss) from operations	$35,371	$11,214	$13,119	$17,995	$23,407	$(28,229)	$72,877

Operating margin percentage	17.4%	18.6%	8.0%	31.0%	37.0%	N/A	13.4%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
Nine Months Ended September 30, 2007
Service revenue	$234,186	$68,639	$171,997	$56,980	$52,931	$(2,239)	$582,494
Reimbursed government fee revenue	—	34,503	10,011	—	—	(3,051)	41,463

Total revenue	234,186	103,142	182,008	56,980	52,931	(5,290)	623,957
Cost of service revenue	100,459	17,207	48,913	5,350	1,699	(2,203)	171,425
Government fees paid	—	34,503	10,011	—	—	(3,051)	41,463

Total cost of service	100,459	51,710	58,924	5,350	1,699	(5,254)	212,888
Gross margin	133,727	51,432	123,084	51,630	51,232	(36)	411,069
Salaries and benefits	47,005	14,267	64,584	20,391	21,951	29,810	198,008
Facilities and telecommunications	6,656	2,018	7,613	2,831	1,702	3,063	23,883
Other operating expenses	24,385	5,740	24,606	8,602	5,746	402	69,481
Depreciation and amortization	6,073	7,485	7,617	3,550	2,222	2,424	29,371
Impairment loss	—	—	204	—	—	—	204

Income (loss) from operations	$49,608	$21,922	$18,460	$16,256	$19,611	$(35,735)	$90,122

Operating margin percentage	21.2%	31.9%	10.7%	28.5%	37.1%	N/A	15.5%

Credit Services Segment

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

Service revenue was $60.8 million for the three months ended September 30, 2008, a decrease of $9.7 million compared to service revenue of $70.6 million for the three months ended September 30, 2007. Service revenue from existing businesses decreased by $12.7 million, offset by the acquisition of a mortgage credit reporting business during the fourth quarter of 2007, which increased service revenue by $3.0 million,. The decrease in service revenue is primarily due to the decrease in transactions related to the challenging credit markets and reduced home and auto sales. The decrease is offset by increased service revenue in our consumer credit business due to new product offerings.

Gross margin was $31.9 million for the three months ended September 30, 2008, a decrease of $7.8 million compared to gross margin of $39.7 million in the same period of 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased gross margin by $1.4 million, while gross margin from existing businesses decreased by $9.2 million. The impact of the decrease in transactions, the change in product mix, and an increase in credit data costs resulted in an overall decrease in gross margin. Gross margin was 52.4% for the three months ended September 30, 2008 as compared to 56.3% for the three months ended September 30, 2007.

Salaries and benefits decreased by $0.6 million. Salaries and benefits were 23.5% of service revenue in the third quarter of 2008 compared to 21.2% during the same period in 2007. Salaries and benefits expense decreased due to office consolidations and operational efficiencies. This is offset by an acquisition during the fourth quarter of 2007 which increased salaries and benefits expense by $0.5 million and severance expense of $0.9 million that was recorded for the three months ended September 30, 2008.

Facilities and telecommunication expenses for the third quarter of 2008 were comparable to the same period in 2007. Facilities and telecommunication expenses were 3.6% of service revenue in the third quarter of 2008 compared to 3.1% in the third quarter of 2007.

Other operating expenses decreased by $2.9 million. Other operating expenses were 8.0% of service revenue in the third quarter of 2008 compared to 10.9% for the same period of 2007. The decrease in other operating expense was due to a reduction in temporary labor costs, international operations, and bad debt expense. This is offset by the additional expense related to office consolidations and the acquisition of a mortgage credit reporting business during the fourth quarter of 2007.

Depreciation and amortization decreased by $0.3 million. Depreciation and amortization was 2.8% of service revenue during the third quarter of 2008 and 2007. The decrease is primarily due to certain fixed assets and intangibles becoming fully depreciated offset by additional expense related to office consolidations.

Impairment loss increased $1.7 million compared to 2007. The increase is primarily due to the $1.3 million impairment loss related to the write-off of identifiable intangible assets.

Income from operations was $7.1 million for the three months ended September 2008 compared to $13.0 million in the same period of 2007. Income from operations from existing businesses decreased by $6.3 million, offset by the acquisition of a mortgage credit reporting business during the fourth quarter of 2007, which increased income from operations by $0.4 million. The operating margin percentage decreased from 18.4% to 11.6% primarily due to the overall decrease in service revenue, the $1.7 million increase in impairment expense and the additional expense related to severance and office consolidations.

Data Services Segment

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

Service revenue was $21.9 million for the three months ended September 30, 2008, an increase of $1.1 million compared to service revenue of $20.8 million in the same period of 2007. The increase in service revenue is primarily due to an increase in revenue in our lead generation, offset by reduced volumes in the specialty credit and transportation businesses as a result of the economic slowdown.

Cost of service revenue was $8.6 million for the three months ended September 30, 2008, an increase of $3.6 million compared to cost of service revenue of $5.0 million in the same period of 2007. Cost of service revenue was 39.4% of service revenue during the third quarter of 2008 compared to 23.8% in the same period in 2007. The increase is primarily due to the change in revenue mix.

Salaries and benefits for the third quarter of 2008 were comparable to the same period in 2007. Salaries and benefits were approximately 21.7% of service revenue in the third quarter of 2008 compared to 22.4% of service revenue in the third quarter of 2007.

Facilities and telecommunication expenses for the third quarter of 2008 were comparable to the same period in 2007. Facilities and telecommunication expenses were approximately 2.9% of service revenue in the third quarter of 2008 compared to 3.4% of service revenue in the third quarter of 2007.

Other operating expenses decreased by $0.2 million. Other operating expenses were 7.5% of service revenue in the third quarter of 2008 compared to 8.7% in the third quarter of 2007. The decrease is primarily due to the segment’s focus on cost reductions.

Depreciation and amortization for the third quarter of 2008 were comparable to the same period in 2007. Depreciation and amortization was 11.7% of service revenue during the third quarter of 2008 compared to 12.2% in the same period in 2007.

Income from operations was $3.7 million for the third quarter of 2008, a decrease of $2.5 million compared to $6.2 million in the third quarter of 2007. The operating margin percentage decreased from 29.5% to 16.8% in comparing the third quarter of 2007 to the third quarter of 2008. The decrease is primarily driven by the lead generation business where margins have declined due to change in gross margins in the revenue mix and an increase in expenses to support future growth.

Employer Services Segment

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

Service revenue was $54.2 million for the three months ended September 30, 2008, a decrease of $5.0 million compared to service revenue of $59.2 million in the same period of 2007. The decrease was a result of a decline of $6.8 million of revenue from existing businesses offset by the addition of $1.8 million of revenue from the acquisition in the first quarter of 2008. The decline in service revenue from existing businesses is primarily due to the hiring solutions group, the occupational health division and tax incentive revenue related to the Katrina tax credit program expiring August 2007. The Katrina credit was extended with the passing of the Emergency Economic Stabilization Act of 2008 in October 2008.

Salaries and benefits decreased by $3.6 million. Salaries and benefits were 34.2% of service revenue in the third quarter of 2008 compared to 37.4% in the same period of 2007. The decrease is a related to severance of $0.9 recorded in third quarter 2007, the shift of personnel to shared services, and management’s cost containment efforts, offset by an increase for acquisitions and international expansion.

Facilities and telecommunication decreased $0.6 million. Facilities and telecommunication expenses were 4.2% of service revenue in the third quarter of 2008 and 4.8% in the third quarter of 2007. The decrease is due to $0.3 million of future lease expense for office consolidations recorded in third quarter 2007.

Other operating expenses increased by $0.9 million. Other operating expenses were 17.1% of service revenue in the third quarter of 2008 and 14.1% for the same period of 2007. The increase in other operating expenses is primarily due to an increase of in bad debt expense.

Depreciation and amortization increased by $0.8 million primarily due to the addition of intangible assets related the 2008 acquisition and the rollout of new software projects.

Impairment loss decreased $0.2 million related to 2007 asset write downs and office consolidations.

Income from operations was $6.6 million for the three months ended September 30, 2008 and 2007. The operating margin percentage increased from 11.1% to 12.3%. The increase in the operating margin is primarily due to management’s focus on cost containment on decreased revenue.

Multifamily Services Segment

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

Total service revenue was $19.7 million for the three months ended September 30, 2008 and 2007.

Salaries and benefits cost decreased $0.4 million. Salaries and benefits were 32.1% of service revenue for the third quarter of 2008 compared to 34.3% of service revenue in the same period of 2007. The decrease is related to reduction in employees offset by severance of $0.2 million recorded in the third quarter of 2008.

Facilities and telecommunication expenses are comparable to the same period of 2007. Facilities and telecommunication expenses were 4.2% of service revenue in the third quarter of 2008 and 4.6% in the third quarter of 2007.

Other operating expenses decreased $0.3 million. Other operating expenses were 12.9% of service revenue in the third quarter of 2008 compared to 14.5% in the same period of 2007.

Depreciation and amortization increased $0.3 million. Depreciation and amortization was 7.3% of service revenue in the third quarter of 2008 compared to 6.1% in the same period of 2007. The increase is related to asset additions and the rollout of new software projects.

The operating margin percentage increased from 30.8% to 33.8%. Income from operations was $6.7 million in the third quarter of 2008 compared to income from operations of $6.1 million in the same period of 2007. The increase in operating margin is primarily due to the impact of operational efficiencies and management’s focus on reducing costs.

Investigative and Litigation Services Segment

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

Service revenue was $18.6 million for the three months ended September 30, 2008, a decrease of $6.3 million compared to service revenue of $24.9 million in the same period of 2007. The decrease is primarily due to the decrease in billings in the segment’s electronic discovery business of the Litigation Support Services division.

Salaries and benefits decreased by $1.4 million. Salaries and benefits were 41.0% of service revenue in the third quarter of 2008 compared to 36.2% in the same period of 2007. The expense decrease is mainly due to the decreased compensation related to lower revenue and profitability offset by an increase of employees in the Litigation Support Services division to support the revenue growth.

Facilities and telecommunication expenses were comparable to the third quarter of 2007. Facilities and telecommunication expenses were 3.9% of service revenue in the third quarter of 2008 and 2.7% in the same period of 2007.

Other operating expenses increased by $0.4 million. Other operating expenses were 13.8% of service revenue in the third quarter of 2008 and 8.7% for the same period of 2007. The expense increase is related to geographic expansion and new business development efforts in this segment.

Depreciation and amortization was consistent when compared to the third quarter of 2007. Depreciation and amortization was 4.5% of service revenue in the third quarter of 2008 compared to 2.9% in the same period of 2007.

The operating margin percentage decreased from 46.9% to 34.1%. Income from operations was $6.4 million for the third quarter of 2008 compared to $11.7 million for the same period of 2007. The decrease in margin is primarily due to the revenue decrease on the higher margin electronic discovery business.

Corporate

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

Corporate expenses represent primarily compensation and benefits for senior management, administrative staff, technology personnel and their related expenses in addition to an administrative fee paid to First American. The Corporate expenses were $8.7 million in the third quarter of 2008 compared to expenses of $9.2 million in the same period of 2007. The decrease in expenses is related to management’s focus to reduce costs in the challenging economy.

Consolidated Results

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

Consolidated service revenue for the three months ended September 30, 2008 was $174.7 million, a decrease of $20.0 million compared to service revenue of $194.7 million in the same period in 2007. Service revenue at existing businesses decreased by $24.8 million, offset by an increase in service revenue of $4.8 million related to acquisitions. The decrease in service revenue is primarily due to the declining economy and weakened mortgage industry, and the challenging credit environment, offset by growth in our international operations.

Salaries and benefits decreased $5.5 million. Salaries and benefits were 33.8% of service revenue for the three months ended September 30, 2008 and 33.2% for the same period in 2007. The decrease is related to decreases in employees and office consolidations, offset by $0.5 million increase in severance expense recorded and additional employees added to support international growth.

Facilities and telecommunication decreased by $0.6 million compared to the same period in 2007. Facilities and telecommunication expenses were 4.5% of service revenue in the third quarter of 2008 and 4.3% in the same period of 2007.

Other operating expenses decreased by $3.2 million compared to the same period in 2007. Other operating expenses were 11.4% of service revenue for the three months ended September 30, 2008 and 11.9% in the third quarter of 2007. The decrease is due to operational efficiencies on decreased revenues and management’s focus to reduce costs.

Depreciation and amortization increased by $0.9 million due to accelerated depreciation related to office consolidations, fixed asset additions and the roll out of internally developed software, offset by certain fixed assets and intangibles becoming fully depreciated.

Impairment loss increased $1.5 million due to an impairment charge recorded in the Credit Services segment.

The consolidated operating margin was 12.4% for the three months ended September 30, 2008, compared to 17.6% for the same period in 2007.

Income from operations was $21.7 million for the three months ended September 30, 2008 compared to $34.2 million for the same period in 2007. The decrease of $12.5 million is comprised of decreases in operating income of $5.9 million in Credit Services, $2.5 million in Data Services, and $5.3 million in Investigative and Litigation Support Services, offset by an increase in operating income of $0.6 million in Multifamily Services, $0.1 million in Employer Services, and a decrease of Corporate expenses of $0.5 million. The results for the three months ended September 2008 include an impairment charge of $1.3 million related to the automotive lead generation business’ identifiable intangible assets and approximately $1.5 million in restructuring charges.

Credit Services Segment

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Service revenue was $202.7 million for the nine months ended September 30, 2008, a decrease of $31.5 million compared to service revenue of $234.2 million for the nine months ended September 30, 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased service revenue by $11.0 million, while service revenue from existing businesses decreased by $42.5 million. The decrease in service revenue is primarily due to the decline in revenues at lender services and the automotive lead generation business as a result of the economic slowdown in the housing, auto and credit markets.

Gross margin was $110.6 million for the nine months ended September 30, 2008, a decrease of $23.1 million compared to gross margin of $133.7 million in the same period of 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased gross margin by $5.7 million, while gross margin from existing businesses decreased by $28.8 million. The gross margin percentage was 54.6% for the nine months ended September 30, 2008 as compared to 57.1% for the nine months ended September 30, 2007. The decrease is primarily due to the reduction in overall revenue and an increase in credit data costs and the current year’s product mix.

Salaries and benefits decreased by $2.0 million. Salaries and benefits were 22.2% of service revenue in the third quarter of 2008 compared to 20.1% during the same period in 2007. The decrease is due to the segment reducing employees in line with the decrease in service revenue and office consolidations. This is offset by an acquisition during the fourth quarter of 2007 which increased salaries and benefits expense by $1.9 million, an increase in technology personnel which were previously outsourced and severance expense of $1.2 million that was recorded for the nine months ended September 30, 2008.

Facilities and telecommunication expenses for the nine months ended September 30, 2008 were comparable to the same period in 2007. Facilities and telecommunication expenses were 3.2% of service revenue in the first nine months of 2008 compared to 2.8% in the same period in 2007.

Other operating expenses decreased by $6.9 million. Other operating expenses were 8.6% of service revenue in the nine months ended September 30, 2008 compared to 10.4% for the same period of 2007. The decrease in other operating expense was primarily due to a reduction of temporary labor costs, international operations, and bad debt expense. This is offset by the acquisition of a mortgage credit reporting business during the fourth quarter of 2007 which increased other operating expenses by $1.3 million during the nine months ended September 30, 2008.

Depreciation and amortization decreased by $1.6 million. Depreciation and amortization was 2.2% of service revenue during the nine months ended September 30, 2008 compared to 2.6% in the same period in 2007. The decrease is primarily due to certain fixed assets and intangibles becoming fully expensed offset by additional expense related to office consolidations.

Impairment loss increased $1.7 million compared to 2007. The increase is primarily due to the $1.3 million impairment loss related to the write-off of identifiable intangible assets.

Income from operations was $35.4 million for the nine months ended September 2008 compared to $49.6 million in the same period of 2007. Income from operations from existing businesses decreased by $15.9 million, offset by the acquisition of a mortgage credit reporting business during the fourth quarter of 2007 which increased income from operations by $1.7 million. The operating margin percentage decreased from 21.2% to 17.4% primarily due to the overall decrease in service revenue, additional expenses related to office consolidations and impairment loss.

Data Services Segment

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Service revenue was $60.4 million for the nine months ended September 30, 2008, a decrease of $8.2 million compared to service revenue of $68.6 million in the same period of 2007. The decrease in service revenue is primarily due to the reduced volumes in the lead generation, transportation and specialty credit businesses as a result of the economic slowdown in the housing and credit markets.

Cost of service revenue was $19.5 million for the nine months ended September 30, 2008, an increase of $2.3 million compared to cost of service revenue of $17.2 million in the same period of 2007. Cost of service revenue was 32.2% of service revenue during the nine months ended September 30, 2008 compared to 25.1% in the same period in 2007. The increase is primarily due to reduced volume levels of the relatively higher gross margin products in the lead generation and specialty credit businesses.

Salaries and benefits increased by $0.6 million. Salaries and benefits were approximately 24.6% of service revenue in the nine months ended September 30, 2008 compared to 20.8% of service revenue in the same period of 2007. The increase is primarily due to an increase in salaries and benefits at the lead generation and specialty credit businesses.

Facilities and telecommunication expenses for the nine months ended September 30, 2008 were comparable to the same period in 2007. Facilities and telecommunication expenses were approximately 3.2% and 2.9% of service revenue for the nine months ended September 30, 2008 and 2007, respectively.

Other operating expenses decreased by $0.4 million. Other operating expenses were 8.9% of service revenue in the nine months ended September 30, 2008 and 8.4% in the same period of 2007. The decrease is primarily due to the decrease in bad debt expense.

Depreciation and amortization for the nine months ended September 30, 2008 was comparable to the same period in 2007. Depreciation and amortization was 12.6% of service revenue during the nine months ended September 30, 2008 compared to 10.9% in the same period in 2007.

Income from operations was $11.2 million for the nine months ended September 30, 2008, a decrease of $10.7 million compared to $21.9 million in the nine months ended September 30, 2007. The operating margin percentage decreased from 31.9% to 18.6% in comparing the nine months ended September 30, 2008 to the same period of 2007. The decrease is primarily driven by the lead generation business where revenue has declined, cost of service has increased and expenses to support future growth have increased.

Employer Services Segment

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Service revenue was $163.4 million for the nine months ended September 30, 2008, a decrease of $8.6 million compared to service revenue of $172.0 million in the same period of 2007. The decrease was a result of a reduction in revenue of $13.1 million from existing businesses offset by the addition of $4.5 million of revenue from acquisitions. The decrease in service revenue from existing businesses is directly related to the slowdown in hiring in the United States and abroad. This is offset by the 2007 and 2008 acquisitions and continued international growth.

Salaries and benefits decreased by $5.5 million. Salaries and benefits were 36.2% of service revenue in the nine months ended September 30, 2008 compared to 37.5% in the same period of 2007. The decrease is a direct effect of office closings in 2007 and the shift of personnel to shared services, offset by an increase for international growth.

Facilities and telecommunication expenses decreased by $0.3 million. Facilities and telecommunication expenses were 4.5% of service revenue in the nine months ended September 30, 2008 and 4.4% in the nine months ended September 30, 2007.

Other operating expenses increased by $4.3 million. Other operating expenses were 17.7% of service revenue in the nine months ended September 30, 2008 and 14.3% for the same period of 2007. The increase in other operating expenses is primarily due to the increase in allocation for shared services, increase in bad debt, and foreign currency losses.

Depreciation and amortization increased by $2.0 million primarily due to the addition of intangible assets related to the acquisitions and the rollout of new software projects.

Impairment loss was flat for the nine months ended September 30, 2008 as compared for the same period in 2007.

Income from operations was $13.1 million for the nine months ended September 30, 2008, a decrease of $5.4 million compared to income from operations of $18.5 million in the same period of 2007. The operating margin percentage decreased from 10.7% to 8.0%. The decrease in the operating margin is primarily due to a change in the revenue mix of the businesses in the nine months ended September 30, 2008 compared to the same period in 2007.

Multifamily Services Segment

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Service revenue was $58.0 million for the nine months ended September 30, 2008, an increase of $1.0 million compared to service revenue of $57.0 million in the same period of 2007. The 1.9% growth from existing businesses is driven by expanded market share and an increase in products and services.

Salaries and benefits expenses decreased $0.4 million. Salaries and benefits were 34.4% of service revenue for the nine months ended September 30, 2008 compared to 35.8% of service revenue in the same period of 2007. The decrease is related to a decrease in employees offset by $0.3 million in severance recorded.

Facilities and telecommunication expenses decreased $0.2 million. Facilities and telecommunication expenses were 4.6% and 5.0% of service revenue in the nine months ended September 30, 2008 and 2007, respectively.

Other operating expenses decreased $0.7 million. Other operating expenses were 13.7% of service revenue in the nine months ended September 30, 2008 compared to 15.1% in the same period of 2007. The decrease is due to management’s focus to reduce costs.

Depreciation and amortization increased $0.7 million. Depreciation and amortization was 7.3% of service revenue in the nine months ended September 30, 2008 compared to 6.2% in the same period of 2007. The increase is related to asset additions the rollout of new software projects.

Income from operations was $18.0 million for the nine months ended September 30, 2008 compared to income from operations of $16.3 million in the same period of 2007. The operating margin percentage increased from 28.5% to 31.0% due to increased revenue from the renter’s insurance program and cost containment.

Investigative and Litigation Services Segment

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Service revenue was $63.3 million for the nine months ended September 30, 2008, an increase of $10.4 million compared to service revenue of $52.9 million in the same period of 2007. The increase is primarily due to the growth in the segment’s electronic discovery business of the Litigation Support Services division.

Salaries and benefits increased by $3.4 million. Salaries and benefits were 40.0% of service revenue in the nine months ended September 30, 2008 compared to 41.5% in the same period of 2007. The increase is mainly due to the increase of employees in the Litigation Support Services division to support the revenue growth and compensation related to revenue and profitability.

Facilities and telecommunication expenses increased $0.5 million. Facilities and telecommunication expenses were 3.5% of service revenue in the nine months ended September 30, 2008 and 3.2% in the same period of 2007. The increase is related to geographic expansion and new business development efforts in this segment.

Other operating expenses increased by $2.6 million. Other operating expenses were 13.2% of service revenue in the nine months ended September 30, 2008 and 10.9% for the same period of 2007. The expense increase is related to geographic expansion and new business development efforts in this segment.

Depreciation and amortization increased by $0.2 million. Depreciation and amortization was 3.9% of service revenue in the nine months ended September 30, 2008 compared to 4.2% in the same period of 2007.

The operating margin percentage was 37.0% and 37.1% for the nine months ended September 30, 2008 and 2007, respectively. Income from operations was $23.4 million for the nine months ended September 30, 2008 compared to $19.6 million for the same period of 2007. The increase in margin is primarily due to the revenue increase on the higher margin electronic discovery business.

Corporate

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Corporate expenses represent primarily compensation and benefits for senior management, administrative staff, technology personnel and their related expenses in addition to an administrative fee paid to First American. The Corporate expenses were $28.2 million in the nine months ended 2008 compared to expenses of $35.7 million in the same period of 2007. The decrease is primarily related to the $8.0 million of severance costs recorded for the former CEO in the nine months ended September 30, 2007.

Consolidated Results

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Consolidated service revenue for the nine months ended September 30, 2008 was $545.3 million, a decrease of $37.2 million compared to service revenue of $582.5 million in the same period in 2007. Acquisitions accounted for $15.5 million increase in revenue growth offset by $52.7 million of revenue decline at existing businesses. The decrease in service revenue is directly related to the downturn in domestic hiring, the decline in the mortgage industry, weakness in the credit markets, and overall economic slowdown.

Salaries and benefits decreased $9.5 million. Salaries and benefits were 34.6% of service revenue for the nine months ended September 30, 2008 and 34.0% for the same period in 2007. The decrease is primarily due to strategic reductions in employees, office consolidations and the departure of our former CEO in 2007. In connection with the former CEO’s Transition Agreement, the Company recorded compensation expense of $8.0 million in the nine months ended September 30, 2007, reflecting the value of the cash severance payment of $4.4 million and the value of the previously unvested restricted stock, restricted stock units and stock options. This is offset by the increase related to customary annual salary increases, acquisitions and additional employees added to support international growth.

Facilities and telecommunication increased by $0.2 million compared to the same period in 2007. Facilities and telecommunication expenses were 4.4% of service revenue in the nine months ended September 30, 2008 and 4.1% in the same period of 2007.

Other operating expenses decreased by $3.8 million compared to the same period in 2007. Other operating expenses were 12.0% and 11.9% of service revenue for the nine months ended September 30, 2008 and 2007, respectively. The decrease is due to a decrease in temporary labor, leased equipment, marketing, and office expenses related to the overall initiative to reduce costs. This is offset by an increase in shared services allocations and acquisitions.

Depreciation and amortization increased by $2.1 million due to an increase in amortization of intangible assets as a result of acquisitions, fixed asset additions and the roll out of internally developed software, offset by certain fixed assets and intangibles becoming fully depreciated.

Impairment loss increased $1.8 million due to an impairment charge recorded in the Credit Services segment.

The consolidated operating margin was 13.4% for the nine months ended September 30, 2008, compared to 15.5% for the same period in 2007. Excluding restructuring costs of $4.5 million in 2008, the consolidated operating margin was 14.2%.

Income from operations was $72.9 million for the nine months ended September 30, 2008 compared to $90.1 million for the same period in 2007. Results of operations for the nine months ended September 30, 2008 include restructuring costs of $4.5 million. Results of operations for the nine months ended September 30, 2007 include restructuring costs of $1.7 million and $8.0 in severance costs related to the departure of our former CEO in March 2007. The decrease of $17.2 million is comprised of decreases in operating income of $14.2 million in Credit Services, $10.7 million in Data Services, $5.3 million in Employer Services, offset by increases in operating income of $3.8 million in Investigative and Litigation Support Services and $1.7 million in Multifamily Services and a decrease of Corporate expenses of $7.5 million.

Liquidity and Capital Resources

Overview

The Company’s principal sources of capital include, but are not limited to, existing cash balances, operating cash flows and borrowing under its Secured Credit Facility. The Company’s short-term and long-term liquidity depends primarily upon its level of net income, working capital management (accounts receivable, accounts payable and accrued expenses) and bank borrowings. The Company believes that, based on current forecasts and anticipated market conditions, sufficient operating cash flow will be generated to meet all operating needs, to make planned capital expenditures, scheduled debt payments, and tax obligations for the next twelve months. Any material variance of operating results could require us to seek other funding alternatives including raising additional capital.

While uncertainties within the Company’s industry exist, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements.

Statements of Cash Flows

The Company’s primary source of liquidity is cash flow from operations and amounts available under credit lines the Company has established with a bank. As of September 30, 2008, cash and cash equivalents were $45.5 million.

Net cash provided by operating activities of continuing operations was $33.0 million for the nine months ended September 30, 2008 compared to cash provided by operating activities from continuing operations of $88.5 million for the same period in 2007.

Cash provided by operating activities of continuing operations decreased by $55.5 million from the nine months ended September 30, 2007 to the same period of 2008 while income from continuing operations was $42.5 million in the nine months ended September 30, 2008 and $48.1 million for the same period in 2007. The decrease in cash provided by operating activities was primarily due to income tax payments of $75.7 million, the majority of which were made in the first quarter of 2008 and payments made for annual incentive compensation. The tax payments were primarily related to the gain on sale of investment securities recognized in the fourth quarter of 2007.

Cash used in investing activities of continuing operations was $86.4 million and $58.1 million for the nine months ended September 30, 2008 and 2007, respectively. In the nine months ended September 30, 2008, cash in the amount of $59.2 million was used for acquisitions (including $42.9 million related to earnout provisions and purchase of minority interests of prior years’ acquisitions) compared to $28.0 million in 2007. Purchases of property and equipment, including software, were $24.3 million in the nine months ended September 30, 2008 compared to $27.6 million in the same period of 2007.

Cash provided by financing activities of continuing operations was $20.4 million for the nine months ended September 30, 2008, compared to cash used in financing activities of continuing operations of $28.7 million for the nine months ended September 30, 2007. In the nine months ended September 30, 2008, proceeds from existing credit facilities were $100.3 million compared to $50.1 million in 2007. Repayment of debt was $85.5 million in the nine months ended September 30, 2008 and $83.2 million in the same period of 2007.

Cash paid for interest decreased $5.0 million for the nine months ended September 30, 2008 compared to the same period in 2007. The reduction is due to the pay down of debt principal with 2007 proceeds from asset dispositions and cash flow from operations.

Debt and Capital

In 2005, the Company executed a revolving credit agreement, with a bank syndication (the “Credit Agreement”). Borrowings available under the Credit Agreement total up to $225 million. The Credit Agreement includes a $10 million sub-facility for the issuance of letters of credit and up to a $5 million swing loan facility. The credit facility maturity date is September 28, 2010. The Credit Agreement is collateralized by the stock and accounts receivable of the Company’s subsidiaries.

At September 30, 2008, the Company had available lines of credit of $189.8 million and the Company was in compliance with the covenants of its loan agreements.

First Advantage filed a Registration Statement with the Securities and Exchange Commission for the issuance of up to 5.0 million shares of our Class A common stock, par value $.001 per share, from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities. The Registration Statement was declared effective on January 9, 2006. A total of 1,338,631 shares were issued for acquisitions as of September 30, 2008.

Contractual Obligations and Commercial Commitments

The following is a schedule of long-term contractual commitments, as of September 30, 2008, over the periods in which they are expected to be paid.

In thousands	2008	2009	2010	2011	2012	Thereafter	Total
Advertising commitments	$109	$—	$—	$—	$—	$—	$109
Minimum contract purchase commitments	584	1,689	887	260	—	—	3,420
Operating leases	4,476	13,945	10,302	7,580	6,284	19,361	61,948
Debt and capital leases	2,668	9,870	37,535	424	—	—	50,497
Interest payments related to debt (1)	1,517	2,051	1,466	—	—	—	5,034

Total (2)	$9,354	$27,555	$50,190	$8,264	$6,284	$19,361	$121,008

(1)	Estimated interest payments are calculated assuming current interest rates over minimum maturity periods specified in debt agreements.

(2)	Excludes FIN 48 tax liability of $4.3 million due to uncertainty of payment period.

First Advantage Corporation

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For the Three and Six Months Ended June 30, 2008 and 2007

Overview

First Advantage Corporation (Nasdaq: FADV) (“First Advantage” or the “Company”) provides global risk mitigation, screening services and credit reporting to enterprise and consumer customers. The Company operates in five primary business segments: Credit Services, Data Services, Employer Services, Multifamily Services, and Investigative & Litigation Support Services. First Advantage is headquartered in Poway, California and has approximately 4,800 employees in offices throughout the United States and abroad. During the six months ended June 30, 2008, First Advantage acquired one company, which is included in the Employer Services segment.

Operating results for the three and six months ended June 30, 2008 included total service revenue of $182.4 million and $370.7 million, respectively. This represents a decrease of 7.2% and 4.4% over the same periods in 2007, including $5.3 million and $10.8 million in service revenue related to acquisitions. Operating income for the three and six months ended June 30, 2008 was $24.0 million and $51.2 million, respectively. Operating income decreased $10.0 million for the three months ended June 30, 2008 in comparison to the same period in 2007. Results of operation for the three months ended June 30, 2008 includes approximately $1.7 million ($1.0 million after taxes or 2 cents per diluted share) of costs related to the consolidation of operations. Operating income decreased $4.7 million for the six months ended June 30, 2008 in comparison to the same period in 2007. In connection with the former CEO’s Transition Agreement, First Advantage recorded compensation expense of $8.0 million in the six months ended June 30, 2007 (included in salaries and benefits in the accompanying Consolidated Statements of Income and Comprehensive Income (Loss)), reflecting the value of the cash severance payment of $4.4 million and the value of the previously unvested restricted stock, restricted stock units and stock options. The $8.0 million of compensation expense reduced net income for the six months ended June 30, 2007 by $4.7 million or 8 cents per diluted share.

As part of the Company’s streamlining initiative, in the second quarter of 2008, First Advantage sold First Advantage Investigative Services (“FAIS”), which was included in our Investigative and Litigation Support Services segment, and Credit Management Solutions, Inc. (“CMSI”), which was included in our Credit Services segment. These businesses are presented in discontinued operations during the nine months ended September 30, 2008. The results of these businesses’ operations in the prior periods have been reclassified to conform to the 2008 classification.

In October 2007, the Company completed the sale of US Search.com (“US Search”). US Search was included in the Company’s Data Services segment. With the growth of First Advantage, a consumer-driven people locator service no longer fit into the Company’s core business strategy. The results of this business’ operations in the prior periods are reflected in the Company’s Consolidated Statements of Income and Comprehensive Income as discontinued operations.

Management expects continued weakness in the real estate and mortgage markets impacting the Company’s Credit Services segment and the lead generation and specialty credit businesses in the Data Services segment. In addition, the impact of the issues in the real estate and related credit markets together with the recent escalation in energy costs and other macroeconomic matters has resulted in higher unemployment rates negatively impacting the volumes in the Employer Services segment. Given this outlook, management of these segments will focus on expense reductions, operating efficiencies, and increasing market share.

Critical Accounting Estimates

Critical accounting policies are those policies used in the preparation of the company’s financial statements that require management to make estimates and judgments that affect the reported amounts of certain assets, liabilities, revenues, expenses and related disclosure of contingencies. A summary of these policies can be found in Management’s Discussion and Analysis in the Company’s Annual Report on Form 10-K for year ended December 31, 2007.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007) “Business Combinations” (“SFAS 141(R)”). This replaces SFAS No. 141, “Business Combinations”, and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141(R)). In addition, SFAS 141(R)’s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer. SFAS 141(R) amends SFAS 109, “Accounting for Income Taxes,” to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. SFAS 141(R) is effective at the beginning of a company’s first fiscal year after December 15, 2008. The Company will apply the provisions of this statement prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective at the beginning of a company’s first fiscal year after December 15, 2008. The Company has applied the provisions of this statement effective on January 1, 2009 and the adoption did not have a material effect on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with generally accepted accounting principles (“GAAP”). With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We have evaluated the new statement and have determined that it will not have a significant impact on the determination or reporting of our financial results.

The following is a summary of the operating results by the Company’s business segments for the three and six months ended June 30, 2008 and 2007.

(in thousands, except percentages)	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
Three Months Ended June 30, 2008
Service revenue	$66,984	$19,533	$55,511	$19,986	$21,178	$(769)	$182,423
Reimbursed government fee revenue	—	11,906	2,226	—	—	(1,010)	13,122

Total revenue	66,984	31,439	57,737	19,986	21,178	(1,779)	195,545
Cost of service revenue	30,392	5,710	16,070	1,759	440	(884)	53,487
Government fees paid	—	11,906	2,226	—	—	(1,010)	13,122

Total cost of service	30,392	17,616	18,296	1,759	440	(1,894)	66,609
Gross margin	36,592	13,823	39,441	18,227	20,738	115	128,936
Salaries and benefits	14,916	5,010	20,339	6,386	8,442	7,834	62,927
Facilities and telecommunications	2,136	640	2,554	896	713	1,145	8,084
Other operating expenses	6,014	1,875	9,952	2,947	3,190	(1,069)	22,909
Depreciation and amortization	1,565	2,534	3,295	1,429	858	1,045	10,726
Impairment loss	—	—	297				297

Income (loss) from operations	$11,961	$3,764	$3,004	$6,569	$7,535	$(8,840)	$23,993

Operating margin percentage	17.9%	19.3%	5.4%	32.9%	35.6%	N/A	13.2%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
Three Months Ended June 30, 2007
Service revenue	$80,364	$23,415	$57,971	$19,676	$15,752	$(537)	$196,641
Reimbursed government fee revenue	—	11,097	3,644	—	—	(1,271)	13,470

Total revenue	80,364	34,512	61,615	19,676	15,752	(1,808)	210,111
Cost of service revenue	34,205	5,923	16,366	1,890	551	(474)	58,461
Government fees paid	—	11,097	3,644	—	—	(1,271)	13,470

Total cost of service	34,205	17,020	20,010	1,890	551	(1,745)	71,931
Gross margin	46,159	17,492	41,605	17,786	15,201	(63)	138,180
Salaries and benefits	15,792	4,772	21,352	6,721	6,976	7,132	62,745
Facilities and telecommunications	2,177	684	2,412	982	545	1,000	7,800
Other operating expenses	8,158	2,104	8,371	3,030	1,932	192	23,787
Depreciation and amortization	2,050	2,509	2,671	1,187	721	687	9,825
Impairment loss	—	—	—	—	—	—	—

Income (loss) from operations	$17,982	$7,423	$6,799	$5,866	$5,027	$(9,074)	$34,023

Operating margin percentage	22.4%	31.7%	11.7%	29.8%	31.9%	N/A	17.3%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
Six Months Ended June 30, 2008
Service revenue	$141,886	$38,500	$109,198	$38,335	$44,681	$(1,923)	$370,677
Reimbursed government fee revenue	—	24,215	5,031	—	—	(2,099)	27,147

Total revenue	141,886	62,715	114,229	38,335	44,681	(4,022)	397,824
Cost of service revenue	63,150	10,830	30,807	3,314	1,021	(1,919)	107,203
Government fees paid	—	24,215	5,031	—	—	(2,099)	27,147

Total cost of service	63,150	35,045	35,838	3,314	1,021	(4,018)	134,350
Gross margin	78,736	27,670	78,391	35,021	43,660	(4)	263,474
Salaries and benefits	30,710	10,119	40,571	13,638	17,695	16,643	129,376
Facilities and telecommunications	4,341	1,279	5,050	1,830	1,495	2,289	16,284
Other operating expenses	12,625	3,707	19,624	5,414	5,787	(1,414)	45,743
Depreciation and amortization	2,752	5,031	6,374	2,798	1,623	2,044	20,622
Impairment loss	—	—	297	—	—	—	297

Income (loss) from operations	$28,308	$7,534	$6,475	$11,341	$17,060	$(19,566)	$51,152

Operating margin percentage	20.0%	19.6%	5.9%	29.6%	38.2%	N/A	13.8%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
Six Months Ended June 30, 2007
Service revenue	$163,617	$47,802	$112,796	$37,281	$28,075	$(1,743)	$387,828
Reimbursed government fee revenue	—	23,285	6,430	—	—	(2,171)	27,544

Total revenue	163,617	71,087	119,226	37,281	28,075	(3,914)	415,372
Cost of service revenue	69,638	12,256	32,306	3,444	1,060	(1,404)	117,300
Government fees paid	—	23,285	6,430	—	—	(2,171)	27,544

Total cost of service	69,638	35,541	38,736	3,444	1,060	(3,575)	144,844
Gross margin	93,979	35,546	80,490	33,837	27,015	(339)	270,528
Salaries and benefits	32,079	9,603	42,428	13,634	12,950	22,692	133,386
Facilities and telecommunications	4,503	1,300	4,755	1,917	1,043	2,000	15,518
Other operating expenses	16,681	3,924	16,258	5,749	3,573	189	46,374
Depreciation and amortization	4,071	4,950	5,139	2,357	1,501	1,344	19,362
Impairment loss	—	—	—	—	—	—	—

Income (loss) from operations	$36,645	$15,769	$11,910	$10,180	$7,948	$(26,564)	$55,888

Operating margin percentage	22.4%	33.0%	10.6%	27.3%	28.3%	N/A	14.4%

Credit Services Segment

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

Service revenue was $67.0 million for the three months ended June 30, 2008, a decrease of $13.4 million compared to service revenue of $80.4 million for the three months ended June 30, 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased service revenue by $3.5 million, while service revenue from existing businesses decreased by $16.9 million. A decrease in transactions related to the decline in the mortgage industry and challenging credit markets resulted in an overall decrease in home and auto sales.

Gross margin was $36.6 million for the three months ended June 30, 2008, a decrease of $9.6 million compared to gross margin of $46.2 million in the same period of 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased gross margin by $1.9 million, while gross margin from existing businesses decreased by $11.5 million. The impact of the decrease in transactions, lower gross margin as a percentage of service revenue from the credit reporting business acquired in the fourth quarter of 2007, lower gross margin on new products and services, and an increase in credit data costs resulted in an overall decrease in gross margin. Gross margin was 54.6% for the three months ended June 30, 2008 as compared to 57.4% for the three months ended June 30, 2007.

Salaries and benefits decreased by $0.9 million. Salaries and benefits were 22.3% of service revenue in the second quarter of 2008 compared to 19.7% during the same period in 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased salaries and benefits expense by $0.5 million during the three months ended June 30, 2008, while salaries and benefits from existing businesses decreased by $1.4 million. The decrease in expense is due to operational efficiencies and decreased employees in line with the decrease in service revenue. This is offset by severance expense of $0.2 million recorded for the three months ended June 30, 2008 and an increase in salaries and benefits for technology personnel, previously outsourced, to gain cost efficiencies.

Facilities and telecommunication expenses for the second quarter of 2008 were comparable to the same period in 2007. Facilities and telecommunication expenses were 3.2% of service revenue in the second quarter of 2008 compared to 2.7% in the second quarter of 2007.

Other operating expenses decreased by $2.1 million. Other operating expenses were 9.0% of service revenue in the second quarter of 2008 compared to 10.2% for the same period of 2007. The decrease in other operating expense was due to a reduction in temporary labor costs, international operations, and bad debt expense. This is offset by the acquisition of a mortgage credit reporting business during the fourth quarter of 2007 which increased other operating expenses by $0.5 million during the three months ended June 30, 2008.

Depreciation and amortization decreased by $0.5 million. Depreciation and amortization was 2.3% of service revenue during the second quarter of 2008 compared to 2.6% in the same period in 2007. The decrease is primarily due to certain fixed assets and intangibles becoming fully depreciated.

Income from operations was $12.0 million for the three months ended June 2008 compared to $18.0 million in the same period of 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased income from operations by $0.6 million, while income from operations from existing businesses decreased by $6.6 million. The operating margin percentage decreased from 22.4% to 17.9% primarily due to the overall decrease in service revenue.

Data Services Segment

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

Service revenue was $19.5 million for the three months ended June 30, 2008, a decrease of $3.9 million compared to service revenue of $23.4 million in the same period of 2007. The decrease in service revenue is primarily due to the reduced volumes in the lead generation business and specialty credit businesses as a result of the economic slowdown in the housing and credit markets.

Cost of service revenue was $5.7 million for the three months ended June 30, 2008, a decrease of $0.2 million compared to cost of service revenue of $5.9 million in the same period of 2007. Cost of service revenue was 29.2% of service revenue during the second quarter of 2008 compared to 25.3% in the same period in 2007. The increase as a percentage of service revenue is primarily due to reduced volume levels of the relatively higher gross margin lead generation and specialty credit businesses.

Salaries and benefits increased by $0.2 million. Salaries and benefits were approximately 25.6% of service revenue in the second quarter of 2008 compared to 20.4% of service revenue in the second quarter of 2007. The increase is due to additional expense at the lead generation business to support future growth.

Facilities and telecommunication expenses for the second quarter of 2008 were comparable to the same period in 2007. Facilities and telecommunication expenses were approximately 3.3% of service revenue in the second quarter of 2008 compared to 2.9% of service revenue in the second quarter of 2007.

Other operating expenses decreased by $0.2 million. Other operating expenses were 9.6% of service revenue in the second quarter of 2008 compared to 9.0% in the second quarter of 2007.

Depreciation and amortization for the second quarter of 2008 was comparable to the same period in 2007. Depreciation and amortization was 13.0% of service revenue during the second quarter of 2008 compared to 10.7% in the same period in 2007.

Income from operations was $3.8 million for the second quarter of 2008, a decrease of $3.6 million compared to $7.4 million in the second quarter of 2007. The operating margin percentage decreased from 31.7% to 19.3% in comparing the second quarter of 2007 to the second quarter of 2008. The decrease is primarily driven by the lead generation business where revenue has declined, cost of service has increased and expenses to support future growth have increased.

Employer Services Segment

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

Service revenue was $55.5 million for the three months ended June 30, 2008, a decrease of $2.5 million compared to service revenue of $58.0 million in the same period of 2007. The decrease was a result of a decline of $4.2 million of revenue from existing businesses offset by the addition of $1.7 million of revenue from the acquisition in the second quarter of 2008. The decline in service revenue from existing businesses is primarily due to the occupational health division and certain tax incentive revenue related to the Katrina tax credit program. This is offset by organic growth in our international background companies.

Salaries and benefits decreased by $1.0 million. Salaries and benefits were 36.6% of service revenue in the second quarter of 2008 compared to 36.8% in the same period of 2007. The decrease is a direct effect of office closings in 2007 and the shift of personnel to shared services, offset by an increase for acquisitions and international expansion. In addition, there was approximately $0.5 million in severance costs recorded for the three months ended June 30, 2008 for office consolidations.

Facilities and telecommunication expenses are comparable to the same period of 2007. Facilities and telecommunication expenses were 4.6% of service revenue in the second quarter of 2008 and 4.2% in the second quarter of 2007.

Other operating expenses increased by $1.6 million. Other operating expenses were 17.9% of service revenue in the second quarter of 2008 and 14.4% for the same period of 2007. The increase in other operating expenses is primarily due to the increase in allocation for shared services and an increase of $0.2 million in bad debt expenses.

Depreciation and amortization increased by $0.6 million primarily due to the addition of intangible assets related to the acquisitions and the rollout of new software projects.

Impairment loss increased $0.3 million due to the write-off of intangible assets related to office consolidations.

Income from operations was $3.0 million for the three months ended June 30, 2008, a decrease of $3.8 million compared to income from operations of $6.8 million in the same period of 2007. The operating margin percentage decreased from 11.7% to 5.4%. The decrease in the operating margin is primarily due to reduced volumes, a change in the revenue mix, and the costs incurred of $1.1 million in connection with office consolidations.

Multifamily Services Segment

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

Total service revenue was $20.0 million for the three months ended June 30, 2008, an increase of $0.3 million compared to service revenue of $19.7 million in the same period of 2007. The organic growth was 1.6% for the segment.

Salaries and benefits cost decreased $0.3 million. Salaries and benefits were 32.0% of service revenue for the second quarter of 2008 compared to 34.2% of service revenue in the same period of 2007.

Facilities and telecommunication expenses are comparable to the same period of 2007. Facilities and telecommunication expenses were 4.5% of service revenue in the second quarter of 2008 and 5.0% in the second quarter of 2007.

Other operating expenses are comparable to the same period of 2007. Other operating expenses were 14.7% of service revenue in the second quarter of 2008 compared to 15.4% in the same period of 2007.

Depreciation and amortization increased $0.2 million. Depreciation and amortization was 7.2% of service revenue in the second quarter of 2008 compared to 6.0% in the same period of 2007.

The operating margin percentage increased from 29.8% to 32.9%. Income from operations was $6.6 million in the second quarter of 2008 compared to income from operations of $5.9 million in the same period of 2007. The increase in operating margin is primarily due to the impact of operational efficiencies obtained on increased service revenue.

Investigative and Litigation Services Segment

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

Service revenue was $21.2 million for the three months ended June 30, 2008, an increase of $5.4 million compared to service revenue of $15.8 million in the same period of 2007. The increase is primarily due to the growth in the segment’s electronic discovery business of the Litigation Support Services division.

Salaries and benefits increased by $1.5 million. Salaries and benefits were 39.9% of service revenue in the second quarter of 2008 compared to 44.3% in the same period of 2007. The expense increase is mainly due to the increase of employees in the Litigation Support Services division to support the revenue growth and compensation related to revenue and profitability.

Facilities and telecommunication expenses increased $0.2 million. Facilities and telecommunication expenses were 3.4% of service revenue in the second quarter of 2008 and 3.5% in the same period of 2007.

Other operating expenses increased by $1.3 million. Other operating expenses were 15.1% of service revenue in the second quarter of 2008 and 12.3% for the same period of 2007. The expense increase is related to geographic expansion and new business development efforts in this segment.

Depreciation and amortization were flat when compared to the second quarter of 2007. Depreciation and amortization was 4.1% of service revenue in the second quarter of 2008 compared to 4.6% in the same period of 2007.

The operating margin percentage increased from 31.9% to 35.6%. Income from operations was $7.5 million for the second quarter of 2008 compared to $5.0 million for the same period of 2007. The increase in margin is primarily due to the revenue increase on the higher margin electronic discovery business.

Corporate

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

Corporate costs and expenses represent primarily compensation and benefits for senior management, administrative staff, technology personnel and their related expenses in addition to an administrative fee paid to First American. The corporate expenses were $8.8 million in the second quarter of 2008 compared to expenses of $9.1 million in the same period of 2007.

Consolidated Results

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

Consolidated service revenue for the three months ended June 30, 2008 was $182.4 million, a decrease of $14.2 million compared to service revenue of $196.6 million in the same period in 2007. Acquisitions accounted for $5.3 million increase in revenue growth offset by $19.5 million of revenue decline at existing businesses. The decrease in service revenue is primarily due to the declining economy and mortgage industry, and the challenging credit environment, offset by growth in our e-discovery business and international operations.

Salaries and benefits increased $0.2 million. Salaries and benefits were 34.5% of service revenue for the three months ended June 30, 2008 and 31.9% for the same period in 2007. The increase is related to additional employees added to support international growth, offset by decreases in employees and office closures.

Facilities and telecommunication increased by $0.3 million compared to the same period in 2007. Facilities and telecommunication expenses were 4.4% of service revenue in the second quarter of 2008 and 4.0% in the same period of 2007.

Other operating expenses decreased by $0.9 million compared to the same period in 2007. Other operating expenses were 12.6% of service revenue for the three months ended June 30, 2008 and 12.1% in the second quarter of 2007. The decrease is due to operational efficiencies on decreased revenues.

Depreciation and amortization increased by $0.9 million due to an increase in amortization of intangible assets as a result of acquisitions, fixed asset additions and the roll out of internally developed software, offset by certain fixed assets and intangibles becoming fully depreciated.

Impairment loss increased $0.3 million due to the write-off of intangibles at the Employer Services segment.

The consolidated operating margin was 13.2% for the three months ended June 30, 2008, compared to 17.3% for the same period in 2007. The operating margin was 14.1% for the three months ended June 30, 2008, excluding the $1.7 million of restructuring costs.

Income from operations was $24.0 million for the three months ended June 30, 2008 compared to $34.0 million for the same period in 2007. The decrease of $10.0 million is comprised of decreases in operating income of $6.0 million in Credit Services, $3.6 million in Data Services, and $3.8 million in Employer Services, offset by increases in operating income of $2.5 million in Investigative and Litigation Support Services, and $0.7 million in Multifamily Services and a decrease of Corporate expenses of $0.2 million.

Credit Services Segment

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Service revenue was $141.9 million for the six months ended June 30, 2008, a decrease of $21.7 million compared to service revenue of $163.6 million for the six months ended June 30, 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased service revenue by $8.0 million, while service revenue from existing businesses decreased by $29.7 million. A decrease in transactions related to the economic slowdown in the housing and credit markets resulted in an overall decrease in service revenue.

Gross margin was $78.7 million for the six months ended June 30, 2008, a decrease of $15.3 million compared to gross margin of $94.0 million in the same period of 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased gross margin by $4.3 million, while gross margin from existing businesses decreased by $19.6 million. Gross margin was 55.5% for the six months ended June 30, 2008 as compared to 57.4% for the six months ended June 30, 2007. The decrease is primarily due to a deduction in overall sales volume, an increase in credit data costs and the current year’s product mix.

Salaries and benefits decreased by $1.4 million. Salaries and benefits were 21.6% of service revenue in the first six months of 2008 compared to 19.6% during the same period in 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased salaries and benefits expense by $1.4 million during the six months ended June 30, 2008, while salaries and benefits from existing businesses decreased by $2.8 million. The segment has decreased employees in line with the decrease in service revenue. This is offset by an increase in salaries and benefits for technology personnel previously outsourced to gain cost efficiencies and $0.3 million of severance costs.

Facilities and telecommunication expenses increased $0.2 million. Facilities and telecommunication expenses were 3.1% of service revenue in the first six months of 2008 compared to 2.8% in the same period in 2007. The decrease in facilities and telecommunication expense is due to the impact of the relocation and consolidation of facilities for the automotive lead generation business in 2007.

Other operating expenses decreased by $4.1 million. Other operating expenses were 8.9% of service revenue in the first six months of 2008 compared to 10.2% for the same period of 2007. The decrease in other operating expense was due to a reduction of temporary labor costs, international operations, and bad debt expense. This is offset by the acquisition of a mortgage credit reporting business during the fourth quarter of 2007 which increased other operating expenses by $1.0 million during the six months ended June 30, 2008.

Depreciation and amortization decreased by $1.3 million. Depreciation and amortization was 1.9% of service revenue during the six months ended June 30, 2008 compared to 2.5% in the same period in 2007. The decrease is primarily due to certain fixed assets and intangibles becoming fully depreciated.

Income from operations was $28.3 million for the six months ended June 2008 compared to $36.6 million in the same period of 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased income from operations by $1.3 million, while income from operations from existing businesses decreased by $9.6 million. The operating margin percentage decreased from 22.4% to 20.0% primarily due to the overall decrease in service revenue.

Data Services Segment

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Service revenue was $38.5 million for the six months ended June 30, 2008, a decrease of $9.3 million compared to service revenue of $47.8 million in the same period of 2007. The decrease in service revenue is primarily due to the reduced volumes in the lead generation and specialty credit businesses as a result of the economic slowdown in the housing and credit markets.

Cost of service revenue was $10.8 million for the six months ended June 30, 2008, a decrease of $1.5 million compared to cost of service revenue of $12.3 million in the same period of 2007. Cost of service revenue was 28.1% of service revenue during the first half of 2008 compared to 25.6% in the same period in 2007. The increase as a percentage of service revenue is primarily due to reduced volume levels of the relatively higher gross margin lead generation and specialty credit businesses.

Salaries and benefits increased by $0.5 million. Salaries and benefits were approximately 26.3% of service revenue in the six months ended June 30, 2008 compared to 20.1% of service revenue in the same period of 2007. The increase is due to additional expense at the lead generation business to support future growth.

Facilities and telecommunication expenses for the six months ended June 30, 2008 were comparable to the same period in 2007. Facilities and telecommunication expenses were approximately 3.3% and 2.7% of service revenue for the six months ended June 30, 2008 and 2007, respectively.

Other operating expenses decreased by $0.2 million. Other operating expenses were 9.6% of service revenue in the six months ended June 30, 2008 and 8.2% in the same period of 2007. The decrease in expense is primarily due to the decrease in bad debt expense at the lead generation business.

Depreciation and amortization for the six months ended June 30, 2008 was comparable to the same period in 2007. Depreciation and amortization was 13.1% of service revenue during the six months ended June 30, 2008 compared to 10.4% in the same period in 2007.

Income from operations was $7.5 million for the six months ended June 30, 2008, a decrease of $8.3 million compared to $15.8 million in the six months ended June 30, 2007. The operating margin percentage decreased from 33.0% to 19.6% in comparing the first six months of 2008 to the same period of 2007. The decrease is primarily driven by the lead generation business where revenue has declined, cost of service has increased and expenses to support future growth have increased.

Employer Services Segment

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Service revenue was $109.2 million for the six months ended June 30, 2008, a decrease of $3.6 million compared to service revenue of $112.8 million in the same period of 2007. The decrease was a result of a reduction in revenue of $6.4 million from existing businesses offset by the addition of $2.8 million of revenue from acquisitions. The decrease in service revenue from existing businesses is directly related to the slowdown in hiring in the United States and abroad. This is offset by the 2007 and 2008 acquisitions and continued international growth.

Salaries and benefits decreased by $1.9 million. Salaries and benefits were 37.2% of service revenue in the six months ended June 30, 2008 compared to 37.6% in the same period of 2007. The decrease is a direct effect of office closings in 2007 and the shift of personnel to shared services, offset by an increase for international growth. . In addition, there was approximately $0.5 million in severance costs recorded for the six months ended June 30, 2008 for office consolidations.

Facilities and telecommunication expenses increased by $0.3 million. Facilities and telecommunication expenses were 4.6% of service revenue in the six months ended June 30, 2008 and 4.2% in the six months ended June 30, 2007.

Other operating expenses increased by $3.4 million. Other operating expenses were 18.0% of service revenue in the six months ended June 30, 2008 and 14.4% for the same period of 2007. The increase in other operating expenses is primarily due to the increase in allocation for shared services, increase in bad debt, and foreign currency losses.

Depreciation and amortization increased by $1.2 million primarily due to the addition of intangible assets related to the acquisitions and the rollout of new software projects.

Impairment loss increased $0.3 million due to the write-off of intangible assets related to office consolidations.

The operating margin percentage decreased from 10.6% to 5.9%. The operating margin was 7.0% excluding the restructuring charges. Income from operations was $6.5 million for the six months ended June 30, 2008, a decrease of $5.4 million compared to income from operations of $11.9 million in the same period of 2007. The decrease in the operating margin is primarily due to a change in the revenue mix of the businesses in the six months ended June 30, 2008 compared to the same period in 2007 and restructuring costs of $1.1 million incurred in 2008.

Multifamily Services Segment

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Service revenue was $38.3 million for the six months ended June 30, 2008, an increase of $1.0 million compared to service revenue of $37.3 million in the same period of 2007. The 2.8% organic growth is driven by expanded market share and an increase in products and services.

Salaries and benefits expenses are comparable to the same period of 2007. Salaries and benefits were 35.6% of service revenue for the six months ended June 30, 2008 compared to 36.6% of service revenue in the same period of 2007.

Facilities and telecommunication expenses are comparable to the same period of 2007. Facilities and telecommunication expenses were 4.8% and 5.1% of service revenue in the six months ended June 30, 2008 and 2007, respectively.

Other operating expenses decreased $0.3 million. Other operating expenses were 14.1% of service revenue in the six months ended June 30, 2008 compared to 15.4% in the same period of 2007.

Depreciation and amortization increased $0.4 million. Depreciation and amortization was 7.3% of service revenue in the six months ended June 30, 2008 compared to 6.3% in the same period of 2007.

Income from operations was $11.3 million for the six months ended June 30, 2008 compared to income from operations of $10.2 million in the same period of 2007. The operating margin percentage increased from 27.3% to 29.6% due to increased revenue from the renter’s insurance program and cost containment with revenue growth.

Investigative and Litigation Services Segment

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Service revenue was $44.7 million for the six months ended June 30, 2008, an increase of $16.6 million compared to service revenue of $28.1 million in the same period of 2007. The increase is primarily due to the growth in the segment’s electronic discovery business of the Litigation Support Services division.

Salaries and benefits increased by $4.7 million. Salaries and benefits were 39.6% of service revenue in the six months ended June 30, 2008 compared to 46.1% in the same period of 2007. The increase is mainly due to the increase of employees in the Litigation support division to support the revenue growth and compensation related to revenue and profitability.

Facilities and telecommunication expenses increased $0.5 million. Facilities and telecommunication expenses were 3.3% of service revenue in the six months ended June 30, 2008 and 3.7% in the same period of 2007.

Other operating expenses increased by $2.2 million. Other operating expenses were 13.0% of service revenue in the six months ended June 30, 2008 and 12.7% for the same period of 2007. The expense increase is related to geographic expansion and new business development efforts in this segment.

Depreciation and amortization were flat when compared to the same period of 2007. Depreciation and amortization was 3.6% of service revenue in the six months ended June 30, 2008 compared to 5.3% in the same period of 2007.

The operating margin percentage increased from 28.3% to 38.2%. Income from operations was $17.1 million for the six months ended June 30, 2008 compared to $7.9 million for the same period of 2007. The increase in margin is primarily due to the significant revenue increase on the higher margin electronic discovery business.

Corporate

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Corporate costs and expenses represent primarily compensation and benefits for senior management, administrative staff, technology personnel and their related expenses in addition to an administrative fee paid to First American. The corporate expenses were $19.6 million in the six months ended 2008 compared to expenses of $26.6 million in the same period of 2007. The decrease is primarily related to the $8.0 million of severance costs recorded for the former CEO in the six months ended June 30, 2007.

Consolidated Results

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Consolidated service revenue for the six months ended June 30, 2008 was $370.7 million, a decrease of $17.1 million compared to service revenue of $387.8 million in the same period in 2007. Acquisitions accounted for $10.8 million increase in revenue growth offset by $27.9 million of revenue decline at existing businesses. The decrease in service revenue is directly related to the downturn in domestic hiring, the decline in the mortgage industry, weakness in the credit markets, and overall economic slowdown. This is offset by organic growth in the Employer Services segment international service revenue and the Investigative and Litigation Support segment.

Salaries and benefits decreased $4.0 million. Salaries and benefits were 34.9% of service revenue for the six months ended June 30, 2008 and 34.4% for the same period in 2007. The decrease is primarily due to strategic reductions in employees, office closures and the departure of our former CEO in 2007. In connection with the former CEO’s Transition Agreement, the Company recorded compensation expense of $8.0 million in the six months ended June 30, 2007, reflecting the value of the cash severance payment of $4.4 million and the value of the previously unvested restricted stock, restricted stock units and stock options. This is offset by the increase related to customary annual salary increases, acquisitions and additional employees added to support international growth.

Facilities and telecommunication increased by $0.8 million compared to the same period in 2007. Facilities and telecommunication expenses were 4.4% of service revenue in the six months ended June 30, 2008 and 4.0% in the same period of 2007. The increase is primarily related to acquisitions, relocation expenses, and international expansion, offset by office consolidations.

Other operating expenses decreased by $0.6 million compared to the same period in 2007. Other operating expenses were 12.3% and 12.0% of service revenue for the six months ended June 30, 2008 and 2007, respectively. The decrease is due to a decrease in temporary labor, marketing, and office expenses related to the overall initiative to reduce costs. This is offset by an increase in shared services allocations and acquisitions.

Depreciation and amortization increased by $1.3 million due to an increase in amortization of intangible assets as a result of acquisitions, fixed asset additions and the roll out of internally developed software, offset by certain fixed assets and intangibles becoming fully depreciated.

Impairment loss increased $0.3 million due to the write off of intangibles at the Employer Services segment.

The consolidated operating margin was 13.8% for the six months ended June 30, 2008, compared to 14.4% for the same period in 2007. Excluding restructuring costs of $1.7 million in 2008, the consolidated operating margin was 14.3%.

Income from operations was $51.2 million for the six months ended June 30, 2008 compared to $55.9 million for the same period in 2007. Results of operation for the six months ended June 30, 2008 includes restructuring costs of $1.7 million. The decrease of $4.7 million is comprised of decreases in operating income of $8.3 million in Credit Services, $8.3 million in Data Services, and $5.4 million in Employer Services, offset by increases in operating income of $9.1 million in Investigative and Litigation Support Services and $1.2 million in Multifamily Services and a decrease of Corporate expenses of $7.0 million.

Liquidity and Capital Resources

Overview

The Company’s principal sources of capital include, but are not limited to, existing cash balances, operating cash flows and borrowing under its Secured Credit Facility. The Company’s short-term and long-term liquidity depends primarily upon its level of net income, working capital management (accounts receivable, accounts payable and accrued expenses) and bank borrowings. The Company believes that, based on current forecasts and anticipated market conditions, sufficient operating cash flow will be generated to meet all operating needs, to make planned capital expenditures, scheduled debt payments, and tax obligations for the next twelve months. Any material variance of operating results could require us to seek other funding alternatives including raising additional capital.

While uncertainties within the Company’s industry exist, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements.

Statements of Cash Flows

The Company’s primary source of liquidity is cash flow from operations and amounts available under credit lines the Company has established with a bank. As of June 30, 2008, cash and cash equivalents were $41.6 million.

Net cash used in operating activities of continuing operations was $2.5 million compared to cash provided by operating activities from continuing operations of $49.8 million for the six months ended June 30, 2008 and 2007, respectively.

Cash provided by operating activities of continuing operations decreased by $52.3 million from the six months ended June 30, 2007 to the same period of 2008 while income from continuing operations was $29.9 million in the six months ended June 30, 2008 and $29.3 million for the same period in 2007. The decrease in cash provided by operating activities was primarily due to income tax payments of $59.4 million, the majority of which were made in the first quarter of 2008 and payments made for annual incentive compensation. The tax payment was primarily related to the gain on sale of investment securities recognized in the fourth quarter of 2007.

Cash used in investing activities of continuing operations was $78.4 million and $48.1 million for the six months ended June 30, 2008 and 2007, respectively. In the six months ended June 30, 2008, cash in the amount of $59.2 million was used for acquisitions (including $45.9 million related to earnout provisions and purchase of minority interests of prior years’ acquisitions) compared to $27.2 million in 2007. Purchases of property and equipment, including software, were $17.5 million in the six months ended June 30, 2008 compared to $19.2 million in the same period of 2007.

Cash provided by financing activities of continuing operations was $43.6 million for the six months ended June 30, 2008, compared cash used in financing activities of continuing operations of $3.9 million for the six months ended June 30, 2007. In the six months ended June 30, 2008, proceeds from existing credit facilities were $90.0 million compared to $42.8 million in 2007. Repayment of debt was $52.0 million in the six months ended June 30, 2008 and $51.7 million in the same period of 2007.

Debt and Capital

In 2005, the Company executed a revolving credit agreement, with a bank syndication (the “Credit Agreement”). Borrowings available under the Credit Agreement total up to $225 million. The Credit Agreement includes a $10 million sub-facility for the issuance of letters of credit and up to a $5 million swing loan facility. The credit facility maturity date is September 28, 2010. The Credit Agreement is collateralized by the stock and accounts receivable of the Company’s subsidiaries.

At June 30, 2008, the Company had available lines of credit of $175.0 million and the Company was in compliance with the financial covenants of its loan agreements.

First Advantage filed a Registration Statement with the Securities and Exchange Commission for the issuance of up to 5.0 million shares of our Class A common stock, par value $.001 per share, from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities. The Registration Statement was declared effective on January 9, 2006. A total of 1,338,631 shares were issued for acquisitions as of June 30, 2008.

First Advantage filed a Registration Statement with the Securities and Exchange Commission for the issuance of up to 2.0 million shares of our Class A common stock, par value $.001 per share, from time to time for general corporate purposes. The Registration Statement was declared effective on January 3, 2005. No shares have been issued as of June 30, 2008.

Contractual Obligations and Commercial Commitments

The following is a schedule of long-term contractual commitments, as of June 30, 2008, over the periods in which they are expected to be paid.

In thousands	2008	2009	2010	2011	2012	Thereafter	Total
Advertising commitments	$127	$—	$—	$—	$—	$—	$127
Minimum contract purchase commitments	1,496	2,065	1,254	410	—	—	5,225
Operating leases	9,056	13,928	10,230	7,658	6,507	19,638	67,017
Debt and capital leases	11,411	9,309	52,535	425	—	—	73,680
Interest payments related to debt (1)	2,069	2,604	1,883	4	—	—	6,560

Total (2)	$24,159	$27,906	$65,902	$8,497	$6,507	$19,638	$152,609

(1)	Estimated interest payments are calculated assuming current interest rates over minimum maturity periods specified in debt agreements.

(2)	Excludes FIN 48 tax liability of $2.2 million due to uncertainty of payment period.

First Advantage Corporation

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For the Three Months Ended March 31, 2008 and 2007

Overview

First Advantage Corporation (Nasdaq: FADV) (“First Advantage” or the “Company”) provides global risk mitigation, screening services and credit reporting to enterprise and consumer customers. The Company operates in five primary business segments: Credit Services, Data Services, Employer Services, Multifamily Services, and Investigative & Litigation Support Services. First Advantage is headquartered in Poway, California and has approximately 4,900 employees in offices throughout the United States and abroad. During the three months ended March 31, 2008, First Advantage acquired one company, which is included in the Employer Services segment.

Operating results for the three months ended March 31, 2008 included total service revenue of $188.3 million, representing a decrease of 1% over the same period in 2007, including $5.5 million in service revenue related to acquisitions. Operating income for the three months ended March 31, 2008 was $27.2 million. Operating income increased $5.3 million for the three months ended March 31, 2008 in comparison to the same period in 2007. In connection with the former CEO’s Transition Agreement, First Advantage recorded compensation expense of $8.0 million in the quarter ending March 31, 2007 (included in salaries and benefits), reflecting the value of the cash severance payment of $4.4 million and the value of the previously unvested restricted stock, restricted stock units and stock options. The $8.0 million of compensation expense reduced net income for the quarter ending March 31, 2007 by $4.7 million or 8 cents per diluted share.

As part of the Company’s streamlining initiative, in the second quarter of 2008. First Advantage sold First Advantage Investigative Services (“FAIS”), which was included in our Investigative and Litigation Support Services segment, and Credit Management Solutions, Inc. (“CMSI”), which was included in our Credit Services segment. These businesses are presented in discontinued operations at March 31, 2008. The results of these businesses’ operations in the prior period have been reclassified to conform to the 2008 classification.

In October 2007, the Company completed the sale of US Search.com (“US Search”) for approximately $26.5 million in cash resulting in a gain before income taxes of approximately $20.4 million. US Search was included in the Company’s Data Services segment. With the growth of First Advantage, a consumer-driven people locator service no longer fits into the Company’s core business strategy.

Critical Accounting Estimates

Critical accounting policies are those policies used in the preparation of the company’s financial statements that require management to make estimates and judgments that affect the reported amounts of certain assets, liabilities, revenues, expenses and related disclosure of contingencies. A summary of these policies can be found in Management’s Discussion and Analysis in the Company’s Annual Report on Form 10-K for year ended December 31, 2007.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007) “Business Combinations” (“SFAS 141(R)”). This replaces SFAS No. 141, “Business Combinations”, and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141(R)). In addition, SFAS 141(R)’s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer. SFAS 141(R) amends SFAS 109, “Accounting for Income Taxes,” to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. SFAS 141(R) is effective at the beginning of a company’s first fiscal year after December 15, 2008. The Company will apply the provisions of this statement prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 (revised 2007) “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective at the beginning of a company’s first fiscal year after December 15, 2008. The Company has applied the provisions of this statement effective on January 1, 2009 and the adoption did not have a material effect on its consolidated financial statements.

The following is a summary of the operating results by the Company’s business segments for the three months ended March 31, 2008 and March 31, 2007.

(in thousands, except percentages)	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate	Total
Three Months Ended March 31, 2008
Service revenue	$74,902	$18,967	$53,687	$18,349	$23,503	$(1,154)	$188,254
Reimbursed government fee revenue	—	12,309	2,805	—	—	(1,089)	14,025

Total revenue	74,902	31,276	56,492	18,349	23,503	(2,243)	202,279
Cost of service revenue	32,758	5,120	14,737	1,555	581	(1,035)	53,716
Government fees paid	—	12,309	2,805	—	—	(1,089)	14,025

Total cost of service	32,758	17,429	17,542	1,555	581	(2,124)	67,741
Gross margin	42,144	13,847	38,950	16,794	22,922	(119)	134,538
Salaries and benefits	15,794	5,109	20,232	7,252	9,253	8,809	66,449
Facilities and telecommunications	2,205	639	2,496	934	782	1,144	8,200
Other operating expenses	6,611	1,832	9,672	2,467	2,597	(345)	22,834
Depreciation and amortization	1,187	2,497	3,079	1,369	765	999	9,896

Income (loss) from operations	$16,347	$3,770	$3,471	$4,772	$9,525	$(10,726)	$27,159

Operating margin percentage	21.8%	19.9%	6.5%	26.0%	40.5%	N/A	14.4%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate	Total
Three Months Ended March 31, 2007
Service revenue	$83,253	$24,387	$54,825	$17,605	$12,323	$(1,206)	$191,187
Reimbursed government fee revenue	—	12,188	2,786	—	—	(900)	14,074

Total revenue	83,253	36,575	57,611	17,605	12,323	(2,106)	205,261
Cost of service revenue	35,433	6,333	15,940	1,554	509	(930)	58,839
Government fees paid	—	12,188	2,786	—	—	(900)	14,074

Total cost of service	35,433	18,521	18,726	1,554	509	(1,830)	72,913
Gross margin	47,820	18,054	38,885	16,051	11,814	(276)	132,348
Salaries and benefits	16,287	4,831	21,076	6,913	5,974	15,560	70,641
Facilities and telecommunications	2,326	616	2,343	935	498	1,000	7,718
Other operating expenses	8,523	1,820	7,887	2,719	1,641	(3)	22,587
Depreciation and amortization	2,021	2,441	2,468	1,170	780	657	9,537

Income (loss) from operations	$18,663	$8,346	$5,111	$4,314	$2,921	$(17,490)	$21,865

Operating margin percentage	22.4%	34.2%	9.3%	24.5%	23.7%	N/A	11.4%

Credit Services Segment

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Service revenue was $74.9 million for the three months ended March 31, 2008, a decrease of $8.4 million compared to service revenue of $83.3 million for the three months ended March 31, 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased service revenue by $4.5 million while service revenue from existing businesses decreased by $12.9 million. A decrease in transactions due to the decline in the mortgage industry and challenging credit markets resulted in an overall decrease in service revenue.

Gross margin was $42.1 million for the three months ended March 31, 2008, a decrease of $5.7 million compared to gross margin of $47.8 million in the same period of 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased gross margin by $2.5 million, while organic gross margin decreased by $8.2 million. The impact of the decrease in transactions and an increase in credit data costs resulted in an overall decrease in gross margin. Gross margin was 56.3% for the three months ended March 31, 2008 as compared to 57.4% for the three months ended March 31, 2007.

Salaries and benefits decreased by $0.5 million. Salaries and benefits were 21.1% of service revenue in the first quarter of 2008 compared to 19.6% during the same period in 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased salaries and benefits expense by $1.0 million during the three months ended March 31, 2008, while salaries and benefits from the existing business decreased by $1.5 million. Salaries and benefits expense decreased due to the reduction in employees and operational efficiencies.

Facilities and telecommunication expenses were flat compared to the same period in 2007. Facilities and telecommunication expense were 2.9% of service revenue in the first quarter of 2008 compared to 2.8% in the first quarter of 2007.

Other operating expenses decreased by $1.9 million. Other operating expenses were 8.8% of service revenue in the first quarter of 2008 compared to 10.2% for the same period of 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased other operating expenses by $0.5 million during the three months ended March 31, 2008, while other operating expenses for existing business decreased by $2.4 million for reduction in shared services, temporary labor costs, international operations and bad debt expense.

Depreciation and amortization decreased by $0.8 million. Depreciation and amortization was 1.6% of service revenue during the first quarter of 2008 compared to 2.4% in the same period in 2007. The decrease is primarily due to certain fixed assets becoming fully depreciated.

Income from operations was $16.3 million for the three months ended March 2008 compared to $18.7 million in the same period of 2007. The acquisition of a mortgage credit reporting business during the fourth quarter of 2007 increased income from operations by $0.7 million, while income from existing operations decreased by $3.1 million. The operating margin percentage decreased from 22.4% to 21.8% primarily due to the overall decrease in service revenue.

Data Services Segment

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Total service revenue was $19.0 million for the three months ended March 31, 2008, a decrease of $5.4 million compared to service revenue of $24.4 million in the same period of 2007. This segment has experienced a significant decrease in service revenue primarily due to the lead generation business and curtailed lending activities due to the challenging credit environment.

Cost of service revenue was $5.1 million for the three months ended March 31, 2008, a decrease of $1.2 million compared to cost of service revenue of $6.3 million in the same period of 2007. Cost of service revenue was 27.0% of service revenue during the first quarter of 2008 compared to 26.0% in the same period in 2007.

Salaries and benefits increased by $0.3 million. Salaries and benefits were approximately 26.9% of service revenue in the first quarter of 2008 compared to 19.8% of service revenue in the first quarter of 2007. The increase is due to increased expense at the lead generation business to support future growth.

Facilities and telecommunication expenses for the first quarter of 2008 were comparable to the same period in 2007. Facilities and telecommunication expenses were approximately 3.4% of service revenue in the first quarter of 2008 compared to 2.5% of service revenue in the first quarter of 2008 and 2007.

Other operating expenses for the first quarter of 2008 were comparable to the same period in 2007. Other operating expenses were 9.7% of service revenue in the first quarter of 2008 and 7.5% in the first quarter of 2007.

Depreciation and amortization for the first quarter of 2008 was comparable to the same period in 2007. Depreciation and amortization was 13.2% of service revenue during the first quarter of 2008 compared to 10.0% in the same period in 2007.

The operating margin percentage decreased from 34.2% to 19.9% in comparing the first quarter of 2007 to the first quarter of 2008. The decrease in the operating margin is primarily due to a change in the revenue mix of the businesses in the first quarter of 2008 compared to the same period in 2007.

Income from operations was $3.8 million for the first quarter of 2008, a decrease of $4.5 million compared to $8.3 million in the first quarter of 2007. The decrease is primarily driven by the lead generation business where revenue has declined, cost of service has increased and expenses to support future growth have increased.

Employer Services Segment

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Total service revenue was $53.7 million for the three months ended March 31, 2008, a decrease of $1.1 million compared to service revenue of $54.8 million in the same period of 2007. The decrease was a result of a decrease of $2.1 million of revenue from existing businesses offset by the addition of $1.0 million of revenue from the acquisition in the first quarter of 2008.

Salaries and benefits decreased by $0.8 million. Salaries and benefits were 37.7% of service revenue in the first quarter of 2008 compared to 38.4% in the same period of 2007. The decrease is a direct effect of office closings in 2007 and the shift of personnel to shared services, offset by an increase for the acquisition in the first quarter of 2008.

Facilities and telecommunication expenses increased by $0.2 million. Facilities and telecommunication expenses were 4.6% of service revenue in the first quarter of 2008 and 4.3% in the first quarter of 2007.

Other operating expenses increased by $1.8 million. Other operating expenses were 18.0% of service revenue in the first quarter of 2008 and 14.4% for the same period of 2007. The increase in other operating expenses is primarily due to the increase in allocation for shared services and foreign currency losses.

Depreciation and amortization increased by $0.6 million primarily due to the addition of intangible assets related to the acquisitions and the rollout of new software projects.

The operating margin percentage decreased from 9.3% to 6.5% primarily due to reduced earnings from the higher margin tax credit revenue generated in the first quarter of 2007.

Income from operations was $3.5 million for the three months ended March 31, 2008, a decrease of $1.6 million compared to income from operations of $5.1 million in the same period of 2007. The decrease in tax incentive revenue of $1.5 million related to the Work Opportunity Tax Credit (“WOTC”) program was the primary reason for the reduced earnings.

Multifamily Services Segment

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Total service revenue was $18.3 million for the three months ended March 31, 2008, an increase of $0.7 million compared to service revenue of $17.6 million in the same period of 2007. The 4.2% organic growth is driven by expanded market share and an increase in products and services.

Salaries and benefits cost increased $0.3 million. Salaries and benefits were 39.5% of service revenue for the first quarter of 2008 compared to 39.3% of service revenue in the same period of 2007.

Facilities and telecommunication expenses are comparable to the same period of 2007. Facilities and telecommunication expenses were 5.1% of service revenue in the first quarter of 2008 and 5.3% in the first quarter of 2007.

Other operating expenses decreased $0.3 million. Other operating expenses were 13.4% of service revenue in the first quarter of 2008 compared to 15.4% in the same period of 2007.

Depreciation and amortization increased $0.2 million. Depreciation and amortization was 7.5% of service revenue in the first quarter of 2008 compared to 6.6% in the same period of 2007.

The operating margin percentage increased from 24.5% to 26.0% due to increased revenue from the renter’s insurance program and cost containment with revenue growth.

Income from operations was $4.8 million in the first quarter of 2008 compared to income from operations of $4.3 million in the same period of 2007.

Investigative and Litigation Services Segment

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Total service revenue was $23.5 million for the three months ended March 31, 2008, an increase of $11.2 million compared to service revenue of $12.3 million in the same period of 2007. The increase is primarily due to the growth in the segment’s electronic discovery business of the Litigation Support Services division.

Salaries and benefits increased by $3.3 million. Salaries and benefits were 39.4% of service revenue in the first quarter of 2008 compared to 48.5% in the same period of 2007. The increase is mainly due to the increase of employees in the Litigation support division to support the revenue growth and compensation related to revenue and profitability.

Facilities and telecommunication expenses increased $0.3 million. Facilities and telecommunication expenses were 3.3% of service revenue in the first quarter of 2008 and 4.0% in the first quarter of 2007.

Other operating expenses increased by $1.0 million. Other operating expenses were 11.0% of service revenue in the first quarter of 2008 and 13.3% for the same period of 2007. The expense increase is related to geographic expansion and new business development efforts in this segment.

Depreciation and amortization was flat when compared to the first quarter of 2007. Depreciation and amortization was 3.3% of service revenue in the first quarter of 2008 compared to 6.3% in the same period of 2007.

The operating margin percentage increased from 23.7% to 40.5%. The increase in margin is primarily due to the significant revenue increase on the higher margin electronic discovery business.

Income from operations was $9.5 million for the first quarter of 2008 compared to $2.9 million for the same period of 2007. The increase is primarily due to revenue growth.

Corporate

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Corporate costs and expenses represent primarily compensation and benefits for senior management, administrative staff, technology personnel and their related expenses in addition to an administrative fee paid to First American. Additional costs were incurred for the increased level of professional fees for audit related services and increased staffing in the technology, accounting, human resources and legal departments to support corporate growth. The corporate expenses were $10.7 million in the first quarter of 2008 compared to expenses of $17.5 million in the same period of 2007. Approximately $8.0 million of the decreased expense is due to costs related to the former CEO’s 2007 transition agreement.

Consolidated Results

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Consolidated service revenue for the three months ended March 31, 2008 was $188.3 million, a decrease of $2.9 million compared to service revenue of $191.2 million in the same period in 2007. Acquisitions accounted for $5.5 million increase in revenue growth offset by $8.4 million of revenue decline at existing businesses.

Salaries and benefits decreased $4.2 million. Salaries and benefits were 35.3% of service revenue for the three months ended March 31, 2008 and 36.9% for the same period in 2007. The decrease is related to the non-recurrence of the former CEO’s transition agreement in the first quarter of 2007 offset by additional employees added to support revenue and geographic growth. In addition, approximately $2.3 million in expense was recorded for share based compensation in first quarter 2008 compared to $5.9 million for the first quarter of 2007, of which $3.4 million is related to the former CEO’s transition agreement.

Facilities and telecommunication increased by $0.5 million compared to the same period in 2007. Facilities and telecommunication expenses were 4.4% of service revenue in the first quarter of 2008 and 4.0% in the first quarter of 2007.

Other operating expenses increased by $0.2 million compared to the same period in 2007. Other operating expenses were 12.1% of service revenue for the three months ended March 31, 2008 and 11.8% in the first quarter of 2007.

Depreciation and amortization increased by $0.4 million due to an increase in amortization of intangible assets as a result of acquisitions, fixed asset additions and the roll out of internally developed software, offset by certain fixed assets and intangibles becoming fully depreciated.

The consolidated operating margin was 14.4% for the three months ended March 31, 2008, compared to 11.4% for the same period in 2007. The operating margin quarter over quarter is relatively flat after excluding the negative impact related to the former CEO’s 2007 transition agreement.

Income from operations was $27.2 million for the three months ended March 31, 2008 compared to $21.9 million for the same period in 2007. The increase of $5.3 million is comprised of an increase in operating income of $6.6 million in Investigative and Litigation Support Services, $0.5 million at Multifamily Services and a decrease of Corporate expenses of $6.7 million, offset by decreases in operating income of $2.3 million in Credit Services, $4.6 million in Data Services, and $1.6 million in Employer Services.

Liquidity and Capital Resources

Overview

The Company’s principal sources of capital include, but are not limited to, existing cash balances, operating cash flows and borrowing under its Secured Credit Facility. The Company’s short-term and long-term liquidity depends primarily upon its level of net income, working capital management (accounts receivable, accounts payable and accrued expenses) and bank borrowings. The Company believes that, based on current forecasts and anticipated market conditions, sufficient operating cash flow will be generated to meet all operating needs, to make planned capital expenditures, scheduled debt payments, and tax obligations for the next twelve months. Any material variance of operating results could require us to seek other funding alternatives including raising additional capital.

First Advantage seeks to acquire other businesses as part of its growth strategy. The Company will continue to evaluate acquisitions in order to achieve economies of scale, expand market share and enter new markets. The extent of future acquisitions, however, is dependent upon the availability of capital and liquidity to fund such acquisitions.

While uncertainties within the Company’s industry exist, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements. Management expects continued weakness in the real estate and mortgage markets impacting the Company’s Credit Services segment and certain businesses in the Data Services segment. Given this outlook, management of these segments will focus on expense reductions and operating efficiencies.

Statements of Cash Flows

The Company’s primary source of liquidity is cash flow from operations and amounts available under credit lines the Company has established with a bank. As of March 31, 2008, cash and cash equivalents were $61.1 million.

Net cash used in operating activities of continuing operations was $35.7 million compared to cash provided by operating activities from continuing operations of $24.6 million for the three months ended March 31, 2008 and 2007, respectively.

Cash provided by operating activities of continuing operations decreased by $60.3 million from the first quarter of 2007 to the first quarter of 2008 while income from continuing operations was $16.3 million in the first quarter of 2008 and $11.2 million for the same period in 2007. The decrease in cash provided by operating activities was primarily due income tax payments of $56.9 million and payments made for accrued compensation related to annual bonuses and a severance payment of $2.2 million to the former CEO.

Cash used in investing activities of continuing operations was $55.1 million and $33.0 million for the three months ended March 31, 2008 and 2007, respectively. In the first quarter of 2008, net cash in the amount of $44.1 million was used for acquisitions compared to $23.3 million in 2007. Purchases of property and equipment were $10.4 million in the first quarter of 2008 compared to $8.8 million in the same period of 2007.

Cash provided by financing activities of continuing operations was $75.2 million for the three months ended March 31, 2008, compared to $12.9 million for the three months ended March 31, 2007. In the first quarter of 2008, proceeds from existing credit facilities were $75.2 million compared to $32.3 million in 2007. Repayment of debt was $3.3 million in the first quarter of 2008 and $24.2 million in the same period of 2007.

Certain acquisitions have success consideration payments or earn-out provisions included in the purchase agreements. At March 31, 2008, the Company estimates that approximately $14.1 million in additional consideration will be paid in the current fiscal year in connection with these acquisitions. The payments will be in the form of cash and debt. The actual amount of the consideration is dependent upon the future operating results of the respective acquisitions. The Company will record the fair value of the success consideration issued as an additional cost of the respective acquired entities at such time as the contingency is resolved and the additional consideration is distributable. The additional cost will be recorded to goodwill.

Debt and Capital

In 2005, the Company executed a revolving credit agreement, with a bank syndication (the “Credit Agreement”). Borrowings available under the Credit Agreement total up to $225 million. The Credit Agreement includes a $10 million sub-facility for the issuance of letters of credit and up to a $5 million swing loan facility. The credit facility maturity date is September 28, 2010. The Credit Agreement is collateralized by the stock and accounts receivable of the Company’s subsidiaries.

At March 31, 2008, the Company had available lines of credit of $146 million and the Company was in compliance with the financial covenants of its loan agreements.

First Advantage filed a Registration Statement with the Securities and Exchange Commission for the issuance of up to 5.0 million shares of our Class A common stock, par value $.001 per share, from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities. The Registration Statement was declared effective on January 9, 2006. A total of 1,338,631 shares were issued for acquisitions as of March 31, 2008.

First Advantage filed a Registration Statement with the Securities and Exchange Commission for the issuance of up to 2.0 million shares of our Class A common stock, par value $.001 per share, from time to time for general corporate purposes. The Registration Statement was declared effective on January 3, 2005. No shares have been issued as of March 31, 2008.

Contractual Obligations and Commercial Commitments

The following is a schedule of long-term contractual commitments, as of March 31, 2008, over the periods in which they are expected to be paid.

In thousands	2008	2009	2010	2011	2012	Thereafter	Total
Advertising commitments	$281	$—	$—	$—	$—	$—	$281
Minimum contract purchase commitments	1,664	786	194	153	—	—	2,797
Operating leases	13,706	14,001	10,314	8,065	6,468	19,745	72,299
Debt and capital leases	15,126	8,136	81,295	—	—	—	104,557
Interest payments related to debt (1)	3,198	3,860	2,854	—	—	—	9,912

Total (2)	$33,975	$26,783	$94,657	$8,218	$6,468	$19,745	$189,846

(1)	Estimated interest payments are calculated assuming current interest rates over minimum maturity periods specified in debt agreements.

(2)	Excludes FIN 48 tax liability of $1.8 million due to uncertainty of payment period.

First Advantage Corporation

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For the Three and Nine Months Ended September 30, 2007 and 2006

Overview

First Advantage Corporation (NASDAQ: FADV) (“First Advantage” or the “Company”) provides global risk mitigation, screening services and credit reporting to enterprise and consumer customers. The Company operates in five primary business segments: Credit Services, Data Services, Employer Services, Multifamily Services, and Investigative & Litigation Support Services. First Advantage is headquartered in Poway, California, and has approximately 4,800 employees in offices throughout the United States and abroad. For the nine months ended September 30, 2007, First Advantage has acquired one company, which is included in the Employer Services segment.

Operating results for the three and nine months ended September 30, 2007 included total service revenue of $194.7 million and $582.5 million, respectively. This represents an increase of 3.5% and 7.3% over the same periods in 2006. Operating income for the three and nine months ended September 30, 2007 was $34.2 million and $90.1 million, respectively. Operating income increased $0.8 million for the three months ended September 30, 2007 and decreased $5.1 million for the nine months ended September 30, 2007 in comparison to the same periods in 2006. In connection with the former CEO’s Transition Agreement, First Advantage recorded compensation expense of $8.0 million in the first quarter of 2007 (included in salaries and benefits), reflecting the value of the cash severance payment of $4.4 million and the value of the previously unvested restricted stock, restricted stock units and stock options. The $8.0 million of compensation expense reduced net income for the nine months ending September 30, 2007 by $4.7 million or 8 cents per diluted share.

As part of the Company’s streamlining initiative, in the second quarter of 2008 First Advantage sold First Advantage Investigative Services (“FAIS”), which was included in our Investigative and Litigation Support Services segment, and Credit Management Solutions, Inc. (“CMSI”), which was included in our Credit Services segment. These businesses are presented in discontinued operations at March 31, 2008. The results of these businesses’ operations in the prior periods have been reclassified to conform to the 2008 classification.

In October 2007, the Company completed the sale of US Search.com (“US Search”). US Search was included in the Company’s Data Services segment. With the growth of First Advantage, a consumer-driven people locator service no longer fits into the Company’s core business strategy. This business is presented in discontinued operations at December 31, 2007. The results of this business’ operations in the prior periods have been reclassified to conform to the 2007 classification.

Critical Accounting Policies and Estimates

Critical accounting policies are those policies used in the preparation of the company’s financial statements that require management to make estimates and judgments that affect the reported amounts of certain assets, liabilities, revenue, expenses and related disclosure of contingencies. A summary of these policies can be found in Management’s Discussion and Analysis in the Company’s Annual Report on Form 10-K for year ended December 31, 2006.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157 “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value within generally accepted accounting principles, and expands disclosure requirements regarding fair value measurements. The provisions for SFAS 157 are effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157,” (“FSP 157-2”), issued February 2008, and as a result, the Company has partially applied the provisions of SFAS 157 as of January 1, 2008, which had no affect on its financial statements. FSP 157-2 delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities until January 1, 2009.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Liabilities” (“SFAS 159”). SFAS 159 allows companies to report selected financial assets and liabilities at fair value at their discretion. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective at the beginning of a company’s first fiscal year after November 15, 2007. The Company adopted SFAS 159 on January 1, 2008. The Company did not apply the fair value option and, therefore, SFAS 159 did not have an impact on our Consolidated Financial Statements.

The following is a summary of the operating results by the Company’s business segments for the three and nine months ended September 30, 2007 and 2006.

(in thousands, except percentages)	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
Three Months Ended September 30, 2007
Service revenue	$70,569	$20,837	$59,201	$19,699	$24,856	$(496)	$194,666
Reimbursed government fee revenue	—	11,218	3,581	—	—	(880)	13,919

Total revenue	70,569	32,055	62,782	19,699	24,856	(1,376)	208,585
Cost of service revenue	30,821	4,951	16,607	1,906	639	(799)	54,125
Government fees paid	—	11,218	3,581	—	—	(880)	13,919

Total cost of service	30,821	16,169	20,188	1,906	639	(1,679)	68,044
Gross margin	39,748	15,886	42,594	17,793	24,217	303	140,541
Salaries and benefits	14,926	4,664	22,156	6,757	9,001	7,118	64,622
Facilities and telecommunications	2,153	718	2,858	914	659	1,063	8,365
Other operating expenses	7,704	1,816	8,348	2,853	2,173	213	23,107
Depreciation and amortization	2,002	2,535	2,478	1,193	721	1,080	10,009
Impairment loss	—	—	204	—	—	—	204

Income (loss) from operations	$12,963	$6,153	$6,550	$6,076	$11,663	$(9,171)	$34,234

Operating margin percentage	18.4%	29.5%	11.1%	30.8%	46.9%	N/A	17.6%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
Three Months Ended September 30, 2006
Service revenue	$81,630	$24,469	$53,533	$18,616	$10,743	$(952)	$188,039
Reimbursed government fee revenue	—	11,360	2,684	—	—	(747)	13,297

Total revenue	81,630	35,829	56,217	18,616	10,743	(1,699)	201,336
Cost of service revenue	34,571	6,994	16,555	1,803	537	(925)	59,535
Government fees paid	—	11,360	2,684	—	—	(747)	13,297

Total cost of service	34,571	18,354	19,239	1,803	537	(1,672)	72,832
Gross margin	47,059	17,475	36,978	16,813	10,206	(27)	128,504
Salaries and benefits	15,466	4,476	18,771	6,514	5,172	7,043	57,442
Facilities and telecommunications	2,178	518	2,103	1,007	387	1,104	7,297
Other operating expenses	6,655	1,700	8,034	3,223	1,304	673	21,589
Depreciation and amortization	2,101	2,374	2,110	1,136	640	405	8,766
Impairment loss	—	—	—	—	—	—	—

Income (loss) from operations	$20,659	$8,407	$5,960	$4,933	$2,703	$(9,252)	$33,410

Operating margin percentage	25.3%	34.4%	11.1%	26.5%	25.2%	N/A	17.8%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
Nine Months Ended September 30, 2007
Service revenue	$234,186	$68,639	$171,997	$56,980	$52,931	$(2,239)	$582,494
Reimbursed government fee revenue	—	34,503	10,011	—	—	(3,051)	41,463

Total revenue	234,186	103,142	182,008	56,980	52,931	(5,290)	623,957
Cost of service revenue	100,459	17,207	48,913	5,350	1,699	(2,203)	171,425
Government fees paid	—	34,503	10,011	—	—	(3,051)	41,463

Total cost of service	100,459	51,710	58,924	5,350	1,699	(5,254)	212,888
Gross margin	133,727	51,432	123,084	51,630	51,232	(36)	411,069
Salaries and benefits	47,005	14,267	64,584	20,391	21,951	29,810	198,008
Facilities and telecommunications	6,656	2,018	7,613	2,831	1,702	3,063	23,883
Other operating expenses	24,385	5,740	24,606	8,602	5,746	402	69,481
Depreciation and amortization	6,073	7,485	7,617	3,550	2,222	2,424	29,371
Impairment loss	—	—	204	—	—	—	204

Income (loss) from operations	$49,608	$21,922	$18,460	$16,256	$19,611	$(35,735)	$90,122

Operating margin percentage	21.2%	31.9%	10.7%	28.5%	37.1%	N/A	15.5%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate and Eliminations	Total
Nine Months Ended September 30, 2006
Service revenue	$243,400	$74,406	$140,316	$54,068	$33,419	$(2,937)	$542,672
Reimbursed government fee revenue	—	33,610	8,185	—	—	(2,267)	39,528

Total revenue	243,400	108,016	148,501	54,068	33,419	(5,204)	582,200
Cost of service revenue	102,352	21,707	41,769	5,183	1,778	(2,787)	170,002
Government fees paid	—	33,610	8,185	—	—	(2,267)	39,528

Total cost of service	102,352	55,317	49,954	5,183	1,778	(5,054)	209,530
Gross margin	141,048	52,699	98,547	48,885	31,641	(150)	372,670
Salaries and benefits	46,888	13,655	51,642	20,168	15,375	20,767	168,495
Facilities and telecommunications	6,372	1,582	6,090	2,811	1,207	3,231	21,293
Other operating expenses	21,043	4,646	21,300	9,510	3,986	1,458	61,943
Depreciation and amortization	6,517	7,327	5,554	3,373	1,853	1,084	25,708
Impairment loss	—	—	—	—	—	—	—

Income (loss) from operations	$60,228	$25,489	$13,961	$13,023	$9,220	$(26,690)	$95,231

Operating margin percentage	24.7%	34.3%	9.9%	24.1%	27.6%	N/A	17.5%

Credit Services Segment

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006

Service revenue was $70.6 million for the three months ended September 30, 2007, a decrease of $11.0 million compared to service revenue of $81.6 million for the three months ended September 30, 2006. A decrease in transactions related to the decline in the mortgage lending industry and a decline in revenue at the automotive lead generation business was partially offset by an increase in revenue from new products and services.

Cost of service revenue was $30.8 million for the three months ended September 30, 2007, a decrease of $3.8 million compared to cost of service revenue of $34.6 million in the same period of 2006. The impact of the decrease in transactions resulted in an overall decrease in the cost of service revenue despite an increase in credit data costs.

Salaries and benefits decreased by $0.6 million. Salaries and benefits were 21.2% of service revenue in the third quarter of 2007 compared to 18.9% during the same period in 2006. The decreased expense is due to staff reductions and operational efficiencies gained due to consolidation of certain functions.

Facilities and telecommunication expenses were 3.1% of service revenue in the third quarter of 2007 compared to 2.7% in the third quarter of 2006.

Other operating expenses increased by $1.0 million. Other operating expenses were 10.9% of service revenue in the third quarter of 2007 and 8.2% in the same period of 2006. The change in 2007 is primarily due to an increase in bad debt expense and costs related to international operations, and a decrease in the amounts allocated to other segments for shared services.

Depreciation and amortization expense was flat compared to the third quarter of 2006.

Income from operations was $13.0 million for the three months ended September 2007 compared to $20.7 million in the same period of 2006. The operating margin percentage decreased from 25.3% to 18.4% primarily due to the impact of the decrease in service revenue, a decrease in allocations to other segments, an increase in bad debt expense, an increase in credit data costs and costs of international operations, partially offset by a reduction in salaries and benefits.

Data Services Segment

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006

Total service revenue was $20.8 million for the three months ended September 30, 2007, a decrease of $3.7 million compared to service revenue of $24.5 million in the same period of 2006. The lead generation business has experienced decreased transactions due to the decline in the specialty lending industry.

Cost of service revenue was $5.0 million for the three months ended September 30, 2007, a decrease of $2.0 million compared to cost of service revenue of $7.0 million in the same period of 2006. The decrease is primarily due to a change in the revenue mix of the businesses in the third quarter of 2007 compared to the same period in 2006.

Salaries and benefits increased $0.2 million compared to the third quarter of 2006. Salaries and benefits were approximately 22.4% and 18.3% of service revenue in the third quarter of 2007 and 2006, respectively. The increase is primarily due to increased staffing levels needed to support the businesses.

Facilities and telecommunication expenses increased $0.2 million compared to the third quarter of 2006. Facilities and telecommunication expenses were approximately 3.4% and 2.1% of service revenue in the third quarter of 2007 and 2006, respectively. The increase is primarily due to the increase in rent and telecommunication costs as a result of the relocation of offices.

Other operating expenses was flat compared to the third quarter of 2006. Other operating expenses were 12.2% of service revenue in the third quarter of 2007 and 6.9% in the third quarter of 2006. The increase is largely attributable to increased bad debt expense and shared services allocations.

Depreciation and amortization expense incrased $0.2 million compared to the third quarter of 2006.

The operating margin percentage decreased from 34.4% to 29.5% in comparing the third quarter of 2006 to the third quarter of 2007. Income from operations was $6.2 million for the third quarter of 2007, a decrease of $2.2 million compared to $8.4 million in the third quarter of 2006. The decrease in the operating income is primarily due to a decrease in the lead generation business.

Employer Services Segment

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006

Total service revenue was $59.2 million for the three months ended September 30, 2007, an increase of $5.7 million compared to service revenue of $53.5 million in the same period of 2006. The increase was driven by the addition of $2.8 million of revenue from acquisitions and $2.9 million of revenue from existing businesses, primarily in the tax service and background screening businesses.

Salaries and benefits increased by $3.4 million. Salaries and benefits were 37.4% of service revenue in the third quarter of 2007 compared to 35.1% in the same period of 2006. The number of employees has increased due to growth in international operations and the growth of the existing businesses in the segment in comparison to the same period in 2006. In addition, approximately $0.9 million in severance expense was recorded related to the office consolidations.

Facilities and telecommunication expenses increased by $0.8 million. Facilities and telecommunication expenses were 4.8% of service revenue in the third quarter of 2007 and 3.9% in the third quarter of 2006. The segment recorded approximately $0.3 million in future lease expense related to office consolidations. The remaining increase is primarily due to the growth in international operations.

Other operating expenses increased by $0.3 million. Other operating expenses were 14.1% of service revenue in the third quarter of 2007 and 15.0% for the same period of 2006. The increase in other operating expenses is due to costs incurred in integrating and consolidating operations, product and geographic expansion and cross-selling initiatives.

Depreciation and amortization increased by $0.4 million primarily due to the addition of intangible assets related to the acquisitions and the rollout of new software projects.

The operating margin percentage was flat compared to the same quarter of 2006.

Income from operations was $6.6 million for the three months ended September 30, 2007, an increase of $0.6 million compared to income from operations of $6.0 million in the same period of 2006. Income from operations increased primarily due to the growth in the tax service and background screening businesses, offset by $1.7 million in expense related to consolidating operations.

Multifamily Services Segment

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006

Total service revenue was $19.7 million for the three months ended September 30, 2007, an increase of $1.1 million compared to service revenue of $18.6 million in the same period of 2006. The 5.8% organic growth is driven by expanded market share and an increase in products and services.

Salaries and benefits costs increased $0.2 million compared to the same period in 2006. Salaries and benefits were 34.3% of service revenue for the third quarter of 2007 compared to 35.0% of service revenue in the same period of 2006.

Facilities and telecommunication expenses are comparable to the same period of 2006. Facilities and telecommunication expenses were 4.6% of service revenue in the third quarter of 2007 and 5.4% in the third quarter of 2006. The decrease as a percentage of service revenue is due to service revenue increasing as facilities and telecommunication expense remained stable.

Other operating expenses decreased $0.4 million compared to the same period in 2006. Other operating expenses were 14.5% of service revenue in the third quarter of 2007 compared to 17.3% in the same period of 2006.

Depreciation and amortization is comparable to the same period of 2006.

Income from operations was $6.1 million in the third quarter of 2007 compared to income from operations of $4.9 million in the same period of 2006. The operating margin increased from 26.5% to 30.8% due to increased revenue growth with a larger variety of products delivered to the customers while containing infrastructure costs.

Investigative and Litigation Services Support Segment

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006

Total service revenue was $24.9 million for the three months ended September 30, 2007, an increase of $14.2 million compared to service revenue of $10.7 million in the same period of 2006. The organic growth of $13.7 million is predominately driven by continued growth in the Litigation Support Services’ international operations.

Salaries and benefits increased by $3.8 million. Salaries and benefits were 36.2% of service revenue in the third quarter of 2007 compared to 48.1% in the same period of 2006. The increase is mainly due to the increase of employees needed to support the revenue growth in the Litigation Support Services international operations as well as increased incentive compensation and commissions as a result of revenue growth.

Facilities and telecommunication expenses increased by $0.3 million compared to the same period in 2006. Facilities and telecommunication expenses were 2.7% of service revenue in the third quarter of 2007 and 3.6% in the third quarter of 2006. The increase is primarily due to a new European office.

Other operating expenses increased by $0.9 million. Other operating expenses were 8.7% of service revenue in the third quarter of 2007 and 12.1% for the same period of 2006. The increase is related to international expansion and new business development efforts in this segment.

Depreciation and amortization is comparable to the same period of 2006. Depreciation and amortization was 2.9% of service revenue in the third quarter of 2007 and 6.0% for the same period of 2006.

The operating margin percentage increased from 25.2% to 46.9%. The increase is due to an increase in revenue in the Litigation Support Services businesses which have higher margin services.

Income from operations was $11.7 million for the third quarter of 2007 compared to $2.7 million for the same period of 2006. The increase is due to the continued growth in the Litigation Support Services businesses.

Corporate

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006

Corporate costs and expenses primarily represent compensation and benefits for senior management, administrative staff, technology personnel and their related expenses in addition to an administrative fee paid to First American. The corporate expenses were $9.2 million in the third quarter of 2007 compared to expenses of $9.3 million in the same period of 2006. Corporate expenses were 4.7% of consolidated service revenue in 2007 compared to 4.9% in 2006.

Consolidated Results

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006

Consolidated service revenue for the three months ended September 30, 2007 was $194.7 million, an increase of $6.7 million compared to service revenue of $188.0 million in the same period in 2006. Acquisitions accounted for $3.3 million of the increase while $3.4 million was organic growth.

Salaries and benefits increased $7.2 million when comparing the third quarter of 2007 to the third quarter of 2006. Salaries and benefits expenses were 33.2% of service revenue for the three months ended September 30, 2007 and 30.5% for the same period in 2006. The increase is primarily related to additional employees added for company growth.

Facilities and telecommunication expense increased by $1.1 million compared to the same period in 2006. Facilities and telecommunication expenses were 4.3% and 3.9% of service revenue in the third quarter of 2007 and 2006, respectively. The increase is due to international growth and office moves or consolidations.

Other operating expenses increased by $1.5 million compared to the same period in 2006. Other operating expenses were 11.9% of service revenue for the three months ended September 30, 2007 and 11.5% compared to the same period for 2006. The increase is primarily related to increased bad debt expense and software expense.

Depreciation and amortization increased by $1.2 million due to an increase in amortization of intangible assets as a result of acquisitions, fixed asset additions and the roll out of internally developed software.

The consolidated operating margin was 17.6% for the three months ended September 30, 2007, compared to 17.8% for the same period in 2006. The decrease in the operating margin is related to the mix of business in comparing the third quarter of 2007 to the third quarter of 2006, driven primarily by the decrease in the Credit Services segment which is affected by the decline in the mortgage lending industry. In addition, $1.7 million in expense was recorded related to consolidating operations in the Employer Services Segment.

Income from operations was $34.2 million for the three months ended September 30, 2007 compared to $33.4 million for the same period in 2006. The increase of $0.8 million is comprised of an increase in operating income of $0.6 million in Employer Services, $1.2 million at Multifamily Services and $9.0 million in Investigative and Litigation Support Services offset by decreases in operating income of $7.7 million in Credit Services, and $2.3 million in Data Services.

Credit Services Segment

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Service revenue was $234.2 million for the nine months ended September 30, 2007, a decrease of $9.2 million compared to service revenue of $243.4 million for the nine months ended September 30, 2006. A decrease in transactions related to the decline in the mortgage lending industry and a decline in revenue at the automotive lead generation business was partially offset by an increase in revenue from new products and services.

Cost of service revenue was $100.5 million for the nine months ended September 30, 2007 compared to $102.4 million for the same period the year before. A decrease in transaction volumes was largely offset by an increase in credit data costs.

Salaries and benefits expense were comparable to the same period of 2006. Salaries and benefits were 20.1% of service revenue in the first nine months of 2007 compared to 19.3% during the same period in 2006.

Facilities and telecommunication expense increased by $0.3 million compared to the same period in 2006. Facilities and telecommunication expenses were 2.8% of service revenue for the nine months of 2007 compared to 2.6% in the same period in 2006.

Other operating expenses increased by $3.3 million. Other operating expenses were 10.4% of service revenue in the first nine months of 2007 compared to 8.6% for the same period of 2006. The change in 2007 is primarily due to an increase in bad debt expense and costs related to international operations.

Depreciation and amortization decreased by $0.4 million. Depreciation and amortization was 2.6% of service revenue during the nine months ended September 30, 2007 compared to 2.7% in the same period in 2006. The decrease is primarily due to certain fixed assets and intangibles becoming fully depreciated.

Income from operations was $49.6 million for the nine months ended September 2007 compared to $60.2 million in the same period of 2006. The operating margin percentage decreased from 21.2% to 24.7% primarily due to the impact of the decrease in service revenue, costs of international operations, increase in credit data costs, and bad debt expense.

Data Services Segment

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Service revenue was $68.6 million for the nine months ended September 30, 2007, a decrease of $5.8 million compared to service revenue of $74.4 million in the same period of 2006. The decrease is due to the decline in revenue at the lead generation business which is due to the decline in the mortgage and specialty lending industry.

Cost of service revenue decreased $4.5 million. Cost of service as a percentage of service revenue decreased from 29.2% on a year-to-date basis in 2006 to 25.1% for the comparable period in 2007. The decrease is due the decline in revenue at the lead generation business that occurred in the second and third quarters of 2007.

Salaries and benefits increased by $0.6 million. Salaries and benefits were 20.8% of service revenue for the nine months ended September 30, 2007 compared to 18.4% in the same period of 2006. The increase is due to increased staffing levels and related salaries and benefit costs needed to support the growth of the businesses.

Facilities and telecommunication expenses increased by $0.4 million compared to the same period in 2006. Facilities and telecommunication expenses were 2.9% of service revenue for the nine months ended September 30, 2007 and 2.1% in the same period of 2006. The increase is primarily due to relocation costs related to moving offices.

Other operating expenses increased by $1.1 million. Other operating expenses were 8.4% of service revenue for the nine months ended September 30, 2007 and 6.2% in the same period of 2006. The increase in operating expenses is due to an increase in marketing expenses, bad debt expense, shared services and professional fees.

Depreciation and amortization increased by $0.2 million due to an increase in fixed assets related to the office relocations and the rollout of new software projects. Depreciation and amortization expense was 10.9% of service revenue for the nine months ended September 30, 2007 and 9.8% in the same period of 2006.

Income from operations was $21.9 million for the nine months ended September 30, 2007 compared to $25.5 million for the same period in 2006. The operating margin percentage decreased from 34.3% to 31.9%. The decrease in the operating margin is primarily due to the sales mix and related margins. The decrease is due the decline in revenue at the lead generation business that occurred in the second and third quarters of 2007 and increased operating expenses.

Employer Services Segment

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Service revenue was $172.0 million for the nine months ended September 30, 2007, an increase of $31.7 million compared to service revenue of $140.3 million in the same period of 2006. The increase was primarily driven by the addition of $21.3 million of revenue from acquisitions and $10.4 million in revenue from existing business, primarily in the tax service and background screening businesses.

Salaries and benefits increased by $12.9 million. Salaries and benefits were 37.5% of service revenue for the nine months ended September 30, 2007 compared to 36.8% in the same period of 2006. The increase is primarily related to the international acquisitions in 2006, growth in the segment and severance expense recorded for office consolidations.

Facilities and telecommunication expenses increased by $1.5 million. Facilities and telecommunication expenses were approximately 4.4% of service revenue for the nine months ended September 30, 2007 and 2006. The increase in expense is primarily due to the acquisitions that occurred in 2006, expanded facilities for organic growth and estimated future lease payments accrued for office closures.

Other operating expenses increased by $3.3 million. Other operating expenses were 14.3% of service revenue for the nine months ended September 30, 2007 and 15.2% for the same period of 2006. The increase is mainly due to the additional cost of professional fees, shared services and marketing expense related to the growth of the businesses, consolidating offices and cross-selling.

Depreciation and amortization increased by $2.1 million primarily due to the addition of intangible assets related to the acquisitions and the rollout of software development initiatives.

Income from operations increased $4.5 million compared to the same period in 2006. The operating margin increased from 9.9% to 10.7%. The increase is due to revenue and earnings growth in most of the product lines offset by a decline in the occupational health service business and $1.7 million in expense related to consolidating operations.

Multifamily Services Segment

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Service revenue was $57.0 million for the nine months ended September 30, 2007, an increase of $2.9 million compared to service revenue of $54.1 million in the same period of 2006. Organic growth was 5.4% for the segment and was driven by expanded market share and an increase in products and services.

Salaries and benefits increased $0.2 million when compared to the same period in 2006. Salaries and benefits were 35.8% of service revenue for the nine months ended September 30, 2007 compared to 37.3% of service revenue in the same period of 2006. The increase in expense is due to customary annual increases offset by strategic reductions in employees.

Facilities and telecommunication expenses were comparable to the same period of 2006.

Other operating expenses decreased by $0.9 million and were 15.1% of service revenue for the nine months ended September 30, 2007 compared to 17.6% in the same period of 2006. The decrease is due to reduced costs of leased equipment, software and marketing expense.

Depreciation and amortization increased $0.2 million compared to the same period of 2006. Depreciation and amortization was 6.2% of service revenue for the nine months ended September 30, 2007 and 2006.

Income from operations was $16.3 million for the nine months ended September 30, 2007 compared to income from operations of $13.0 million in the same period of 2006. The operating margin increased from 24.1% to 28.5%. The increase in operating income and margins is primarily due to increased revenue while containing or reducing operating costs.

Investigative and Litigation Services Segment

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Service revenue was $52.9 million for the nine months ended September 30, 2007, an increase of $19.5 million compared to service revenue of $33.4 million in the same period of 2006. The increase is $18.1 million of organic growth and $1.4 million of acquisition growth. The organic growth is predominately driven by continued growth in the Litigation Support Services’ international operations.

Salaries and benefits increased by $6.6 million. Salaries and benefits were 41.5% of service revenue for the nine months ended September 30, 2007 and 46.0% for the same period in 2006. The increase in expense is primarily due to acquisitions and increased incentive compensation and commissions as a result of revenue growth.

Facilities and telecommunication expenses increased by $0.5 million. Facilities and telecommunication expenses were 3.2% of service revenue for the nine months ended September 30, 2007 and 3.6% in the same period of 2006. The increase is primarily due to acquisitions and growth in the Litigation Support Services division.

Other operating expenses increased by $1.8 million. Other operating expenses were 10.9% of service revenue for the nine months ended September 30, 2007 and 11.9% for the same period of 2006. The increase is predominantly driven by the 2006 acquisitions and is related to international travel and shared services.

Depreciation and amortization increased by $0.4 million. The increase is due to the increase in investment in capital assets for growth.

Income from operations was $19.6 million for the nine months ended September 30, 2007 compared to $9.2 million in 2006. The operating margin increased from 27.6% to 37.1%. The increase is due to an increase in revenue in the Litigation Support Services businesses which provide higher margin services.

Corporate

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Corporate costs and expenses represent primarily compensation and benefits for senior management, administrative staff, technology personnel and their related expenses in addition to an administrative fee paid to First American. The corporate expenses were $35.7 million for the nine months ended September 30, 2007 compared to expenses of $26.7 million in the same period of 2006. Approximately $8.0 million of the increased expense is due to costs related to the former CEO’s transition agreement in the first quarter of 2007.

Consolidated Results

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Consolidated service revenue for the nine months ended September 30, 2007 was $582.5 million, an increase of $39.8 million compared to service revenue of $542.7 million in the same period in 2006. Acquisitions accounted for $22.9 million of the increase and $16.9 million was related to organic growth.

Salaries and benefits increased by $29.5 million for the nine months ended September 30, 2007 compared to the same period in 2006. Salaries and benefits expense was 34.0% of service revenue for the nine months ended September 30, 2007 and 31.0% for the same period in 2006. The increase is primarily the $8.0 million recorded in first quarter 2007 related to the former CEO’s transition agreement in the first quarter of 2007. The remaining increase is related to increase in personnel to support the growth of the businesses.

Facilities and telecommunication increased by $2.6 million compared to the same period in 2006. Facilities and telecommunication expenses were 4.1% and 3.9% of service revenue for the nine months ended September 30, 2007 and 2006, respectively. The increase in facilities and telecommunication expenses is primarily due to acquisitions and costs for expansion in connection with organic growth.

Other operating expenses increased by $7.5 million compared to the same period in 2006. Other operating expenses were 11.9% of service revenue for the nine months ended September 30, 2007 and 11.4% compared to the same period for 2006. The increase is due to acquisitions, and increased software, international travel, legal and professional expenses.

Depreciation and amortization increased by $3.7 million due to an overall increase in amortization of intangible assets as a result of acquisitions, rollout of software initiatives and capital asset investment for organic growth.

The consolidated operating margin was 15.5% for the nine months ended September 30, 2007, compared to 17.5% for the same period in 2006. The decrease in margin is primarily due the change in revenue mix, primarily affected by the mortgage lending industry, $8.0 million of costs related to the former CEO’s transition agreement in the first quarter of 2007 and $1.7 million in expense related to consolidating operations.

Income from operations was $90.1 million for the nine months ended September 30, 2007 compared to $95.2 million for the same period in 2006. The decrease of $5.1 million is comprised of an increase in operating income of $4.5 million in Employer Services, $3.2 million in Multifamily Services and $10.4 million in Investigative and Litigation Support Services offset by decreases in operating income of $10.6 million at Credit Services, $3.6 million in Data Services, and an increase of corporate expenses of $9.0 million.

Liquidity and Capital Resources

The Company’s primary source of liquidity is cash flow from operations and amounts available under credit lines the Company has established with a bank. As of September 30, 2007, cash and cash equivalents were $33.7 million.

Net cash provided by operating activities of continuing operations was $88.5 million compared to cash provided by operating activities of continuing operations of $61.9 million for the nine months ended September 30, 2007 and 2006, respectively.

Cash provided by operating activities of continuing operations increased by $26.6 million for the nine months ended September 30, 2007 to the same period of 2006 while income from continuing operations was $48.1 million for the nine months ended September 30, 2007 and $48.4 million for the same period in 2006. The increase in cash provided by operating activities of continuing operations was primarily due to the increase in non-cash charges for share based compensation, deferred taxes, depreciation, amortization and bad debt expense, offset by payments made for accrued liabilities and an increase in accounts receivable.

Cash used in investing activities of continuing operations was $58.1 million and $48.1 million for the nine months ended September 30, 2007 and 2006, respectively. For the nine months ended September 30, 2007, net cash in the amount of $28.0 million was used for acquisitions compared to $31.0 million in 2006. Purchases of property and equipment were $27.6 million for the nine months ended September 30, 2007 compared to $17.7 million in the same period of 2006.

Cash used in financing activities of continuing operations was $28.7 million for the nine months ended September 30, 2007, compared to $11.2 million for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, proceeds from existing credit facilities were $50.1 million compared to $42.9 million in 2006. Repayment of debt was $83.2 million for the nine months ended September 30, 2007 and $54.0 million in the same period of 2006.

In 2005, the Company executed a $225 million revolving credit agreement, with a bank syndication (the “Credit Agreement”). The Credit Agreement includes a $10 million sub-facility for the issuance of letters of credit and up to a $5 million swing loan facility. The credit facility maturity date is September 28, 2010. The Credit Agreement is collateralized by the stock and accounts receivables of the Company’s subsidiaries.

At September 30, 2007, the Company had available lines of credit of $90 million and the Company was in compliance with the financial covenants of its loan agreements.

First Advantage filed a Registration Statement with the Securities and Exchange Commission for the issuance of up to 5,000,000 shares of our Class A common stock, par value $.001 per share, from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities. The Registration Statement was declared effective on January 9, 2006. A total of 1,338,631 shares were issued for acquisitions as of September 30, 2007.

First Advantage filed a Registration Statement with the Securities and Exchange Commission for the issuance of up to 2,000,000 shares of our Class A common stock, par value $.001 per share, from time to time for general corporate purposes. The Registration Statement was declared effective on January 3, 2005. No shares have been issued as of September 30, 2007.

First Advantage seeks to acquire other businesses as part of its growth strategy. The Company will continue to evaluate acquisitions in order to achieve economies of scale, expand market share and enter new markets. The extent of future acquisitions, however, is dependent upon the availability of capital and liquidity to fund such acquisitions.

While uncertainties within the Company’s industry exist, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements. The Company believes that, based on current levels of operations and anticipated growth, the Company’s cash flow from operations, together with available sources of liquidity, will be sufficient to fund operations, anticipated capital expenditures, make required payments of principal and interest on debt, and satisfy other long-term contractual commitments. However, any material adverse change in our operating results from our business plan, or acceleration of existing debt obligations or in the amount of investment in acquisitions, technology or products could require the Company to seek other funding alternatives including raising additional capital.

The following is a schedule of long-term contractual commitments, as of September 30, 2007, over the periods in which they are expected to be paid.

In thousands	2007	2008	2009	2010	2011	Thereafter	Total
Advertising commitments	$256	$—	$—	$—	$—	$—	$256
Minimum contract purchase commitments	819	2,145	663	348	—	—	3,975
Operating leases	6,255	15,611	12,590	8,970	6,897	22,577	72,900
Debt and capital leases	3,595	18,001	7,944	141,276	—	—	170,816
Interest payments related to debt (1)	2,783	11,288	10,401	7,486	—	—	31,958

Total	$13,708	$47,045	$31,598	$158,080	$6,897	$22,577	$279,905

(1)	Estimated interest payments are calculated assuming current interest rates over minimum maturity periods specified in debt agreements.

First Advantage Corporation

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For the Three and Six Months Ended June 30, 2007 and 2006

Overview

First Advantage Corporation (NASDAQ: FADV) (“First Advantage” or the “Company”) provides global risk mitigation, screening services and credit reporting to enterprise and consumer customers. The Company operates in five primary business segments: Credit Services, Data Services, Employer Services, Multifamily Services, and Investigative & Litigation Support Services. First Advantage is headquartered in Poway, California, and has approximately 4,800 employees in offices throughout the United States and abroad. For the six months ended June 30, 2007, First Advantage has acquired one company, which is included in the Employer Services segment.

Operating results for the three and six months ended June 30, 2007 included total service revenue of $196.6 million and $387.8 million, respectively. This represents an increase of 7.9% and 9.4% over the same periods in 2006. Operating income for the three and six months ended June 30, 2007 was $34.0 million and $55.9 million, respectively. Operating income increased $0.6 million for the three months ended June 30, 2007 and decreased $5.9 million for the six months ended June 30, 2007 in comparison to the same periods in 2006. In connection with the former CEO’s Transition Agreement, First Advantage recorded compensation expense of $8.0 million in the first quarter of 2007 (included in salaries and benefits), reflecting the value of the cash severance payment of $4.4 million and the value of the previously unvested restricted stock, restricted stock units and stock options. The $8.0 million of compensation expense reduced net income for the six months ending June 30, 2007 by $4.7 million or 8 cents per diluted share.

As part of the Company’s streamlining initiative, in the second quarter of 2008 First Advantage sold First Advantage Investigative Services (“FAIS”), which was included in our Investigative and Litigation Support Services segment, and Credit Management Solutions, Inc. (“CMSI”), which was included in our Credit Services segment. These businesses are presented in discontinued operations at March 31, 2008. The results of these businesses’ operations in the prior periods have been reclassified to conform to the 2008 classification.

In October 2007, the Company completed the sale of US Search.com (“US Search”). US Search was included in the Company’s Data Services segment. With the growth of First Advantage, a consumer-driven people locator service no longer fits into the Company’s core business strategy. This business is presented in discontinued operations at December 31, 2007. The results of this business’ operations in the prior periods have been reclassified to conform to the 2007 classification.

Critical Accounting Policies and Estimates

Critical accounting policies are those policies used in the preparation of the company’s financial statements that require management to make estimates and judgments that affect the reported amounts of certain assets, liabilities, revenue, expenses and related disclosure of contingencies. A summary of these policies can be found in Management’s Discussion and Analysis in the Company’s Annual Report on Form 10-K for year ended December 31, 2006.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157 “Fair Value Measurements”, (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value within generally accepted accounting principles (“GAAP”), and expands disclosure requirements regarding fair value measurements. The provisions for SFAS 157 are effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Liabilities,” (“SFAS 159”). SFAS 159 allows companies to report selected financial assets and liabilities at fair value at their discretion. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective at the beginning of a company’s first fiscal year after November 15, 2007.

The following is a summary of the operating results by the Company’s business segments for the three and six months ended June 30, 2007 and 2006.

(in thousands, except percentages)	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate	Total
Three Months Ended June 30, 2007
Service revenue	$80,364	$23,415	$57,971	$19,676	$15,752	$(537)	$196,641
Reimbursed government fee revenue	—	11,097	3,644	—	—	(1,271)	13,470

Total revenue	80,364	34,512	61,615	19,676	15,752	(1,808)	210,111
Cost of service revenue	34,205	5,923	16,366	1,890	551	(474)	58,461
Government fees paid	—	11,097	3,644	—	—	(1,271)	13,470

Total cost of service	34,205	17,020	20,010	1,890	551	(1,745)	71,931
Gross margin	46,159	17,492	41,605	17,786	15,201	(63)	138,180
Salaries and benefits	15,792	4,772	21,352	6,721	6,976	7,132	62,745
Facilities and telecommunications	2,177	684	2,412	982	545	1,000	7,800
Other operating expenses	8,158	2,104	8,371	3,030	1,932	192	23,787
Depreciation and amortization	2,050	2,509	2,671	1,187	721	687	9,825

Income (loss) from operations	$17,982	$7,423	$6,799	$5,866	$5,027	$(9,074)	$34,023

Operating margin percentage	22.4%	31.7%	11.7%	29.8%	31.9%	N/A	17.3%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate	Total
Three Months Ended June 30, 2006
Service revenue	$81,894	$24,293	$46,990	$18,759	$11,361	$(991)	$182,306
Reimbursed government fee revenue	—	11,094	2,952	—	—	(813)	13,233

Total revenue	81,894	35,387	49,942	18,759	11,361	(1,804)	195,539
Cost of service revenue	34,254	7,149	13,684	1,813	571	(959)	56,512
Government fees paid	—	11,094	2,952	—	—	(813)	13,233

Total cost of service	34,254	18,243	16,636	1,813	571	(1,772)	69,745
Gross margin	47,640	17,144	33,306	16,946	10,790	(32)	125,794
Salaries and benefits	15,523	4,689	16,880	6,780	5,154	6,677	55,703
Facilities and telecommunications	2,053	541	2,149	907	413	1,179	7,242
Other operating expenses	7,208	1,492	6,782	3,273	1,395	654	20,804
Depreciation and amortization	2,186	2,464	1,832	1,100	616	425	8,623

Income (loss) from operations	$20,670	$7,958	$5,663	$4,886	$3,212	$(8,967)	$33,422

Operating margin percentage	25.2%	32.8%	12.1%	26.0%	28.3%	N/A	18.3%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate	Total
Six Months Ended June 30, 2007
Service revenue	$163,617	$47,802	$112,796	$37,281	$28,075	$(1,743)	$387,828
Reimbursed government fee revenue	—	23,285	6,430	—	—	(2,171)	27,544

Total revenue	163,617	71,087	119,226	37,281	28,075	(3,914)	415,372
Cost of service revenue	69,638	12,256	32,306	3,444	1,060	(1,404)	117,300
Government fees paid	—	23,285	6,430	—	—	(2,171)	27,544

Total cost of service	69,638	35,541	38,736	3,444	1,060	(3,575)	144,844
Gross margin	93,979	35,546	80,490	33,837	27,015	(339)	270,528
Salaries and benefits	32,079	9,603	42,428	13,634	12,950	22,692	133,386
Facilities and telecommunications	4,503	1,300	4,755	1,917	1,043	2,000	15,518
Other operating expenses	16,681	3,924	16,258	5,749	3,573	189	46,374
Depreciation and amortization	4,071	4,950	5,139	2,357	1,501	1,344	19,362

Income (loss) from operations	$36,645	$15,769	$11,910	$10,180	$7,948	$(26,564)	$55,888

Operating margin percentage	22.4%	33.0%	10.6%	27.3%	28.3%	N/A	14.4%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate	Total
Six Months Ended June 30, 2006
Service revenue	$161,770	$49,937	$86,783	$35,452	$22,676	$(1,985)	$354,633
Reimbursed government fee revenue	—	22,250	5,501	—	—	(1,520)	26,231

Total revenue	161,770	72,187	92,284	35,452	22,676	(3,505)	380,864
Cost of service revenue	67,781	14,713	25,214	3,380	1,241	(1,862)	110,467
Government fees paid	—	22,250	5,501	—	—	(1,520)	26,231

Total cost of service	67,781	36,963	30,715	3,380	1,241	(3,382)	136,698
Gross margin	93,989	35,224	61,569	32,072	21,435	(123)	244,166
Salaries and benefits	31,422	9,179	32,871	13,654	10,203	13,724	111,053
Facilities and telecommunications	4,194	1,064	3,987	1,804	820	2,127	13,996
Other operating expenses	14,388	2,946	13,266	6,287	2,682	785	40,354
Depreciation and amortization	4,416	4,953	3,444	2,237	1,213	679	16,942

Income (loss) from operations	$39,569	$17,082	$8,001	$8,090	$6,517	$(17,438)	$61,821

Operating margin percentage	24.5%	34.2%	9.2%	22.8%	28.7%	N/A	17.4%

Credit Services Segment

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Service revenue was $80.4 million for the three months ended June 30, 2007, a decrease of $1.5 million compared to service revenue of $81.9 million for the three months ended June 30, 2006. A decline in the mortgage lending industry and a decrease in revenue at the automotive lead generation business resulted in an overall decrease in service revenue, offset by revenue growth from new products and services and expansion of the existing customer base in the membership business.

Cost of service revenue was $34.2 million for the three months ended June 30, 2007, a decrease of $0.1 million compared to cost of service revenue of $34.3 million in the same period of 2006. The impact of the decline in transactions resulted in an overall decrease in the cost of service revenue offset in part by an increase in credit data costs.

Salaries and benefits expenses increased by $0.3 million. Salaries and benefits were 19.7% of service revenue in the second quarter of 2007 compared to 19.0% during the same period in 2006. The increase is primarily due to increased staffing levels needed to support the growth at the consumer credit business.

Facilities and telecommunication expenses were flat compared to the same period in 2006. Facilities and telecommunication expenses were 2.7% of service revenue in the second quarter of 2007 compared to 2.5% in the second quarter of 2006.

Other operating expenses increased by $1.0 million. Other operating expenses were 10.2% of service revenue in the second quarter of 2007 compared to 8.8% for the same period of 2006. The change in 2007 is primarily due to an increase in bad debt expense and increased costs related to international operations,.

Depreciation and amortization expense was flat compared to the same period in 2006. Depreciation and amortization was 2.6% of service revenue during the second quarter of 2007 compared to 2.7% in the same period in 2006.

Income from operations was $18.0 million for the three months ended June 2007 compared to $20.7 million in the same period of 2006. The operating margin percentage decreased from 25.2% to 22.4% primarily due to impact of the decrease in service revenue, cost of increased international operations and bad debt expense.

Data Services Segment

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Total service revenue was $23.4 million for the three months ended June 30, 2007, a decrease of $0.9 million compared to service revenue of $24.3 million in the same period of 2006. Service revenue has decreased due to the decline in the lead generation business.

Cost of service revenue was $5.9 million for the three months ended June 30, 2007, a decrease of $1.2 million compared to cost of service revenue of $7.1 million in the same period of 2006. The decrease is primarily due to a change in the revenue mix of the businesses in the second quarter of 2007 compared to the same period in 2006.

Salaries and benefits for the second quarter of 2007 were comparable to the same period in 2006. Salaries and benefits were approximately 20.4% of service revenue in the second quarter of 2007 and and 19.3% for the second quarter of 2006.

Facilities and telecommunication expenses for the second quarter of 2007 were comparable to the same period in 2006. Facilities and telecommunication expenses were approximately 2.9% of service revenue in the second quarter of 2007 and 2.2% for the second quarter of 2006.

Other operating expenses increased by $0.6 million. Other operating expenses were 9.0% of service revenue in the second quarter of 2007 and 6.1% in the second quarter of 2006. The increase is largely attributable to increased bad debt expense and shared services allocations.

Depreciation and amortization expense was flat to the comparable period of 2006.

The operating margin percentage decreased from 32.8% to 31.7% in comparing the second quarter of 2006 to the second quarter of 2007. The decrease in the operating margin is primarily due to a change in the revenue mix of the businesses in the second quarter of 2007 compared to the same period in 2006.

Income from operations was $7.4 million for the second quarter of 2007, an decrease of $0.6 million compared to $8.0 million in the second quarter of 2006.

Employer Services Segment

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Total service revenue was $58.0 million for the three months ended June 30, 2007, an increase of $11.0 million compared to service revenue of $47.0 million in the same period of 2006. The increase was driven by the addition of $7.6 million of revenue from acquisitions and $3.7 million of revenue from existing business, primarily in the tax service and background screening businesses.

Salaries and benefits increased by $4.5 million. Salaries and benefits were 36.8% of service revenue in the second quarter of 2007 compared to 35.9% in the same period of 2006. The number of employees has increased due to growth in international operations and the growth of the existing businesses in the segment in comparison to the same period in 2006.

Facilities and telecommunication expenses increased by $0.3 million. Facilities and telecommunication expenses were 4.2% of service revenue in the second quarter of 2007 and 4.6% in the second quarter of 2006.

Other operating expenses increased by $1.6 million. Other operating expenses were 14.4% of service revenue in the second quarter of 2007 and 2006. The increase in other operating expenses is due to costs incurred in integrating and consolidating operations, product and geographic expansion and cross selling initiatives.

Depreciation and amortization increased by $0.8 million primarily due to the addition of intangible assets related to the acquisitions and the rollout of new software projects.

The operating margin percentage decreased from 12.1% to 11.7% primarily due to the change in the mix of the revenue products in comparing the same quarter of 2007 to 2006.

Income from operations was $6.8 million for the three months ended June 30, 2007, an increase of $1.1 million compared to income from operations of $5.7 million in the same period of 2006. Income from operations increased primarily due to the growth in the tax service and background screening businesses.

Multifamily Services Segment

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Total service revenue was $19.7 million for the three months ended June 30, 2007, an increase of $0.9 million compared to service revenue of $18.8 million in the same period of 2006. The 4.9% organic growth is driven by expanded market share and an increase in products and services.

Salaries and benefits costs were flat compared to the same period in 2006. Salaries and benefits were 34.2% of service revenue for the second quarter of 2007 compared to 36.1% of service revenue in the same period of 2006.

Facilities and telecommunication expenses are comparable to the same period of 2006. Facilities and telecommunication expenses were 5.0% of service revenue in the second quarter of 2007 and 4.8% in the second quarter of 2006.

Other operating expenses decreased $0.2 million compared to the same period in 2006. Other operating expenses were 15.4% of service revenue in the second quarter of 2007 compared to 17.4% in the same period of 2006.

Depreciation and amortization is comparable to the same period of 2006. Depreciation and amortization was 6.0% of service revenue in the second quarter of 2007 compared to 5.9% in the same period of 2006.

The operating margin increased from 26.0% to 29.8% due to increased revenue growth with a larger variety of products delivered to the customers while containing infrastructure costs.

Income from operations was $5.9 million in the second quarter of 2007 compared to income from operations of $4.9 million in the same period of 2006.

Investigative and Litigation Services Support Segment

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Total service revenue was $15.8 million for the three months ended June 30, 2007, an increase of $4.4 million compared to service revenue of $11.4 million in the same period of 2006. The organic growth of $3.9 million is predominately driven by the Litigation Support Services businesses.

Salaries and benefits increased by $1.8 million. Salaries and benefits were 44.3% of service revenue in the second quarter of 2007 compared to 45.4% in the same period of 2006. The increase is mainly due to the increase of employees needed to support the revenue growth in the Litigation Support Services businesses.

Facilities and telecommunication expenses were comparable to the same period of 2006. Facilities and telecommunication expenses were 3.5% of service revenue in the second quarter of 2007 and 3.6% in the second quarter of 2006.

Other operating expenses increased by $0.5 million. Other operating expenses were 12.3% of service revenue in the second quarter of 2007 and 2006. The increase is related to geographic expansion and new business development efforts in this segment.

Depreciation and amortization was comparable to the same period of 2006. Depreciation and amortization was 4.6% of service revenue in the second quarter of 2007 compared to 5.4% in the same period of 2006.

The operating margin percentage increased from 28.3% to 31.9%. The increase is due to an increase in revenues in the Litigation Support Services businesses with higher margin services.

Income from operations was $5.0 million for the second quarter of 2007 compared to $3.2 million for the same period of 2006. The increase is due to the continued growth in the Litigation Support Services businesses.

Corporate

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Corporate costs and expenses primarily represent compensation and benefits for senior management, administrative staff, technology personnel and their related expenses in addition to an administrative fee paid to First American. The corporate expenses were $9.1 million in the second quarter of 2007 compared to expenses of $9.0 million in the same period of 2006. Corporate expenses were 4.6% of consolidated service revenue in 2007 compared to 4.9% in 2006.

Consolidated Results

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Consolidated service revenue for the three months ended June 30, 2007 was $196.6 million, an increase of $14.3 million compared to service revenue of $182.3 million in the same period in 2006. Acquisitions accounted for $8.0 million of the increase while $6.3 million was growth from existing businesses.

Salaries and benefits increased $7.0 million in comparing the second quarter of 2007 to the second quarter of 2006. Salaries and benefits expense were 31.9% of service revenue for the three months ended June 30, 2007 and 30.6% for the same period in 2006. The increase is primarily related to additional employees added for company growth.

Facilities and telecommunication expense increased by $0.6 million compared to the same period in 2006. Facilities and telecommunication expenses were 4.0% of service revenue in the second quarter of 2007 and 2006.

Other operating expenses increased by $3.0 million compared to the same period in 2006. Other operating expenses were 12.1% of service revenue for the three months ended June 30, 2007 and 11.4% compared to the same period for 2006. The increase is primarily related to bad debt expense, temporary labor, and professional fees.

Depreciation and amortization increased by $1.2 million due to an increase in amortization of intangible assets as a result of acquisitions, fixed asset additions and the roll out of internally developed software.

The consolidated operating margin was 17.3% for the three months ended June 30, 2007, compared to 18.3% for the same period in 2006. The decrease in the operating margin is related to the mix of business in comparing the second quarter of 2007 to the second quarter of 2006, driven primarily by the decrease in the Credit Services segment which is affected by the decline in the mortgage lending industry.

Income from operations was $34.0 million for the three months ended June 30, 2007 compared to $33.4 million for the same period in 2006. The increase of $0.6 million is comprised of an increase in operating income of $1.1 million in Employer Services, $1.0 million at Multifamily Services and $1.8 million in Investigative and Litigation Support Services offset by decreases in operating income of $2.7 million in Credit Services, $0.5 million in Data Services, and $0.1 million increase in Corporate expenses.

Credit Services Segment

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Service revenue was $163.6 million for the six months ended June 30, 2007, a decrease of $1.8 million compared to service revenue of $161.8 million in the same period of 2006. A decline in the mortgage lending industry and a decrease in revenue at the automotive lead generation business resulted in an overall decrease in service revenue, offset by revenue growth from new products and services and expansion of the existing customer base in the membership business.

Cost of service revenue was $69.6 million for the six months ended June 30, 2007, an increase of $1.8 million compared to cost of service revenue of $67.8 million in the same period of 2006. Cost of service revenue was 42.6% of service revenue in 2007 compared to 41.9% in the same period of 2006. An increase in credit data costs and change in the revenue mix accounted for the increase.

Salaries and benefits expenses increased $0.7 million compared to the same period in 2006. Salaries and benefits were 19.6% of service revenue for the six months ended June 30, 2007 compared to 19.4% in the same period of 2006. The increase is primarily due to customary annual increases.

Facilities and telecommunication expenses increased $0.3 million compared to the same period in 2006. Facilities and telecommunication expenses were 2.8% of service revenue in the first half of 2007 and 2.6% in the same period of 2006.

Other operating expenses increased by $2.3million. Other operating expenses were 10.2% of service revenue in the first half of 2007 and 8.9% in the same period of 2006. The increase is primarily due to an increase in bad debt expense and costs related to increased international operations.

Depreciation and amortization decreased by $0.3 million compared to the same period in 2006. Depreciation and amortization were 2.5% of service revenue as of June 2007 and 2.7% in the same period of 2006.

Income from operations was $36.6 million for the six months ended June 2007 compared to $39.6 million in the same period in 2006. The operating margin percentage decreased from 24.5% to 22.4% primarily due to the impact of the decrease in service revenue and increases in salary and benefit costs, cost of international operations and bad debt expense.

Data Services Segment

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Service revenue was $47.8 million for the six months ended June 30, 2007, a decrease of $2.1 million compared to service revenue of $49.9 million in the same period of 2006. Service revenue has decreased due to the decline in the lead generation business.

Cost of service revenue decreased $2.5 million. Cost of service decreased from 29.5% on a year-to-date basis in 2006 to 25.6% for the comparable period in 2007. The decrease is due to the decline in revenue at the lead generation business that occurred in the second quarter of 2007.

Salaries and benefits increased by $0.4 million. Salaries and benefits were 20.1% of service revenue in the first half of 2007 compared to 18.4% in the same period of 2006.

Facilities and telecommunication expenses increased by $0.2 million compared to the same period in 2006. Facilities and telecommunication expenses were 2.7% of service revenue for the six months ended June 30, 2007 and 2.1% in the same period of 2006.

Other operating expenses increased by $1.0 million. Other operating expenses were 8.2% of service revenue in the first half of 2007 and 5.9% in the same period of 2006. The increase in operating expenses is due to an increase in shared services and professional fees.

Depreciation and amortization are flat compared to the same period in 2006.

Income from operations was $15.8 million for the first half of 2007 compared to $17.1 million in the first half of 2006. The operating margin percentage decreased from 34.2% to 33.0%. The decrease in the operating margin is primarily due to the sales mix and related margins and decreased revenue at the lead generation business.

Employer Services Segment

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Service revenue was $112.8 million for the six months ended June 30, 2007, an increase of $26.0 million compared to service revenue of $86.8 million in the same period of 2006. The increase was primarily driven by the addition of $18.0 million of revenue from acquisitions and $8.0 million of growth from existing businesses.

Salaries and benefits increased by $9.6 million. Salaries and benefits were 37.6% of service revenue in the first half of 2007 compared to 37.9% in the same period of 2006. The increase is primarily related to the foreign acquisitions in 2006 and growth in the segment.

Facilities and telecommunication expenses increased by $0.8 million. Facilities and telecommunication expenses were 4.2% of service revenue in the first half of 2007 and 4.6% compared to the same period in 2006. The increase in expense is primarily due to the acquisitions that occurred in 2006 and expanded facilities for organic growth.

Other operating expenses increased by $3.0 million. Other operating expenses were 14.4% of service revenue in the first half of 2007 and 15.3% for the same period of 2006. The increase is mainly due to the additional cost of professional fees, shared services and marketing expense related to the 2006 acquisitions.

Depreciation and amortization increased by $1.7 million primarily due to the addition of intangible assets related to the acquisitions and the rollout of software development initiatives.

Income from operations increased $3.9 million compared to the same period in 2006. The operating margin increased from 9.2% to 10.6%. The increase is due to revenue and earnings growth in most of the product lines slightly offset by a decline in the occupational health service business.

Multifamily Services Segment

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Service revenue was $37.3 million for the six months ended June 30, 2007, an increase of $1.8 million compared to service revenue of $35.5 million in the same period of 2006. Growth from existing businesses was 5.2% for the segment.

Salaries and benefits were flat compared to the same period in 2006. Salaries and benefits were 36.6% of service revenue for the first half of 2007 compared to 38.5% of service revenue in the same period of 2006. The decrease of salaries and benefits as a percentage of revenue is due to costs increased revenue growth while salary and benefit expense increased due to customary annual increases offset by strategic reductions in employees.

Facilities and telecommunication expenses increased by $0.1 million compared to the same period of 2006. Facilities and telecommunication expenses were 5.1% of service revenue for the six months ended June 30, 2007 and 2006.

Other operating expenses decreased by $0.5 million and were 15.4% of service revenue in the first half of 2007 compared to 17.7% in the same period of 2006. The decrease is due to reduced costs of leased equipment, software and marketing expense.

Depreciation and amortization increased $0.1 million compared to the same period of 2006. Depreciation and amortization was 6.3% of service revenue in the first half of 2007 and 2006.

Income from operations was $10.2 million in the first half of 2007 compared to income from operations of $8.1 million in the same period of 2006. The operating margin increased from 22.8% to 27.3%. The increase in operating income and margins is primarily due to increased revenue while containing and reducing operating costs.

Investigative and Litigation Services Segment

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Service revenue was $28.1 million for the six months ended June 30, 2007, an increase of $5.4 million compared to service revenue of $22.7 million in the same period of 2006. The increase is predominantly driven by $4.6 million of organic growth and $0.8 million of acquisition growth.

Salaries and benefits increased by $2.7 million. Salaries and benefits were 46.1% of service revenue in the first half of 2007 compared to 45.0% in the same period of 2006. The increases are mainly due to the acquisitions and increased incentive compensation and commissions as a result of revenue growth.

Facilities and telecommunication expenses increased by $0.2 million. Facilities and telecommunication expenses were 3.7% of service revenue for the six months ended June 30, 2007 and 3.6% in the same period of 2006.

Other operating expenses increased by $0.9 million. Other operating expenses were 12.7% of service revenue in the first half of 2007 and 11.8% for the same period of 2006. The increase is predominantly driven by the 2006 acquisitions and is related to travel and shared services.

Depreciation and amortization increased by $0.3 million. The increase is due to the increase in investment in capital assets for growth and the rollout of software initiatives.

Income from operations was $7.9 million for the six months ended June 30, 2007 compared to $6.5 million in 2006. The operating margin decreased from 28.7% to 28.3%.

Corporate

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Corporate costs and expenses represent primarily compensation and benefits for senior management, administrative staff, technology personnel and their related expenses in addition to an administrative fee paid to First American. The corporate expenses were $26.6 million for the six months ended June 30, 2007 compared to expenses of $17.4 million in the same period of 2006. Approximately $8.0 million of the increased expense is due to costs related to the former CEO’s transition agreement in the first quarter of 2007.

Consolidated Results

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Consolidated service revenue for the six months ended June 30, 2007 was $387.8 million, an increase of $33.2 million compared to service revenue of $354.6 million in the same period in 2006. Acquisitions accounted for $18.8 million of the increase and $14.4 million was related to organic growth.

Salaries and benefits increased by $22.3 million for the six months ended June 30, 2007 compared to the same period in 2006. Salaries and benefits expense was 34.4% of service revenue for the six months ended June 30, 2007 and 31.3% for the same period in 2006. The increase is primarily the $8.0 million recorded in first quarter 2007 related to the former CEO’s transition agreement in the first quarter of 2007.

Facilities and telecommunication increased by $1.5 million compared to the same period in 2006. Facilities and telecommunication expenses were 3.9% of service revenue in the first half of 2007 and 2006.

Other operating expenses increased by $6.0 million compared to the same period in 2006. Other operating expenses were 12.0% of service revenue for the six months ended June 30, 2007 and 11.4% compared to the same period for 2006. The increase is due to acquisitions, and increased legal and professional fees.

Depreciation and amortization increased by $2.4 million due to an overall increase in amortization of intangible assets as a result of acquisitions, rollout of software initiatives and capital asset investment for organic growth.

The consolidated operating margin was 14.4% for the six months ended June 30, 2007, compared to 17.4% for the same period in 2006. The decrease in margin is primarily due the change in revenue mix, primarily affected by the mortgage lending industry, and $8.0 million of costs related to the former CEO’s transition agreement in the first quarter of 2007.

Income from operations was $55.9 million for the six months ended June 30, 2007 compared to $61.8 million for the same period in 2006. The decrease of $5.9 million is comprised of decreases in operating income of $2.9 million at Credit Services, $1.3 million in Data Services, and an increase of corporate expenses of $9.1 million, offset by increases in operating income of $3.9 million in Employer Services, $2.1 million in Multifamily Services and $1.4 million in Investigative and Litigation Support Services.

Liquidity and Capital Resources

The Company’s primary source of liquidity is cash flow from operations and amounts available under credit lines the Company has established with a bank. As of June 30, 2007, cash and cash equivalents were $28.8 million.

Net cash provided by operating activities of continuing operations was $49.8 million compared to cash provided by operating activities of continuing operations of $26.5 million for the six months ended June 30, 2007 and 2006, respectively.

Cash provided by operating activities of continuing operations increased by $23.3 million from the first half of 2006 to the first half of 2007 while income from continuing operations was $29.3 million for the six months ended June 30, 2007 and $30.2 million for the same period in 2006. The increase in cash provided by operating activities of continuing operations was primarily due to the increase in shared based compensation, deferred taxes, depreciation, amortization and bad debt expense, offset by payments made for accrued liabilities and collections on accounts receivable.

Cash used in investing activities of continuing operations was $48.1 million and $36.1 million for the six months ended June 30, 2007 and 2006, respectively. In the first half of 2007, net cash in the amount of $27.2 million was used for acquisitions compared to $25.7 million in 2006. Purchases of property and equipment were $19.2 million in the first half of 2007 compared to $11.4 million in the same period of 2006.

Cash used in financing activities of continuing operations was $3.9 million for the six months ended June 30, 2007, compared to cash provided from financing activities of continuing operations of $0.7 million for the six months ended June 30, 2006. In the first half of 2007, proceeds from existing credit facilities were $42.8 million compared to $32.8 million in 2006. Repayment of debt was $51.7 million in the first half of 2007 and $31.5 million in the same period of 2006.

In 2005, the Company executed a $225 million revolving credit agreement, with a bank syndication (the “Credit Agreement”). The Credit Agreement includes a $10 million sub-facility for the issuance of letters of credit and up to a $5 million swing loan facility. The credit facility maturity date is September 28, 2010. The Credit Agreement is collateralized by the stock and accounts receivable of the Company’s subsidiaries.

At June 30, 2007, the Company had available lines of credit of $71 million and the Company was in compliance with the financial covenants of its loan agreements.

First Advantage filed a Registration Statement with the Securities and Exchange Commission for the issuance of up to 5,000,000 shares of our Class A common stock, par value $.001 per share, from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities. The Registration Statement was declared effective on January 9, 2006. A total of 1,304,005 shares were issued for acquisitions as of June 30, 2007.

First Advantage filed a Registration Statement with the Securities and Exchange Commission for the issuance of up to 2,000,000 shares of our Class A common stock, par value $.001 per share, from time to time for general corporate purposes. The Registration Statement was declared effective on January 3, 2005. No shares have been issued as of June 30, 2007.

First Advantage seeks to acquire other businesses as part of its growth strategy. The Company will continue to evaluate acquisitions in order to achieve economies of scale, expand market share and enter new markets. The extent of future acquisitions, however, is dependent upon the availability of capital and liquidity to fund such acquisitions.

While uncertainties within the Company’s industry exist, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements. The Company believes that, based on current levels of operations and anticipated growth, the Company’s cash flow from operations, together with available sources of liquidity, will be sufficient to fund operations, anticipated capital expenditures, make required payments of principal and interest on debt, and satisfy other long-term contractual commitments. However, any material adverse change in our operating results from our business plan, or acceleration of existing debt obligations or in the amount of investment in acquisitions, technology or products could require the Company to seek other funding alternatives including raising additional capital.

The following is a schedule of long-term contractual commitments, as of June 30, 2007, over the periods in which they are expected to be paid.

In thousands	2007	2008	2009	2010	2011	Thereafter	Total
Advertising commitments	$175	—	$—	$—	$—	$—	$175
Minimum contract purchase commitments	1,674	1,979	511	195	—	—	4,359
Operating leases	10,551	15,620	12,803	9,302	7,219	21,763	77,258
Debt and capital leases	8,686	17,986	7,947	160,275	—	—	194,894
Interest payments related to debt (1)	6,067	11,429	10,510	7,518	—	—	35,524

Total	$27,153	$47,014	$31,771	$177,290	$7,219	$21,763	$312,210

(1)	Estimated interest payments are calculated assuming current interest rates over minimum maturity periods specified in debt agreements.

First Advantage Corporation

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For the Three Months Ended March 31, 2007 and 2006

Overview

First Advantage Corporation (Nasdaq: FADV) (“First Advantage” or the “Company”) is a global risk mitigation, screening services and credit reporting to enterprise and consumer customers. The Company operates in five primary business segments: Credit Services, Data Services, Employer Services, Multifamily Services, and Investigative & Litigation Support Services. First Advantage is headquartered in Poway, California, and has approximately 4,800 employees in offices throughout the United States and abroad. For the three months ended March 31, 2007, First Advantage has acquired one company, which is included in the Employer Services segment.

Operating results for the three months ended March 31, 2007 included total service revenue of $191.2 million, representing an increase of 10.9% over the same period in 2006. Operating income for the three months ended March 31, 2007 was $21.9 million. Operating income decreased $6.5 million for the three months ended March 31, 2007 in comparison to the same period in 2006. In connection with the former CEO’s Transition Agreement, First Advantage recorded compensation expense of $8.0 million in the quarter ending March 31, 2007 (included in salaries and benefits), reflecting the value of the cash severance payment of $4.4 million and the value of the previously unvested restricted stock, restricted stock units and stock options. The $8.0 million of compensation expense reduced net income for the quarter ending March 31, 2007 by $4.7 million or 8 centers per diluted share.

As part of the Company’s streamlining initiative, in the second quarter of 2008. First Advantage sold First Advantage Investigative Services (“FAIS”), which was included in our Investigative and Litigation Support Services segment, and Credit Management Solutions, Inc. (“CMSI”), which was included in our Credit Services segment. These businesses are presented in discontinued operations at March 31, 2008. The results of these businesses’ operations in the prior periods have been reclassified to conform to the 2008 classification.

In October 2007, the Company completed the sale of US Search.com (“US Search”). US Search was included in the Company’s Data Services segment. With the growth of First Advantage, a consumer-driven people locator service no longer fits into the Company’s core business strategy. This business is presented in discontinued operations at December 31, 2007. The results of this business’ operations in the prior periods have been reclassified to conform to the 2007 classification.

Critical Accounting Policies and Estimates

Critical accounting policies are those policies used in the preparation of the company’s financial statements that require management to make estimates and judgments that affect the reported amounts of certain assets, liabilities, revenues, expenses and related disclosure of contingencies. A summary of these policies can be found in Management’s Discussion and Analysis in the Company’s Annual Report on Form 10-K for year ended December 31, 2006.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157 “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value within generally accepted accounting principles (“GAAP”), and expands disclosure requirements regarding fair value measurements. The provisions for SFAS 157 are effective for fiscal years ending after November 15, 2007, and interim periods within those fiscal years.

The following is a summary of the operating results by the Company’s business segments for the three months ended March 31, 2007 and March 31, 2006.

(in thousands, except percentages)	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate	Total
Three Months Ended March 31, 2007
Service revenue	$83,253	$24,387	$54,825	$17,605	$12,323	$(1,206)	$191,187
Reimbursed government fee revenue	—	12,188	2,786	—	—	(900)	14,074

Total revenue	83,253	36,575	57,611	17,605	12,323	(2,106)	205,261
Cost of service revenue	35,433	6,333	15,940	1,554	509	(930)	58,839
Government fees paid	—	12,188	2,786	—	—	(900)	14,074

Total cost of service	35,433	18,521	18,726	1,554	509	(1,830)	72,913
Gross margin	47,820	18,054	38,885	16,051	11,814	(276)	132,348
Salaries and benefits	16,287	4,831	21,076	6,913	5,974	15,560	70,641
Facilities and telecommunications	2,326	616	2,343	935	498	1,000	7,718
Other operating expenses	8,523	1,820	7,887	2,719	1,641	(3)	22,587
Depreciation and amortization	2,021	2,441	2,468	1,170	780	657	9,537

Income (loss) from operations	$18,663	$8,346	$5,111	$4,314	$2,921	$(17,490)	$21,865

Operating margin percentage	22.4%	34.2%	9.3%	24.5%	23.7%	N/A	11.4%

	Credit Services	Data Services	Employer Services	Multifamily Services	Invest/Litigation Support Services	Corporate	Total
Three Months Ended March 31, 2006
Service revenue	$79,876	$25,644	$39,793	$16,693	$11,315	$(994)	$172,327
Reimbursed government fee revenue	—	11,156	2,549	—	—	(707)	12,998

Total revenue	79,876	36,800	42,342	16,693	11,315	(1,701)	185,325
Cost of service revenue	33,527	7,564	11,530	1,567	670	(903)	53,955
Government fees paid	—	11,156	2,549	—	—	(707)	12,998

Total cost of service	33,527	18,720	14,079	1,567	670	(1,610)	66,953
Gross margin	46,349	18,080	28,263	15,126	10,645	(91)	118,372
Salaries and benefits	15,899	4,490	15,991	6,874	5,049	7,047	55,350
Facilities and telecommunications	2,141	523	1,838	897	407	948	6,754
Other operating expenses	7,180	1,454	6,484	3,014	1,287	131	19,550
Depreciation and amortization	2,230	2,489	1,612	1,137	597	254	8,319

Income (loss) from operations	$18,899	$9,124	$2,338	$3,204	$3,305	$(8,471)	$28,399

Operating margin percentage	23.7%	35.6%	5.9%	19.2%	29.2%	N/A	16.5%

Credit Services Segment

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Service revenue was $83.3 million for the three months ended March 31, 2007, an increase of $3.4 million compared to service revenue of $79.9 million for the three months ended March 31, 2006. Increased transactions and revenue from new products and services accounted for the increase, offset by a decrease in revenue from the automotive lead generation business.

Cost of service revenue was $35.4 million for the three months ended March 31, 2007, an increase of $1.9 million compared to cost of service revenue of $33.5 million in the same period of 2006. An increase in credit data costs and the change in the revenue mix accounted for the increase in the cost of service revenue.

Salaries and benefits increased by $0.4 million. Salaries and benefits were 19.6% of service revenue in the first quarter of 2007 compared to 19.9% during the same period in 2006. Salaries and benefits expense increased due to an increase in benefit costs offset by operating efficiencies gained through consolidation of certain functions.

Facilities and telecommunication increased by $0.2 million. Facilities and telecommunication expense were 2.8% of service revenue in the first quarter of 2007 compared to 2.7% in the first quarter of 2006.

Other operating expenses increased by $1.3 million. Other operating expenses were 10.2% of service revenue in the first quarter of 2007 compared to 9.0% for the same period of 2006. The change in 2007 is primarily due to an increase in bad debt expense and costs related to increased international operations.

Depreciation and amortization decreased by $0.2 million. Depreciation and amortization was 2.4% of service revenue during the first quarter of 2007 compared to 2.8% in the same period in 2006. The decrease is primarily due to certain fixed assets and intangibles becoming fully depreciated.

Income from operations was $18.7 million for the three months ended March 2007 compared to $18.9 million in the same period of 2006. The operating margin percentage decreased from 23.7% to 22.4% primarily due to the change in revenue mix, benefit costs, international operations, and bad debt expense.

Data Services Segment

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Total service revenue was $24.4 million for the three months ended March 31, 2007, a decrease of $1.2 million compared to service revenue of $25.6 million in the same period of 2006. The decrease is primarily due to the decrease in revenue at the lead generation business.

Cost of service revenue was $6.3 million for the three months ended March 31, 2007, an increase of $1.3 million compared to cost of service revenue of $7.6 million in the same period of 2006. The decrease is directly related to the decline in service revenue.

Salaries and benefits increased by $0.3 million. Salaries and benefits were approximately 19.8% of service revenue in the first quarter of 2007 and 17.5% in the first quarter of 2006. The increase is primarily due to increased staffing levels and related salaries and benefit costs needed to support the future growth of the businesses.

Facilities and telecommunication expenses for the first quarter of 2007 were comparable to the same period in 2006. Facilities and telecommunication expenses were approximately 2.5% of service revenue in the first quarter of 2007 and 2.0% in the first quarter of 2006.

Other operating expenses increased by $0.4 million. Other operating expenses were 7.5% of service revenue in the first quarter of 2007 and 5.7% in the first quarter of 2006. The increase is largely attributable to bad debt expense and increased allocations for accounting and IT costs.

Depreciation and amortization expense for the first quarter of 2007 was comparable to the same period in 2006. Depreciation and amortization was approximately 10.0% of service revenue in the first quarter of 2007 and 9.7% in the first quarter of 2006.

The operating margin percentage decreased from 35.6% to 34.2% in comparing the first quarter of 2006 to the first quarter of 2007. The increase in the operating margin is primarily due to a change in the revenue mix of the businesses in the first quarter of 2007 compared to the same period in 2006.

Income from operations was $8.3 million for the first quarter of 2007, a decrease of $0.8 million compared to $9.1 million in the first quarter of 2006. The increase is primarily due to economies of scale based on the increase in revenues and due to the impact of new ancillary products and services introduced during the quarter.

Employer Services Segment

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Total service revenue was $54.8 million for the three months ended March 31, 2007, an increase of $15.0 million compared to service revenue of $39.8 million in the same period of 2006. The increase was primarily driven by the addition of $10.7 million of revenue from acquisitions and $4.3 million of revenue from organic growth.

Salaries and benefits increased by $5.1 million. Salaries and benefits were 38.4% of service revenue in the first quarter of 2007 compared to 40.2% in the same period of 2006. The number of employees has increased due to acquisitions and the growth of this segment in comparison to the same period in 2006.

Facilities and telecommunication expenses increased by $0.5 million. Facilities and telecommunication expenses were 4.3% of service revenue in the first quarter of 2007 and 4.6% in the first quarter of 2006.

Other operating expenses increased by $1.4 million. Other operating expenses were 14.4% of service revenue in the first quarter of 2007 and 16.3% for the same period of 2006. The increase in other operating expenses is due to costs incurred in integrating and consolidating operations, product and geographic expansion and cross selling initiatives.

Depreciation and amortization increased by $0.9 million primarily due to the addition of intangible assets related to the acquisitions and the rollout of new software projects.

The operating margin percentage increased from 5.9% to 9.3% primarily due to a greater increase in revenue quarter over quarter versus the increase in expense.

Income from operations was $5.1 million for the three months ended March 31, 2007, an increase of $2.8 million compared to income from operations of $2.3 million in the same period of 2006. Income from operations increased due to a greater increase in service revenue compared to the increase in costs for the same period.

Multifamily Services Segment

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Total service revenue was $17.6 million for the three months ended March 31, 2007, an increase of $0.9 million compared to service revenue of $16.7 million in the same period of 2006. The 5.5% organic growth is driven by expanded market share and an increase in products and services.

Salaries and benefits cost were flat compared to the same period in 2006. Salaries and benefits were 39.3% of service revenue for the first quarter of 2007 compared to 41.2% of service revenue in the same period of 2006.

Facilities and telecommunication expenses are comparable to the same period of 2006. Facilities and telecommunication expenses were 5.3% of service revenue in the first quarter of 2007 and 5.4% in the first quarter of 2006.

Other operating expenses were flat compared to the same period in 2006. Other operating expenses were 15.4% of service revenue in the first quarter of 2007 compared to 18.1% in the same period of 2006. This expense as a percentage of revenue is driven down by containing costs while developing revenue growth.

Depreciation and amortization is comparable to the same period of 2006. Depreciation and amortization was 6.6% of service revenue in the first quarter of 2007 compared to 6.8% in the same period of 2006.

The operating margin percentage increased from 19.2% to 24.5% due to increased revenues from the renter’s insurance program and expense reductions due to integrations and consolidations.

Income from operations was $4.3 million in the first quarter of 2007 compared to income from operations of $3.2 million in the same period of 2006.

Investigative and Litigation Services Segment

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Total service revenue was $12.3 million for the three months ended March 31, 2007, an increase of $1.0 million compared to service revenue of $11.3 million in the same period of 2006. The increase is predominantly driven by the two 2006 acquisitions in the fourth quarter of 2006.

Salaries and benefits increased by $0.9 million. Salaries and benefits were 48.5% of service revenue in the first quarter of 2007 compared to 44.6% in the same period of 2006. The increases are mainly due to the acquisitions and an increase of employees in the Litigation support division.

Facilities and telecommunication expenses were flat compared to the same period in 2006. Facilities and telecommunication expenses were 4.0% of service revenue in the first quarter of 2007 and 3.6% in the first quarter of 2006.

Other operating expenses increased by $0.4 million. Other operating expenses were 13.3% of service revenue in the first quarter of 2007 and 11.4% for the same period of 2006. The increase is related to geographic expansion and new business development efforts in this segment.

Depreciation and amortization increased by $0.2 million. The increase is due to the increase in acquisition related intangibles.

The operating margin percentage decreased from 29.2% to 23.7%. The decrease in margin is primarily due to increased number of employees in litigation support businesses, travel and infrastructure cots related to geographic expansion.

Income from operations was $2.9 million for the first quarter of 2007 compared to $3.3 million for the same period of 2006.

Corporate

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Corporate costs and expenses represent primarily compensation and benefits for senior management, administrative staff, technology personnel and their related expenses in addition to an administrative fee paid to First American. Additional costs were incurred for the increased level of professional fees for audit related services, Sarbanes Oxley compliance, and increased staffing in the technology, accounting, human resources and legal departments to support corporate growth. The corporate expenses were $17.5 million in the first quarter of 2007 compared to expenses of $8.5 million in the same period of 2006. Approximately $8.0 million of the increased expense is due to costs related to the former CEO’s transition agreement.

Consolidated Results

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Consolidated service revenue for the three months ended March 31, 2007 was $191.2 million, an increase of $18.9 million compared to service revenue of $172.3 million in the same period in 2006. Acquisitions accounted for $11.1 million of the increase.

Salaries and benefits were 36.9% of service revenue for the three months ended March 31, 2007 and 32.1% for the same period in 2006. The increase is related to additional employees added for company growth and the former CEO’s transition agreement. In addition, approximately $5.9 million in expense was recorded for share based compensation in first quarter 2007 compared to $2.6 million for the first quarter of 2006, of which $3.4 is related to the former CEO’s transition agreement.

Facilities and telecommunication increased by $1.0 million compared to the same period in 2006. Facilities and telecommunication expenses were 4.0% of service revenue in the first quarter of 2007 and 3.9% in the first quarter of 2006.

Other operating expenses increased by $3.0 million compared to the same period in 2006. Other operating expenses were 11.8% of service revenue for the three months ended March 31, 2007 and 11.3% compared to the same period for 2006. The increase is primarily related to marketing expense, bad debt expense, temporary labor, and professional fees.

Depreciation and amortization increased by $1.2 million due to an increase in amortization of intangible assets as a result of acquisitions, fixed asset additions and the roll out of internally developed software.

The consolidated operating margin was 11.4% for the three months ended March 31, 2007, compared to 16.5% for the same period in 2006. The operating margin quarter over quarter is be relatively flat after excluding the negative impact related to the former CEO’s transition agreement.

Income from operations was $21.9 million for the three months ended March 31, 2007 compared to $28.4 million for the same period in 2006. The decrease of $6.5 million is comprised of decreases in operating income of $0.8 million in Data Services, $0.2 million in Credit Services, $0.4 million in Investigative and Litigation Support Services and an increase of Corporate expenses of $9.0 million, offset by increases in operating income of $2.8 million in Employer Services and $1.1 million at Multifamily Services.

Liquidity and Capital Resources

The Company’s primary source of liquidity is cash flow from operations and amounts available under credit lines the Company has established with a bank. As of March 31, 2007, cash and cash equivalents were $35.7 million.

Net cash provided by operating activities of continuing operations was $24.6 million compared to cash provided by operating activities of continuing operations of $20.0 million for the three months ended March 31, 2007 and 2006, respectively.

Cash provided by operating activities of continuing operations increased by $4.6 million from the first quarter of 2006 to the first quarter of 2007 while income from continuing operations was $11.2 million in the first quarter of 2007 and $13.5 million for the same period in 2006. The increase in cash provided by operating activities of continuing operations was primarily due to the and increase in shared based compensation, tax liabilities, depreciation, amortization and bad debt expense, offset by payments made for accrued liabilities and an collection of accounts receivable.

Cash used in investing activities of continuing operations was $33.0 million and $12.2 million for the three months ended March 31, 2007 and 2006, respectively. In the first quarter of 2007, net cash in the amount of $23.3 million was used for acquisitions compared to $7.9 million in 2005. Purchases of property and equipment were $8.8 million in the first quarter of 2007 compared to $3.6 million in the same period of 2006.

Cash provided by financing activities of continuing operations was $12.9 million for the three months ended March 31, 2007, compared to cash used in financing activities of continuing operations was $11.4 million for the three months ended March 31, 2006. In the first quarter of 2007, proceeds from existing credit facilities were $32.3 million compared to $5.6 million in 2006. Repayment of debt was $24.2 million in the first quarter of 2007 and $17.7 million in the same period of 2006.

In 2005, the Company executed a revolving credit agreement, with a bank syndication (the “Credit Agreement”). Borrowings available under the Credit Agreement total up to $225 million. The Credit Agreement includes a $10 million sub-facility for the issuance of letters of credit and up to a $5 million swing loan facility. The credit facility maturity date is September 28, 2010. The Credit Agreement is collateralized by the stock and accounts receivable of the Company’s subsidiaries.

At March 31, 2007, the Company had available lines of credit of $61 million and the Company was in compliance with the financial covenants of its loan agreements.

First Advantage filed a Registration Statement with the Securities and Exchange Commission for the issuance of up to 5,000,000 shares of our Class A common stock, par value $.001 per share, from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities. The Registration Statement was declared effective on January 9, 2006. A total of 926,063 shares were issued for acquisitions as of March 31, 2007.

First Advantage filed a Registration Statement with the Securities and Exchange Commission for the issuance of up to 2,000,000 shares of our Class A common stock, par value $.001 per share, from time to time for general corporate purposes. The Registration Statement was declared effective on January 3, 2005. No shares have been issued as of March 31, 2007.

First Advantage seeks to acquire other businesses as part of its growth strategy. The Company will continue to evaluate acquisitions in order to achieve economies of scale, expand market share and enter new markets. The extent of future acquisitions, however, is dependent upon the availability of capital and liquidity to fund such acquisitions.

While uncertainties within the Company’s industry exist, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements. The Company believes that, based on current levels of operations and anticipated growth, the Company’s cash flow from operations, together with available sources of liquidity, will be sufficient to fund operations, anticipated capital expenditures, make required payments of principal and interest on debt, and satisfy other long-term contractual commitments. However, any material adverse change in our operating results from our business plan, or acceleration of existing debt obligations or in the amount of investment in acquisitions, technology or products could require the Company to seek other funding alternatives including raising additional capital.

The following is a schedule of long-term contractual commitments, as of March 31, 2007, over the periods in which they are expected to be paid.

In thousands	2007	2008	2009	2010	2011	Thereafter	Total
Advertising commitments	$140	$—	$—	$—	$—	$—	$140
Minimum contract purchase commitments	2,629	2,633	511	195	—	—	5,968
Operating leases	14,570	15,041	12,262	8,750	6,707	20,922	78,252
Debt and capital leases	15,603	17,975	7,952	170,254	—	—	211,784
Interest payments related to debt (1)	10,278	12,741	11,824	8,504	—	—	43,347

Total	$43,220	$48,390	$32,549	$187,703	$6,707	$20,922	$339,491

(1)	Estimated interest payments are calculated assuming current interest rates over minimum maturity periods specified in debt agreements.